UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  February 22, 2008

BOISE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33541	20-8356960
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 West Jefferson Street, Suite 200

Boise, ID 83702-5388

(Address of principal executive offices, including zip code)

208-384-7000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

The items disclosed in this Current Report on Form 8-K relate to the completion of the acquisition (the “Acquisition”) by Boise Inc., formerly Aldabra 2 Acquisition Corp. (the “Company”), of Boise White Paper, L.L.C. (“Boise White Paper”), Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp. (collectively, the “Paper Group”) and other assets and liabilities related to the operation of the paper, packaging and newsprint, and transportation businesses of the Paper Group and most of the headquarters operations of Boise Cascade, L.L.C (the “Seller”) on February 22, 2008.  The business so acquired from the Seller is referred to in this Current Report on Form 8-K as the “Business”. The Acquisition was accomplished through the Company’s acquisition of Boise Paper Holdings, L.L.C. pursuant to that certain Purchase and Sale Agreement, dated as of September 7, 2007, by and among the Seller, Boise Paper Holdings, L.L.C., the Paper Group, Aldabra Sub LLC and the Company, as amended by Amendment No. 1 to Purchase and Sale Agreement, dated October 18, 2007, and Amendment No. 2 to the Purchase and Sale Agreement, dated February 22, 2008, each by and among such persons (the “Purchase Agreement”).

Item 1.01                                             Entry into a Material Definitive Agreement.

                                                Paper Purchase Agreement with OfficeMax

In October 2004, Boise White Paper, currently a subsidiary of the Company, entered into a 12-year paper supply agreement (the “Paper Supply Agreement”) with OfficeMax Incorporated (“OfficeMax”) under which OfficeMax is required to purchase from Boise White Paper all of OfficeMax’s North American requirements for cut-size office paper, to the extent Boise White Paper chooses to supply such paper to OfficeMax, through December 2012. OfficeMax’s purchase obligations under the Paper Supply Agreement will phase out over a four-year period beginning one year after the delivery of notice of termination, but not prior to December 31, 2012.  In connection with the Acquisition,  the Company acquired Boise White Paper.

The foregoing is qualified in its entirety by reference to the redacted text of the Paper Supply Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K, which information is incorporated herein by reference.

Amendment No. 2 to Purchase Agreement

                                                On February 22, 2008, the Company, the Seller, Boise White Paper and the other parties to the Purchase Agreement, amended the Purchase Agreement by entering into a second amendment thereto (“Amendment No. 2”).  In addition to clarifying certain arrangements among the parties to the Purchase Agreement, Amendment No. 2 confirms the form of Seller Note (as defined in Item 2.01 to this Current Report on Form 8-K) issued as partial consideration to the Seller at the closing of the Acquisition.

                                                The foregoing is qualified in its entirety by reference to the full text of Amendment No 2. which is filed as Exhibit 10.2 to this Current Report on Form 8-K, which information is incorporated herein by reference.

                                                Investor Rights Agreement

                                                On February 22, 2008, in connection with the Acquisition, the Company, the Seller, and certain other stockholders of the Company named therein entered into an investor rights agreement (the “IRA”).  The IRA is described in detail in the Company’s definitive proxy statement, filed with the Securities and Exchange Commission (the “SEC”) on January 23, 2008 (the “Definitive Proxy Statement”), in the section entitled “Certain Relationships and Related Party Transactions—Agreements with Stockholders—Investor Rights Agreement” beginning on page 224, which information is incorporated herein by reference.

                                                The foregoing is qualified in its entirety by reference to the full text of the IRA which is filed as Exhibit 4.1 to this Current Report on Form 8-K, which information is incorporated herein by reference.

                                                Senior Secured Credit Facilities and Seller Note

                                                The description of the Company’s senior credit facilities and the Seller Note (as defined in Item 2.01 to this Current Report on Form 8-K) issued to the Seller as set forth under Item 2.03, is incorporated herein by reference.

                                                2008 Boise Inc. Incentive and Performance Plan

                                                Immediately following the consummation of the Acquisition, the Company adopted the 2008 Boise Inc. Incentive and Performance Plan (the “Incentive Plan”). The Incentive Plan permits grants of annual incentive awards, stock bonuses, restricted stock, restricted stock units, performance stock, performance units, stock appreciation rights (SARS), and stock options (including performance based or indexed stock options) to the executive officers, key employees and nonemployee directors who are selected as participants.

                                                The 2008 Boise Inc. Incentive and Performance Plan is described in the Definitive Proxy Statement in the section entitled “Proposal V—Incentive Plan” beginning on page 143, which information is incorporated herein by reference.

                                                The foregoing is qualified in its entirety by reference to the full text of the Incentive Plan which is filed as Annex E to the Definitive Proxy Statement, which information is incorporated herein by reference.

                                                Outsourcing Agreement

In connection with the Acquisition and as a condition for its completion, the Company and the Seller entered into an outsourcing services agreement, dated as of February 22, 2008. Pursuant to this agreement, the parties will provide administrative services, such as information technology, accounting, financial management, and human resources services, to each other for a price equal to the provider’s fully allocable cost. The initial term of the agreement is for three years. It will automatically renew for one-year terms unless either party provides notice of termination to the other party at least 12 months in advance of the applicable term.

Because the headquarters operations (including a majority of legacy corporate functions) of the Seller were purchased by the Company as part of the Acquisition, substantially all of the services provided under this agreement will be provided to the Seller by the Company. The provision of services to the Seller by the Company is important to the operating success of the Seller. Either the Seller or the Company may terminate the agreement before its expiration only if (i) the Seller has failed to pay undisputed invoiced amounts due on three consecutive monthly invoices or for a total of 100 days; and (ii) after receipt of notice of the other party’s intent to terminate the agreement the party receiving such notice has failed to cure such default. A party that is receiving services pursuant to the agreement may terminate the agreement with respect to the services that it receives (but not with respect to the services it provides) at any time without cause. If the Seller terminates the agreement with respect to the services that it receives without cause during the three-year initial term, it will be required to pay the Company a termination fee that decreases over time. The Company will not be required to pay any termination fee if it terminates the agreement with respect to the services that it receives at any time during the term of the agreement.

The foregoing is qualified in its entirety by reference to the full text of the Outsourcing Agreement which is filed as Exhibit 10.17 to this Current Report on Form 8-K, which information is incorporated herein by reference.

                                                Intellectual Property License Agreement

                                                In connection with the Acquisition and as a condition for its completion, the Company and the Seller  and (on behalf of itself and its affiliates) entered into an intellectual property license agreement, dated as of February 22, 2008, pursuant to which the Seller will provide the Company a royalty-free, fully-paid, worldwide, non-transferable (except under certain circumstances (e.g., to any affiliate or a successor-in-interest to the Business)) and exclusive right and license (subject to specified retained rights of the Seller.) to use specified trademarks of the Seller in connection with the operation of the Business (on the terms and conditions set forth therein). Specifically, the Seller will license to the Company the tradename “Boise” for exclusive use in all product categories associated with paper and packaging. The Seller will also license to the Company the trademark  for exclusive use in all product categories other than those associated with wood and building products.

The foregoing is qualified in its entirety by reference to the full text of the Intellectual Property License Agreement which is filed as Exhibit 10.18 to this Current Report on Form 8-K, which information is incorporated herein by reference.

Item 2.01                                             Completion of Acquisition or Disposition of Assets.

                                                On February 22, 2008, the Company completed the Acquisition pursuant to the Purchase Agreement.

                                                Effective upon the consummation of the Acquisition, (i) the Paper Group became subsidiaries of the Company, (ii) the Business became the Company’s only operations and (iii) the Company changed its name to Boise Inc.  The Acquisition is described in greater detail in the Definitive Proxy Statement in the sections entitled “Proposal I—Acquisition Proposal” beginning on page 54 and “The Purchase Agreement” beginning on page 87, which information is incorporated herein by reference. The description of the Acquisition in the Definitive Proxy Statement is qualified in its entirety by reference to the Purchase Agreement, a copy of which was filed as Annex A to the Definitive Proxy Statement.

                                                In exchange for the sale of the Business to the Company, the Seller received the following (collectively, the “Purchase Price”):

•                  $1,252,280,781.80 in cash (in addition to cash paid to the Seller in respect of financing fees and other expenses);

•                  37,857,374 shares of common stock, par value $.0001 per share, of the Company (the “Common Stock”); and

•                  a subordinated promissory note in the original amount of $41,000,000 (the “Seller Note”).

Please see the pro forma financials of the Company attached hereto as Exhibit 99.3 for further details.

BUSINESS

General

The paper and packaging and newsprint business units of Boise Cascade Holdings, L.L.C. (“BPP”) have operated as three segments: the paper segment, the packaging and newsprint segment, and the corporate and other segment (which includes BPP’s transportation business and corporate staff support).

Paper

Products

BPP’s paper segment manufactures and sells uncoated free sheet paper (including cut-size office papers, commercial printing paper, envelope papers, and a wide range of premium and specialty papers), market pulp, and corrugating medium (a component of containerboard). For all years presented, the paper segment’s annual paper production was approximately 1.8 million short tons (a short ton is equal to 2,000 pounds) and its annual paper production capacity was approximately 1.9 million short tons. Many of BPP’s paper products are commodity products, while others have specialized features that make these products premium or specialty grades. BPP’s premium grades include 100% recycled, high-bright and colored cut-size office papers, and BPP’s specialty grades include custom-developed papers for such uses as label and release and flexible food packaging. BPP ships to customers both directly from its mills and through distribution centers. In 2007, BPP was the third-largest manufacturer of uncoated free sheet paper in North America, with annual uncoated free sheet paper production capacity of approximately 1.5 million short tons and market share of approximately 12% in 2007. During 2007, uncoated free sheet paper accounted for approximately 87% of segment sales.

The following table sets forth the capacity and production by product for the periods indicated:

	Predecessor		Boise Paper Products (as operated by the Seller)
	Year Ended December 31,	January 1 through October 28,	October 29 (inception) through December 31,	Year Ended December 31
	2003	2004	2004	2005	2006	2007

Capacity (a)
Uncoated free sheet	1,580,000	1,576,000	1,576,000	1,550,000	1,547,000	1,484,000
Containerboard (medium)	130,000	134,000	134,000	130,000	134,000	138,000
Market pulp	230,000	232,000	232,000	228,000	224,000	229,000
	1,940,000	1,942,000	1,942,000	1,908,000	1,905,000	1,851,000

Production
Uncoated free sheet	1,379,000	1,203,000	256,000	1,487,000	1,520,000	1,458,000
Containerboard (medium)	127,000	109,000	23,000	128,000	132,000	134,000
Market pulp	202,000	184,000	39,000	229,000	187,000	221,000
	1,708,000	1,496,000	318,000	1,844,000	1,839,000	1,813,000

(1)                                  Capacity assumes production 24 hours per day, 365 days per year, less days allotted for planned maintenance and capital improvements. Accordingly, production can exceed calculated capacity under some operating conditions.

BPP’s strategy is to increase its presence in the growing premium and specialty paper markets, while reducing its exposure to shrinking commodity markets, such as converting paper for business forms. BPP increased sales of premium and specialty papers from approximately 28% of uncoated free sheet tons sold during 2004 to approximately 33% of uncoated free sheet tons sold during 2007. Some traditional communications paper markets have been declining as electronic media has developed. These declines have varied by specific products; for example, roll stock for business forms has declined significantly, while cut-size copy paper consumption has been essentially flat over the past several years as increased printer placements in home and manufacturing environments has offset reductions in office consumption. Many premium paper markets, such as recycled and colored papers have been growing. Other paper markets, such as label and release papers and flexible packaging papers, are not impacted negatively by electronic substitution. While BPP produces some uncoated free sheet paper for forms converting use, its commodity uncoated free sheet paper production is heavily weighted to cut-size copy paper sold through OfficeMax, which also helps facilitate sales of premium office papers, such as recycled and colored copy paper.

The following table sets forth packaging and newsprint segment sales; segment income (loss) before interest and taxes; depreciation, amortization, and depletion; and EBIDTA for the periods indicated:

	Predecessor		Boise Paper Products (as operated by the Seller)
	Year Ended December 31,	January 1 through October 28,	October 29 (inception) through December 31,	Year Ended December 31,
	2003	2004	2004	2005	2006	2007
	(dollars in millions)
Sales	$1,254.8	$1,141.5	$237.6	$1,415.2	$1,494.7	$1,596.2
Segment income (loss) before interest and taxes	(22.9)	(35.2)	17.7	57.5	63.3	133.5
Depreciation, amortization and depletion (a)	136.3	118.5	8.4	55.2	62.3	45.0
EBITDA(b)	$113.4	$83.3	$26.2	$112.6	$125.6	$178.5

(a)                                  The year ended December 31, 2007, included approximately $21.7 million of lower depreciation and amortization expense as a result of discontinuing depreciation and amortization on the assets recorded as held for sale.

(b)                                 Segment EBITDA is calculated as segment income (loss) before interest, income tax provision (benefit) and depreciation, amortization and depletion. EBITDA is the primary measure used by the Company’s chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. See the section entitled “Selected Historical Financial Information of Boise Paper Products” contained in Item 2.01 of this Current Report on Form 8-K for a description of the Seller’s reasons for using EBITDA, for a discussion of the limitations of such a measure and for a reconciliation of the Seller’s EBITDA to net income.

BPP’s commodity-grade paper products are produced primarily on its larger paper machines in long, high-volume production runs that achieve economies of scale. On BPP’s smaller paper machines, BPP cost-competitively manufactures premium and specialty grades, which are increasingly displacing the production of commodity grades. Premium and specialty grades tend to require shorter production runs, generate higher and more stable prices, and have higher margins over time. Sales volumes of premium and specialty grades are more than 10% above the 436,000-ton level achieved in 2005. This increased focus on premium and specialty grades is an important component of BPP’s strategy. In support of this strategy, as of December 31, 2007, BPP had spent approximately $80 million to modify its uncoated free sheet paper machine at its Wallula, Washington mill to enable it to produce pressure sensitive papers in addition to the commodity grades it has historically produced. Pressure sensitive papers include those used in the manufacture of labels and other adhesive papers.

BPP also manufactures and sells market pulp. The quantity of market pulp it sells is approximately equal to the market pulp it purchases across its operating segments; therefore, any changes in the price and cost of pulp generally tend to offset one another.

Facilities

BPP manufactures uncoated free sheet paper at four mills in the United States. These mills had an annual capacity of 1.5 million short tons of uncoated free sheet paper as of December 31, 2007. BPP’s uncoated free sheet paper mills are supported by converting machines that, on a net basis, can produce approximately 1 million short tons of cut- and folio-size sheets annually.

The following table sets forth the annual capacities of manufacturing locations in BPP’s paper segment as of December 31, 2007, and production for the year then ended:

	Number of Machines	Capacity(1)	Production
	(short tons)
PULP AND PAPER MILLS
Jackson, Alabama
Uncoated free sheet	2	492,000	488,000
International Falls, Minnesota
Uncoated free sheet	4	533,000	526,000
St. Helens, Oregon

Uncoated free sheet	3	263,000	260,000
Market pulp	—	81,000	94,000
Wallula, Washington
Uncoated free sheet	1	196,000	184,000
Market pulp	1	148,000	127,000
Containerboard (medium)	1	138,000	134,000
	12	1,851,000	1,813,000
ANNUAL CAPACITY BY PRODUCT
Uncoated free sheet		1,484,000
Containerboard (medium)		138,000
Market pulp		229,000
		1,851,000

(1)                                  Capacity assumes production 24 hours per day, 365 days per year, less days allotted for planned maintenance and capital improvements. Accordingly, production can exceed capacity under some operating conditions.

Raw Materials and Input Costs

Wood fiber is the principal raw material in this segment. The primary sources of wood fiber are timber and its byproducts, such as wood chips, wood shavings, and sawdust. Most of BPP’s manufacturing facilities are located in close proximity to active wood markets. BPP has long-term market-based contracts for a portion of its fiber needs. BPP obtains some of its wood residuals from the Seller’s sawmills and wood products facilities in the Pacific Northwest and, to a lesser extent, in the South, and the remainder are purchased from outside sources. As a part of the transaction, BPP is entering into contracts (based on market price) with the Seller to continue to source this fiber based on terms and conditions traditionally used between the businesses when they operated as fully-owned segments of the Seller. BPP also obtains fiber for its pulp mills in the Pacific Northwest from its cottonwood fiber farm near Wallula, Washington. In addition, the Company will continue to enter into fiber supply contracts with other third parties, which enable the Company to source wood at market prices.

All of BPP’s paper mills have on-site pulp production facilities. Some of BPP’s paper mills also purchase pulp from third parties pursuant to contractual arrangements. At the time these arrangements were negotiated, pulp markets were relatively soft and, as a result, BPP was able to negotiate attractive terms. Because the current pulp market is relatively tight, BPP may not be able to achieve new purchase arrangements with similarly attractive terms.

BPP generally purchases raw materials through contracts or open-market purchases. These contracts are generally with suppliers located in closest proximity to the specific facility they supply, and they generally contain price adjustment mechanisms to account for market price and expense volatility.

BPP’s paper segment consumes substantial amounts of energy, such as electricity, natural gas, and a modest amount of fuel oil. During 2007, energy costs accounted for approximately 15% of the aggregate amount of materials, labor, and other operating expenses, including fiber costs, in this segment. BPP purchases substantial portions of its natural gas and electricity under supply contracts, most of which are between a specific plant and a specific local provider. Under most of these contracts, the providers are bound to provide BPP with all of its needs for a particular type of energy at a specific facility. Most of these contracts have pricing mechanisms that adjust or set prices based on current market prices. In addition, the Seller also uses derivative instruments such as natural gas swaps, options, or a combination of these instruments to partially mitigate price risk for its energy requirements. In addition, BPP has been increasing its use of renewable biomass fuels to displace fossil fuels. Historically, these fuels have cost less than fossil fuels per unit of energy output. Some of this shift has required capital investment to convert power boilers to be able to handle biomass fuels. For example, BPP has recently completed a $9 million project in Wallula, Washington, which allows one of its boilers to burn wood waste (hog fuel) instead of natural gas.

Sales, Marketing, and Distribution

BPP’s uncoated free sheet paper is sold primarily by BPP’s own sales personnel. BPP ships to customers both directly from its mills and through distribution centers. This allows BPP to respond quickly to customer requirements.

The following table sets forth sales volumes of paper and paper products for the periods indicated:

	Predecessor		Boise Paper Products (as operated by the Seller)
	Year Ended December 31,	January 1 through October 28,	October 29 (inception) through December 31,	Year Ended December 31,
	2003	2004	2004	2005	2006	2007
	(thousands of short tons)
Commodity	1,022	891	178	1,080	999	995
Premium and specialty	374	358	68	436	498	480
Uncoated free sheet	1,396	1,249	246	1,516	1,497	1,475
Containerboard (medium)	126	110	23	128	132	134
Market pulp	146	138	27	142	112	145
	1,668	1,497	296	1,786	1,741	1,754

Customers

BPP’s largest customer in this segment is OfficeMax. In 2007, sales to OfficeMax accounted for $615.7 million of paper segment sales. Sales to OfficeMax constitute 44% of BPP’s total uncoated free sheet sales volume and 78% of its office papers sales volume. In October 2004, OfficeMax agreed to purchase from BPP its full North American requirements for cut-size office paper, to the extent BPP chooses to supply such paper to them, through December 2012. OfficeMax’s purchase obligations under the Paper Supply Agreement will phase out over a four-year period (25% per year) beginning one year after the delivery of notice of termination, but in no event will the purchase obligation be reduced prior to December 31, 2012. The price for paper sold under the Paper Supply Agreement approximates market prices. However, due to the structure of the contract, price changes to OfficeMax lag the market approximately 60 days. The Paper Supply Agreement was transferred to the Company on closing of the Acquisition. The Paper Supply Agreement provides the Company with access to one of North America’s largest office products sales and distribution networks, giving it a competitive advantage from the perspective of market access and customer supply-chain management.

Prior to the Acquisition, BPP also had an agreement in place whereby it received or made additional payments to OfficeMax each year based on the average price of uncoated free sheet paper. For the first and second anniversary periods, which ended October 29, 2005 and 2006, neither BPP nor OfficeMax owed additional consideration for the purchase price. For the third anniversary period ended October 29, 2007, BPP paid OfficeMax $32.5 million. This agreement will terminated as a result of the Acquisition, and consequently, the Company and BPP will neither receive payments from, nor make payments to, OfficeMax under this agreement.

In addition to OfficeMax, BPP has approximately 800 uncoated free sheet paper customers, none of which individually represents a material portion of its sales. BPP’s customers include paper merchants, commercial and financial printers, paper converters such as envelope and form manufacturers, and customers who use its paper for specialty applications such as label and release products. The majority of these customers purchase products through individual purchase orders. In addition to its paper supply agreement with OfficeMax, BPP has long-term relationships with other customers, although no single relationship, other than the one with OfficeMax, is material to its business.

Business Plan

BPP’s strategy in its paper segment is to maximize profitability by operating its two largest paper manufacturing machines at full capacity in the production of cut-size commodity office paper while dedicating as much production as possible on its smaller machines to premium and specialty papers for a variety of markets and end uses.

BPP works closely with its customers to develop and manufacture innovative premium and specialty papers and to provide related service programs that respond to its customers’ changing needs and technical requirements. On BPP’s smaller machines, BPP will continue to displace the production of commodity grades with higher-margin premium and specialty grades. By leveraging its existing customer relationships, design capabilities, competitive cost position, and efficient logistics network, BPP seeks to expand its position as a leading North American supplier of premium and specialty papers. In support of this strategy, at December 31, 2007, BPP had spent approximately $80 million to modify its uncoated free sheet paper machine at its Wallula, Washington mill (the Wallula #3 machine), which historically produced a variety of commodity paper grades, to enable it to produce pressure sensitive papers, as well as commodity grades.  Significant to the execution of BPP’s strategy is the ability to produce and sell pressure sensitive papers from the Wallula #3 machine and the ability to develop, produce and sell other premium and specialty grades on its smaller machines. Pressure sensitive paper grades, as well as other specialty grade products, are important because these categories are generally growing, while North American demand for commodity uncoated free sheet paper in total has declined over the last five years.

The long-term supply agreement with OfficeMax allows BPP to focus its largest paper machines on producing commodity products in long, high-volume production runs. This relationship allows BPP to continue to improve the capacity utilization of its largest paper machines, achieve supply-chain efficiencies, and develop and test product and packaging innovations. BPP plans to leverage the expertise developed in this relationship to better serve its other customers and develop new customers and products while pursuing productivity improvements and cost reductions.

Packaging & Newsprint

Products

BPP’s packaging and newsprint segment manufactures and sells containerboard (linerboard) and corrugated containers and sheets, as well as newsprint. For all years presented, the packaging and newsprint segment’s annual linerboard and newsprint production and production capacity was approximately 1.0 million short tons. BPP consumes approximately 71% of its own linerboard and medium production (including industry trades) to make corrugated containers and sheets in this segment.

The following table sets forth the capacity and production by product for the periods indicated:

	Predecessor		Boise Paper Products (as operated by the Seller)
	Year Ended December 31,	January 1 through October 28,	October 29 (inception) through December 31,	Year Ended December 31
	2003	2004	2004	2005	2006	2007
			(short tons)

Capacity (1)
Containerboard (linerboard)	560,000	555,000	555,000	554,000	559,000	575,000
Newsprint	440,000	448,000	448,000	434,000	426,000	425,000
	1,000,000	1,003,000	1,003,000	988,000	985,000	1,000,000

Production
Containerboard (linerboard)	525,000	427,000	94,000	533,000	554,000	573,000
Newsprint	413,000	352,000	75,000	411,000	415,000	409,000
	938,000	779,000	169,000	944,000	969,000	982,000

(1)                                  Capacity assumes production 24 hours per day, 365 days per year, less days allotted for planned maintenance and capital improvements. Accordingly, production can exceed calculated capacity under some operating conditions.

The following table sets forth packaging and newsprint segment sales; segment income (loss) before interest and taxes; depreciation, amortization, and depletion; and EBITDA for the periods indicated:

	Predecessor		Boise Paper Products (as operated by the Seller)
	Year Ended December 31,	January 1 through October 28,	October 29 (inception) through December 31,	Year Ended December 31,
	2003	2004	2004	2005	2006	2007
	(dollars in millions)
Sales	$642.7	$565.6	$128.9	$731.6	$766.5	$783.1
Segment income (loss) before interest and taxes	(14.4)	(2.1)	7.0	23.8	45.3	40.1
Depreciation, amortization and depletion (a)	40.4	34.7	6.0	37.2	50.8	37.7
EBITDA(b)	$26.0	$32.5	$13.0	$61.0	$96.1	$77.8

(a)                                  The year ended December 31, 2007, included approximately $19.1 million of lower depreciation and amortization expense as a result of discontinuing depreciation and amortization on the assets recorded as held for sale.

(b)                                 Segment EBITDA is calculated as segment income (loss) before interest, income tax provision (benefit) and depreciation, amortization and depletion. EBITDA is the primary measure used by the Company’s chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. See the section entitled “Selected Historical Financial Information of Boise Paper Products” contained in Item 2.01 of this Current Report on Form 8-K for a description of BPP’s reasons for using EBITDA, for a discussion of the limitations of such a measure and for a reconciliation of BPP EBITDA to net income.

Containerboard is used in the production of corrugated containers and sheets. BPP’s corrugated containers are used in the packaging of fresh fruit and vegetables, processed food, beverages, and other industrial and consumer products. Growth of corrugated containers is driven by durable and non-durable goods production as more packaging gets used in the sale of these products. Corrugated sheets are primarily sold to converters who finish the sheets into corrugated container products. In 2007, BPP’s packaging and newsprint segment produced approximately 573,000 short tons of linerboard and its paper segment produced approximately 134,000 tons of corrugating medium, both of which are used in the production of corrugated containers. In 2007, BPP’s two segments produced 707,000 short tons of linerboard and medium, while BPP’s corrugated container and sheet plants consumed approximately 502,000 tons of containerboard (including both linerboard and corrugating medium) or the equivalent of 71% of its containerboard production.

BPP manufactured approximately 410,000 tons of newsprint during 2007, primarily for use in printing daily newspapers and other publications in North America. Of the machines at its mills in DeRidder, Louisiana, two machines are currently used in the production of newsprint. It is possible that these machines can be switched to other paper grades (such as linerboard, corrugating medium, unbleached kraft pulp, or packaging papers) provided that the Company makes additional capital expenditures and can economically source sufficient fiber.

Facilities

BPP manufactures containerboard (linerboard) and newsprint at its mill in DeRidder, Louisiana. This mill is one of the largest paper mills in North America, with an approximate annual production capacity of 1 million short tons as of December 31, 2007. BPP also manufactures corrugated containers and sheets at five plants in the Pacific Northwest and one sheet feeder plant in Texas, with an aggregate annual capacity of approximately 9.3 billion square feet, (which assumes operating the plants five days a week, 24 hours a day).

The following table sets forth annual capacities of the containerboard (linerboard) and newsprint mill in DeRidder, Louisiana, as of December 31, 2007, and production for the year then ended:

	Number of Machines	Capacity(1)	Production
		(short tons)
PULP AND PAPER MILL
DeRidder, Louisiana
Containerboard (linerboard)	1	575,000	573,000
Newsprint	2	425,000	409,000
	3	1,000,000	982,000

(1)                                  Capacity assumes production 24 hours per day, 365 days per year, less days allotted for planned maintenance and capital improvements. Accordingly, production can exceed calculated capacity under some operating conditions.

Raw Materials and Input Costs

Wood fiber is the principal raw material in this segment. The primary sources of wood fiber are timber and its byproducts, such as wood chips. BPP’s DeRidder manufacturing facility is located in close proximity to active wood markets. It relies on market-based contracts for a significant portion of its fiber needs. It obtains some of its wood residuals from the Seller’s wood products plants in the South, and the remainder are purchased from outside sources. After the Acquisition and pursuant to written arrangements, the Company and the Seller will continue to jointly source wood requirements to maximize cost efficiencies.

BPP generally purchases raw materials through contracts or open-market purchases. Its contracts are generally with suppliers located in close proximity to the specific facility they supply, and they generally contain price adjustment mechanisms to account for market price and expense volatility.

BPP’s packaging and newsprint segment consumes substantial amounts of energy, such as electricity and natural gas. During 2007, energy costs accounted for approximately 14% of the sum of materials, labor, and other operating expenses, including fiber costs, in this segment. BPP purchases substantial portions of its natural gas and electricity under supply contracts. Under most of these contracts, the providers are bound to supply BPP with all of its needs for a particular type of energy at a specific facility. BPP’s gas contracts have pricing mechanisms based primarily on current market prices, and its electricity contracts have pricing mechanisms based primarily on published tariffs. BPP also uses derivative instruments such as natural gas swaps, options, or a combination of these instruments to partially mitigate price risk. For more information about its use of derivative instruments, see the section entitled “Boise Paper Products Management’s Discussion and Analysis of Financial Condition and Results of Operations—Disclosures of Financial Market Risks” in the Definitive Proxy Statement, beginning on page 196.  BPP has undertaken a major capital project, which the Company will complete by the end of first quarter 2008, to reduce fiber and energy costs and increase production of linerboard through the addition of a shoe press in the Company’s DeRidder manufacturing facility.

Sales, Marketing, and Distribution

BPP’s containerboard (linerboard) and corrugated containers and sheets are sold by its own sales personnel or brokers. BPP markets its newsprint through AbitibiBowater Inc. (AbitibiBowater) pursuant to an arrangement whereby AbitibiBowater purchases all of the newsprint BPP produces at a price equal to the price AbitibiBowater’s mills in the southern United States receive from customers, less associated expenses and a sales and marketing discount.  The newsprint price is verified through a third-party review. AbitibiBowater is one of the world’s largest producers and marketers of newsprint. AbitibiBowater sells BPP’s newsprint primarily in regional markets near the Company’s DeRidder, Louisiana, manufacturing facility. The Company’s contract with AbitibiBowater expires on December 31, 2008, but will renew automatically for one additional five-year term unless either party gives notice, before April 30, 2008, that it wishes to terminate the agreement. During the five-year renewal period, either party may terminate the contract on one year’s prior written notice.

The following table sets forth sales volumes of containerboard (linerboard), newsprint, and corrugated containers and sheets for the periods indicated:

	Predecessor		Boise Paper Products (as operated by the Seller)
	Year Ended December 31,	January 1 through October 28,	October 29 (inception) through December 31,	Year Ended December 31,
	2003	2004	2004	2005	2006	2007
	(thousands of short tons)
Containerboard (linerboard)(1)	451	382	81	452	266	239
Newsprint	416	349	81	408	411	415

	(millions of square feet)
Corrugated containers and sheets	4,591	3,876	787	4,770	6,599	6,609

(1)                                  Includes the impact of adopting Emerging Issues Task Force (“EITF”) 04-13, Accounting for Purchases and Sales of Inventory With the Same Counterparty, effective January 1, 2006, which required BPP to report its inventory buy/sell transactions on a net basis. In accordance with the provisions of EITF 04-13, prior-period financial information has not been reclassified to conform with the current period’s presentation. See the consolidated financial statements of BPP (as operated by the Seller) included as Exhibit 99.2 to this Current Report on Form 8-K for more information.

Customers

During 2007, BPP sold approximately 42% of its linerboard in the open market, both domestically and in the export market. However, once trades (linerboard sales to other producers who, in turn, sell linerboard to BPP to achieve freight benefits) are included, approximately 71% of its total containerboard production (including both linerboard and corrugating medium) was effectively consumed by its own corrugated container and sheet plants. BPP sells its finished corrugated containers to over 1,000 active customers, including large agricultural producers and food and beverage processors. BPP sells corrugated sheets to over 200 converters who use the sheets to manufacture corrugated containers for a variety of customers.

BPP sells all of its newsprint to AbitibiBowater, one of the largest manufacturers of newsprint in the world, which sells to a number of newspaper publishers located near BPP’s mill. In October 2007, Abitibi-Consolidated Inc., which sells the newsprint BPP produces at its DeRidder mill pursuant to a long-standing marketing agreement, completed a merger with Bowater Incorporated, another major newsprint producer. As a part of the merger, the merged company, AbitibiBowater, assumed rights and responsibilities of Abitibi-Consolidated Inc.  It is uncertain what the effects of this merger will be, if any, on the newsprint industry in general.

Business Plan

BPP operates its packaging and newsprint business segment to optimize cash flow through integration between its containerboard and converting operations and operational improvements in its facilities to lower costs and improve efficiency. The acquisition of Central Texas Corrugated (“CTC”) in February 2006 was a significant step in increasing its integration. BPP is a low-volume producer of newsprint, all of which is sold through AbitibiBowater. BPP’s strategy for newsprint is to reduce exposure to that market by identifying an opportunity to convert current newsprint production capacity to serve packaging markets or, if no attractive conversion alternative is identified, to run its newsprint production capacity only if it generates positive cash flow. Should its newsprint production fail to continue to generate positive cash flow, the company will consider a shut down of one or both of the newsprint machines and associated pulp and utility operations.

Corporate and Other

BPP’s corporate and other segment primarily includes an allocation of BPP’s and OfficeMax’s (in the predecessor periods) corporate support staff services and related assets and liabilities. These support services include, but are not limited to, finance, accounting, legal, information technology, and human resource functions. This segment also includes certain rail and truck transportation businesses and related assets that support BPP’s manufacturing facilities. Rail cars and trucks are generally leased. BPP provides transportation service not only to its own facilities but also, on a limited basis, to third parties when geographic proximity and logistics are favorable. During the years ended December 31, 2007, 2006, and 2005, segment sales related primarily to the Company’s rail and truck transportation business and were $58.9 million, $61.4 million, and $66.5 million, respectively. Segment sales were $11.2 million and $54.2 million for the period of October 29 (inception) through December 31, 2004 and the period of January 1 through October 28, 2004, respectively.

The following table sets forth segment sales; segment income (loss) before interest and taxes; depreciation, amortization, and depletion; and EBITDA for the periods indicated:

	Predecessor		Boise Paper Products (as operated by the Seller)
	Year Ended December 31,	January 1 through October 28,	October 29 (inception) through December 31,	Year Ended December 31
	2003	2004	2004	2005	2006	2007
			(millions)

Sales	$56.8	$54.2	$11.2	$66.5	$61.4	$58.9

Segment loss before interest and taxes	(20.7)	(27.9)	(2.7)	(7.7)	(14.9)	(11.9)
Depreciation, amortization, and depletion (a)	5.5	4.5	0.6	3.0	3.3	1.9
EBITDA (b)	$(15.2)	$(23.3)	$(2.2)	$(4.6)	$(11.6)	$(10.0)

(a)                                  The year ended December 31, 2007, included approximately $1.0 million of lower depreciation and amortization expense as a result of discontinuing depreciation and amortization on the assets recorded as held for sale.

(b)                                  Segment EBITDA is calculated as segment income (loss) before interest, income tax provision (benefit), and depreciation, amortization and depletion. EBITDA is the primary measure used by the Company’s chief operating decision makers to evaluate segment operation performance and to decide how to allocate resources to segments. See the section entitled “Selected Historical Information of Boise Paper Products”  in the Definitive Proxy Statement, beginning on page 24 for a description of the Seller’s reasons for using EBITDA, for a discussion of the limitations of such a measure, and for a reconciliation of the Seller’s EBITDA to net income.

Competition

The markets in each of BPP’s operating segments are large and highly competitive. BPP’s products and services compete with similar products manufactured and distributed by others. Many factors influence BPP’s competitive position in each of its operating segments. Those factors include price, service, quality, product selection, and convenience of location.

Paper

The markets in which BPP’s paper segment competes are large and highly competitive. Commodity grades of uncoated free sheet paper are globally traded, with numerous worldwide manufacturers, and as a result, these products compete primarily on the basis of price. All of BPP’s paper manufacturing facilities are located in the United States, and although they compete largely in the domestic market, they face competition from foreign producers, some of which have lower operating costs than BPP. The level of this competition varies, depending on domestic and foreign demand and foreign currency exchange rates. In general, paper production does not rely on proprietary processes or formulas, except in highly specialized or custom grades.

Four major manufacturers in the North American uncoated free sheet paper market account for approximately 72% of capacity. As of December 2007, BPP was the third-largest producer of uncoated free sheet paper in North America. The Company’s competitors include Domtar (the largest producer), International Paper, and Georgia-Pacific. Although price is the primary basis for competition in most of BPP’s paper grades, quality and service are important competitive determinants, especially in premium and specialty grades. Some of BPP’s paper products also compete with other paper grades, and other technologies such as electronic transmission and document storage alternatives. As the use of these alternatives continues to grow, BPP may see variances in overall demand for paper products or shifts from one type of paper to another.

In early 2007, two of BPP’s major competitors in the uncoated free sheet paper business, Domtar Inc. and Weyerhaeuser Company, combined their uncoated free sheet paper businesses. This combination has resulted in a larger and potentially much stronger competitor than the two companies operating their paper businesses independently. It is uncertain what the long-term effects of this merger will be on the paper industry in general.

BPP’s execution of its strategy is partially dependent upon the ability to produce and sell pressure sensitive papers from the Wallula #3 machine and the ability to develop, produce and sell other premium and specialty grades on its smaller machines.

Packaging & Newsprint

Containerboard (corrugating medium and linerboard) and newsprint are globally traded commodities with numerous worldwide manufacturers, and as a result, these products compete primarily on the basis of price. The intensity of competition in these industries fluctuates based on demand and supply levels, as well as prevailing foreign currency exchange rates. BPP’s corrugated container operations in the Pacific Northwest have a leading regional market position and compete with several national and regional manufacturers. BPP’s plant in Waco, Texas, known as CTC, produces corrugated sheets that are sold to sheet plants in the Southwest, where they are converted into corrugated containers for a variety of customers. Some of BPP’s competitors have lower operating costs and/or enjoy greater integration between their containerboard production and corrugated container production than does BPP.

In October 2007, Abitibi-Consolidated Inc., which sells the newsprint BPP produces at its DeRidder mill pursuant to a long-standing marketing agreement, completed a merger, with Bowater Incorporated another major newsprint producer.  It is uncertain what the long-term effects of the merger will be, if any, on the newsprint industry in general.

Seasonality

BPP’s paper businesses experience some seasonality, based primarily on buying patterns associated with particular products. For example, the demand for corrugated container products is influenced by changes in agricultural shipments in the Pacific Northwest. In addition, seasonally cold weather increases costs, especially energy consumption, at all BPP’s manufacturing plants.

Working Capital

The Company has no unusual working capital practices. The Company believes its management practices with respect to working capital conform to common business practices in the United States.

RISK FACTORS

        The risks associated with the Company’s business are described in the Definitive Proxy Statement in the section entitled “Risk Factors” beginning on page 32, and in the Company’s Annual Report on Form 10-K filed with the SEC on February 21, 2008 (the “10-K”), beginning on page 7, which information is incorporated herein by reference.

FINANCIAL INFORMATION

        Selected historical financial information of the Company and its management’s discussion and analysis of financial condition and results of operations is set forth in the sections entitled “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” beginning on page 28 and 29 of the 10-K, respectively, which information is incorporated herein by reference.

SELECTED HISTORICAL FINANCIAL INFORMATION OF BOISE PAPER PRODUCTS

The following table sets forth historical financial data for the dates indicated below. The financial information is provided to assist you in your analysis of the financial aspects of the Acquisition. The term “predecessor” refers to the forest products and paper assets of OfficeMax other than its related timberland operations that Boise Cascade Holdings, L.L.C. acquired on October 29, 2004 (inception) (such acquisition, the “2004 Transaction”). BPP’s selected historical information is derived from the following audited and unaudited consolidated financial statements:

Boise Paper Products Audited Consolidated Financial Statements

I.                                         Consolidated balance sheets as of December 31, 2005, 2006 and 2007; and

II.                                     Consolidated statements of income (loss) for the years ended December 31, 2005, 2006 and 2007, and the periods of January 1, 2004 through October 28, 2004 (Predecessor), and October 29, 2004 (inception) through December 31, 2004.

Boise Paper Products Unaudited Consolidated Financial Statements

III.                                 Consolidated balance sheets as of December 31, 2003, October 28, 2004 and December 31, 2004; and

IV.                                 Consolidated statements of income for the year ended December 31, 2003.

The information is only a summary and should be read in conjunction with BPP’s historical consolidated financial statements and related notes and “Boise Paper Products Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this Current Report on Form 8-K. The historical results included below and elsewhere in this Current Report on Form 8-K may not be indicative of the future performance of BPP.

	Predecessor		Boise Paper Products (as operated by the Seller)
	Year ended December 31,	January 1 through October 28,	October 29 (inception) through December 31,	Year ended December 31,
	2003	2004	2004	2005	2006	2007
	(dollars in millions)
Statement of income (loss) data
Sales	$1,873.4	$1,688.5	$360.2	$2,129.0	$2,222.0	$2,332.6
Costs and expenses(1)	1,931.8	1,754.4	338.4	2,055.4	2,128.2	2,172.1
Income (loss) from operations	(58.4)	(65.9)	21.8	73.6	93.8	160.5
Foreign exchange gain (loss)	0.4	0.7	0.2	—	(0.1)	1.2
Interest income	0.5	0.3	0.1	0.2	0.6	0.7
Income (loss) before income taxes and cumulative effect of accounting change	(57.5)	(64.9)	22.1	73.8	94.3	162.4
Income tax provision (benefit)	21.0	25.0	(0.3)	(2.2)	(1.4)	(2.8)
Income (loss) before cumulative effect of accounting change	(36.5)	(39.9)	21.8	71.6	92.9	159.6
Cumulative effect of accounting change(2)	(3.9)	—	—	—	—	—
Net income (loss)	$(40.4)	$(39.9)	$21.8	$71.6	$92.9	$159.6
Balance sheet data (at end of period)
Property and equipment and fiber farms and deposits, net	$1,906.8	$1,842.4	$1,136.7	$1,141.8	$1,144.5	$1,210.2
Total assets	2,406.3	2,370.2	1,629.9	1,678.3	1,758.8	1,845.7
Total capital	1,631.6	1,576.9	1,414.6	1,424.5	1,481.2	1,559.8
Other financial data
Depreciation, amortization, and depletion	$182.0	$157.7	$15.0	$95.4	$116.4	$84.6
Capital expenditures(3)	123.0	90.8	17.6	100.9	109.1	141.8
EBITDA(4)	120.3	92.5	37.0	169.0	210.1	246.3

(1)                                  Costs and expenses reflected in the statement of income as other (income) expense, net, for the year ended December 31, 2007, include a $4.4 million gain for the changes in BPP’s retiree healthcare programs. Other costs reflected in the statement of income as materials, labor and other operating expenses include $8.7 million of incremental costs related to unfavorable energy hedges and approximately $4.0 million of incremental costs recorded for the start-up of the Company’s reconfigured paper machine in Wallula, Washington.

Costs and expenses reflected in the statement of income as other (income) expense, net, for the year ended December 31, 2006, include $3.7 million gain for the changes in BPP’s retiree healthcare programs, a $2.8 million charge for special project costs and a $0.6 million charge for the sawmill closure in Jackson, Alabama. Other costs reflected in the statement of income as materials, labor and other operating expenses include $18.1 million of costs related to unfavorable energy hedges, approximately $2.4 million of expense primarily for inventory write-downs at BPP’s closed Vancouver, Washington operations and $1.1 million of expense related to the closure of the sawmill in Jackson, Alabama.

Costs and expenses reflected in the statement of income as other (income) expense, net, for the year ended December 31, 2005, include a $5.2 million gain for changes in BPP’s retiree healthcare programs.

Costs and expenses reflected in the statement of income as materials, labor and other operating expenses for the period of October 29 (inception) through December 31, 2004, include an $11.7 million non-cash inventory purchase price adjustment recorded in connection with the October 29, 2004 acquisition of the forest products and paper assets of the Seller’s parent company, Boise Cascade Holdings, L.L.C.

Costs and expenses reflected in the statement of loss as other (income) expense, net, for the period of January 1, 2004 through October 28, 2004, include $7.3 million of costs recorded by BPP’s predecessor in October 2004, related primarily to a one-time retention bonus that became payable as a result of the 2004 Transaction.

Costs and expenses reflected in the statement of loss as other (income) expense, net, for the year ended December 31, 2003, include $3.6 million of costs due to the early termination of an operating lease used in connection with the predecessor’s paper business.

(2)                                  The Company’s predecessor recorded a one-time charge of $3.9 million as a cumulative effect adjustment relating to its adoption in January 2003 of Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, which affected the way it accounted for landfill closure costs.

(3)                                  The year ended December 31, 2007, includes approximately $45 million of expenditures related to the reconfiguration of the paper machine at the Company’s pulp and paper mill in Wallula, Washington, to produce both pressure sensitive paper and commodity uncoated free sheet paper.

The year ended December 31, 2006 exclude approximately $42.6 million of cash paid for the purchase of the assets of CTC in Waco, Texas. The year ended December 31, 2006 also includes approximately $34 million of expenditures related to the reconfiguration of the paper machine at the Company’s pulp and paper mill in Wallula, Washington, to produce both pressure sensitive paper and commodity uncoated free sheet paper.

(4)                                  “EBITDA” represents income (loss) before interest (interest expense and interest income), income tax provision (benefit), and depreciation, amortization and depletion. EBITDA is the primary measure used by the Company’s chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. The Company believes EBITDA is useful to investors because it provides a means to evaluate the operating performance of its segments and its company on an ongoing basis using criteria that are used by its internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage. The Company believes EBITDA is a meaningful measure because it presents a transparent view of its recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For example, the Company believes that the inclusion of items such as taxes, interest expense and interest income distorts management’s ability to assess and view the core operating trends in its segments. EBITDA, however, is not a measure of the Company’s liquidity or financial performance under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income (loss), income (loss) from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest expense, interest income and associated significant cash requirements; and the exclusion of depreciation, amortization and depletion, which represent significant and unavoidable operating costs, given the level of indebtedness and the capital expenditures needed to maintain the Company’s businesses. Management compensates for these limitations by relying on the

Company’s GAAP results. The Company’s measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following is a reconciliation of net income (loss) to EBITDA:

	Predecessor		Boise Paper Products (as operated by the Seller)
	Year ended December 31,	January 1 Through October 28,	October 29 (inception) through December 31	Year ended December 31,
	2003	2004	2004	2005	2006	2007
	(dollars in millions)
Net income (loss)	$(40.4)	$(39.9)	$21.8	$71.6	$92.9	$159.6
Interest income	(0.5)	(0.3)	(0.1)	(0.2)	(0.6)	(0.7)
Income tax provision (benefit)	(21.0)	(25.0)	0.3	2.2	1.4	2.8
Depreciation, amortization, and depletion	182.2	157.7	15.0	95.4	116.4	84.6
EBITDA	$120.3	$92.5	$37.0	$169.0	$210.1	$246.3

The following items resulted in an (increase) or decrease in EBITDA as reflected below:

Gain on changes in retiree healthcare programs	$—	$—	$—	$(5.2)	$(3.7)	$(4.4)
Impact of energy hedges	—	—	—	—	18.1	8.7
Wallula start-up	—	—	—	—	—	4.0
Write-downs associated with sale of Vancouver mill	—	—	—	—	2.4	—
Jackson sawmill closure expense	—	—	—	—	1.7	—
Special project costs	—	—	—	—	2.8	—
Inventory purchase price adjustment	—	—	11.7	—	—	—
Expense for a one-time retention bonus OfficeMax granted to its employees	—	7.3	—	—	—	—
Loss on lease termination	3.6	—	—	—	—	—
	$3.6	$7.3	$11.7	$(5.2)	$21.3	$8.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of the financial condition and results of operations of BPP in conjunction with the consolidated financial statements and related notes contained elsewhere in this Current Report on Form 8-K. Among other things, those consolidated financial statements include more detailed information regarding the basis of the presentation.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (the “MD&A”) includes statements regarding the Company’s expectations with respect to performance, liquidity, and capital resources. Such statements, along with any other non-historical statements in the discussion, are forward-looking. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” Actual results may differ materially from those contained in or implied by any of these forward-looking statements.

Overview

BPP is the paper and packaging and newsprint businesses of the Company, and its predecessor in interest. BPP is comprised of the Paper Group: Boise White Paper, Boise Packaging & Newsprint, L.L.C. and Boise Transportation Corp., and assets and liabilities related to the operation of the paper, packaging and newsprint, and transportation businesses of the Paper Group and most of the headquarters operations of the Seller.

BPP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations begins with a general overview of the effects of the Acquisition on BPP, including the impact of purchase accounting, costs associated with running the business as a stand-alone company, changes in tax expense as a result of operating as a stand-alone company and the anticipated impact of increased leverage of the business.

Next, the analysis discusses BPP’s three operating segments—paper, packaging and newsprint, and corporate and other. The discussion of “Recent Trends and Operational Outlook” and “Factors That Affect Operating Results” is intended to give the reader an overview of the goals and challenges of BPP’s business and the direction in which its business and products are moving.

The analysis then reviews BPP’s “Results of Operations” for 2007, compared with 2006 and 2006 compared with 2005. Following the analysis of BPP’s results, relevant merger activity in BPP’s industry is discussed in “Industry Mergers and Acquisitions,” as well as in “Acquisitions” and “Divestitures,” including BPP’s February 1, 2006 acquisition of CTC for $43.8 million, is addressed.

The analysis then provides discussion of changes in BPP’s balance sheet and cash flows and discusses its financial commitments in the sections entitled “Liquidity and Capital Resources.” This is presented on both a historical basis under “Historical” and pro forma for the proposed Acquisition under “Following the Acquisition.” The analysis then addresses BPP’s “Contractual Obligations” and “Disclosures of Financial Market Risks”, giving effect to the proposed Acquisition. On a historical basis, BPP’s financials statements did not include an allocation of the Seller’s debt or interest. The analysis then addresses BPP’s “Contractual Obligations” and “Disclosures of Financial Market Risks.” These sections are followed by a discussion of the “Critical Accounting Estimates” BPP’s management believes are important to understanding the assumptions and judgments incorporated in its reported financial results.

Effects of the Acquisition

Purchase Accounting

The Company has accounted for the Acquisition using the purchase method of accounting. As a result, the total estimated purchase price of approximately $1.683 billion (after working capital and certain other adjustments as set forth in the Company’s pro forma financials set forth in Exhibit 99.3 hereto) has been preliminarily allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values as of the date of the Acquisition.  Such allocation of the purchase price of the assets acquired has resulted in an increase in the pro forma book depreciation and amortization expense as a result of allocating a higher value to the acquired assets than their historical carrying value based on BPP’s assessment of fair value, pending completion of a third-party valuation.

Stand-Alone Company

During all periods presented, BPP used the services and administrative staff of the Seller. These services included, but were not limited to, finance, accounting, legal, information technology, and human resource functions. The costs not specifically identifiable to BPP were allocated based primarily on average sales, assets, and labor costs. Management believes all of the allocations reasonably reflect BPP’s use of the services; however, had BPP operated on a stand-alone basis, and excluding gains related to changes in retiree healthcare programs, management estimates BPP’s corporate and other segment would have reported segment losses of approximately $18 million of segment expenses before interest, taxes, depreciation, and amortization (EBITDA) in all annual periods presented. For 2007 and 2006, the corporate and other segment reported losses before interest, taxes, depreciation, and amortization of $10.0 million and $11.6 million, respectively.

Taxes

For all periods presented, the majority of BPP’s assets were held and operated by limited liability companies, which are not subject to entity-level federal or state income taxation. The income taxes in respect to these operations were payable by Seller’s equity holders in accordance with their respective ownership percentages. Following the Acquisition, BPP will be subject to entity-level federal income taxation.

Increased Leverage

As of December 31, 2007, after giving pro forma effect to the Acquisition, the Company would have had approximately $1.066 billion of outstanding indebtedness under the new credit facilities and approximately $41.0 million under the Seller Note. As a result, the Company is a leveraged company and interest expense will increase significantly in the periods following the consummation of the Acquisition. The indebtedness may limit the Company’s flexibility in planning for, or reacting to, changes in the business and future business opportunities since a substantial portion of cash flow from operations will be dedicated to the repayment of indebtedness. This may place the Company at a competitive disadvantage as some of the Company’s competitors are less leveraged. The Company’s leverage may make it more vulnerable to a downturn in the business, the industry or the economy in general.

Segments

The Company operates its business through three segments: paper, packaging and newsprint, and corporate and other. These segments represent distinct businesses that are managed separately because of differing products and services. Each of these businesses requires distinct operating and marketing strategies. Management reviews the performance of the Company based on these segments.

Paper Segment

BPP’s paper segment manufactures and sells uncoated free sheet paper (including cut-size office papers, commercial printing paper, envelope papers, and a wide range of premium and specialty papers), market pulp, and corrugating medium (a component of containerboard). Many of BPP’s paper products are commodity products, while others have specialized features that make these products premium and specialty grades. BPP’s premium grades include 100% recycled and colored cut-size office papers and BPP’s specialty grades include custom-developed papers for such uses as label and release and flexible food packaging. BPP ships to customers both directly from its mills and through distribution centers. In 2007, approximately 44% of BPP’s uncoated free sheet paper sales volume, including about 78% of its office papers sales volume, was sold to OfficeMax.

Packaging and Newsprint Segment

BPP’s packaging and newsprint segment manufactures and sells containerboard (linerboard) and newsprint at its mill in DeRidder, Louisiana. BPP also operates five corrugated container plants in the Northwest and a sheet feeder plant in Waco, Texas, which it acquired in February 2006 for $43.8 million. BPP’s corrugated containers are used primarily in the packaging of fresh fruit and vegetables, processed food, beverages, and other industrial and consumer products. BPP’s Waco plant, known as CTC, produces corrugated sheets that are sold to sheet plants in the Southwest region, where they are converted into corrugated containers for a variety of customers. BPP’s containerboard and corrugated products are sold by its own sales personnel and by brokers.

BPP markets its newsprint through AbitibiBowater Inc. (AbitibiBowater) pursuant to an arrangement whereby AbitibiBowater purchases all of the newsprint BPP produces at a price equal to the price at which AbitibiBowater sells newsprint produced at its mills located in the southern United States, less associated expenses and a sales and marketing discount. The newsprint price is verified through a third-party review. In October 2007, Abitibi-Consolidated Inc., which sold the newsprint BPP produced at its DeRidder mill pursuant to a long-standing marketing agreement, completed a merger with Bowater Incorporated, another major newsprint producer.  As a part of the merger, the merged company, AbitibiBowater, assumed rights and responsibilities of Abitibi-Consolidated Inc., under the newsprint marketing agreement with BPP. Either party has a one-time option to terminate the agreement on December 31, 2008, by giving notice of termination on or before April 30, 2008.

Corporate and Other Segment

BPP’s corporate and other segment primarily includes an allocation of BPP’s corporate support staff services and related assets and liabilities. These support services include, but are not limited to, finance, accounting, legal, information technology, and human resource functions. This segment also includes transportation assets such as railcars and trucks that BPP uses to transport its products from its manufacturing sites. During the years ended December 31, 2007, 2006, and 2005, segment sales related primarily to BPP’s rail and truck transportation business were $58.9 million, $61.4 million and $66.5 million, respectively.

Recent Trends and Operational Outlook

North American demand for commodity communications papers continues to be flat to down, as electronic media continues to substitute for traditional paper media in North America. Relative to 2006, uncoated free sheet demand decreased approximately 4.5% in 2007. The demand for commodity cut-size office papers appears to be flat to modestly down, while demand for premium office papers, such as colored and 100% recycled-content cut-size papers continues to grow. The demand for uncoated free sheet printing and converting papers continues to be heavily affected by the shift to electronic media for communications. While, traditionally, presidential election and Olympic years tend to increase demand in these grades, the longer-term trend continues to be negative. Two factors have allowed producers to raise prices in the face of decreasing demand: first, producers have closed or converted capacity to match demand reductions, and second, the decreased value of the U.S. dollar, relative to other currencies, has allowed U.S. producers to export profitably while making U.S. markets less attractive to offshore producers. As a result, industry inventories are low relative to historical standards, and some producers have announced price increases. BPP recently announced a $60 per ton price increase for cut-size copy paper, which became effective in mid-February, and a $60 per ton price increase for roll products, which is scheduled be effective in early March. There is no assurance that announced price increases will be realized.

Packaging-based paper markets in the U.S. continue to be relatively strong, as positive economic growth has supported demand for packaging papers in the U.S., while a relatively weak U.S. dollar has helped make export markets attractive for U.S. producers and U.S. markets less attractive for overseas producers. Containerboard inventories are currently low relative to historical standards, and some producers have announced price increases. There is no assurance that announced price increases will be realized.

North American newsprint demand has continued to trend downward. In December, AbitibiBowater, the largest producer of newsprint in North America, announced the permanent closure of manufacturing facilities with approximately 1 million tons of annual capacity of groundwood printing and newsprint papers. At the same time, AbitibiBowater announced price increases of $60 per ton, which are scheduled to be phased in during the first half of 2008. According to published industry data, newsprint inventories are relatively low, compared with prior years; for example, combined producer and consumer year-end 2007 inventories were 7.5% lower than 2006 inventories.

While markets for BPP’s paper and packaging and newsprint products have been relatively strong in 2007, a reduction in economic growth in the U.S. or a strengthening of the U.S. dollar could cause market conditions to deteriorate, resulting in lower pricing.

On the cost side, fiber markets in the Pacific Northwest, while improved from early 2007 levels, are still relatively high by historical standards. In early 2008, spot shortages for residual chips caused fiber prices in the Pacific Northwest to move higher, as wood products capacity curtailments in the Pacific Northwest continued to put pressure on fiber availability and prices in this region. Inadequate fiber supplies may result in downtime. BPP is pursuing alternative sources of fiber including expansion of its whole log chipping capacity. Energy costs, while improved over 2006, are also high relative to historical standards, and many of BPP’s chemical suppliers have been increasing their prices as contracts have allowed. In early 2008, natural gas prices moved higher.

In first quarter 2008, BPP plans to take downtime at its DeRidder, Louisiana, pulp and paper mill to install a shoe press on its linerboard machine as well as to conduct other long-term maintenance. The outage will have a significant negative impact on BPP’s financial performance in the first quarter. The total project is scheduled for 29 days. BPP currently anticipates losing approximately 14 days of linerboard production and 11 days of newsprint production during the outage. However, there is a risk that the outage could be extended beyond BPP’s expectations increasing the negative impact on its financial performance.

Factors That Affect Operating Results

The results of operations and financial performance of BPP historically and the Company following the Acquisition are influenced by a variety of factors, including the following:

•                  General economic conditions, including but not limited to housing starts, repair-and-remodel activity, nonresidential construction, white-collar employment, electronic substitution, durable goods production, and relative currency values;

•                  Volatility in raw material costs, energy prices, and currency values;

•                  The commodity nature of the Company’s products and their price movements, which are driven largely by supply and demand;

•                  Industry cycles and capacity utilization rates;

•                  The cost and ability to obtain necessary financing;

•                  Continued compliance with government regulations;

•                  Legislative or regulatory environments, requirements, or changes affecting the businesses in which the Company is engaged;

•                  Labor and personnel relations;

•                  Credit or currency risks affecting the Company’s revenue and profitability;

•                  Major equipment failure;

•                  Severe weather phenomena such as drought, hurricanes, tornadoes, and fire;

•                  The Company’s customer concentration;

•                  The Company’s ability to implement its strategies;

•                  Actions of suppliers, customers, and competitors;

•                  The ability to secure skilled technical personnel and staffing; and

•                  The other factors described in “Risk Factors”.

Commodity and Premium and Specialty Products

Many of the products BPP manufactures and distributes are widely available and can be readily produced by its competitors. Because commodity products have few distinguishing qualities from producer to producer, competition for these products is primarily based on price, which is determined by supply relative to demand. Generally, market conditions beyond BPP’s control determine the price for its commodity products, and the price for any one or more of these products may fall below BPP’s cash production costs. Therefore, BPP’s profitability with respect to these products depends on managing its cost structure, particularly raw material and energy costs, which also exhibit commodity characteristics.

Not all of BPP’s products are commodities. BPP’s premium and specialty papers are differentiated from competing products based on quality and product design, as well as related customer service. In the case of these products, BPP is generally able to influence price based on the strength of differentiation and levels of customer service and are generally able to sell these products at higher margins than its commodity products. Demand for specialty and premium products is impacted by overall levels of economic activity. In order to reduce its sensitivity to price cyclicality inherent in the paper industry and improve its margins, a fundamental component of BPP’s strategy is to increase production of premium and specialty papers as a percent of its Paper segment sales. BPP believes these products are less susceptible to commodity pricing dynamics.

Comparing 2007 with 2006, sales of BPP’s premium and specialty papers were flat at approximately 33% of uncoated free sheet tons sold. The project to convert BPP’s Wallula, Washington, #3 paper machine to enable it to produce pressure sensitive grades is a key step in providing BPP with the capacity to increase production of premium and specialty paper grades. This project came online during second quarter 2007, and BPP resolved machine performance issues that were identified during the second half of 2007.

Demand

                The overall level of demand for the products BPP makes and distributes is affected by, among other things, construction activity, manufacturing activity, employment, and consumer spending. Accordingly, BPP believes that its financial results depend in large part on general macroeconomic conditions in North America, as well as on regional economic conditions in the geographic markets in which it operates. While no single product line drives BPP’s overall financial performance, individual product lines are influenced by conditions in their respective industries. For example:

•                  Historically, demand for uncoated free sheet correlated positively with general economic activity. However, demand for communications paper grades, such as uncoated free sheet printing and forms paper, which BPP produces, has decreased as the use of electronic transmission and document storage alternatives has become more widespread and more efficient.

•                  A large share of the demand for corrugated containers, and therefore, containerboard, is driven by unprocessed and processed food production and manufacturing, specifically the manufacture of nondurable goods. In addition, inventory stocking or liquidation of these goods has an impact, as do currency exchange rates that affect the cost-competitiveness of foreign manufacturers. The weakening U.S. dollar has made U.S. producers more attractive relative to overseas competitors.

•                  Demand for newsprint depends upon prevailing levels of newspaper advertising and circulation. Demand for newsprint in North America declined approximately 22% between 2003 and 2007, according to Resource Information Systems, Inc. (RISI), due in part to the growth of online media.

Supply

Industry supply of paper is affected by the number of operational or idled facilities, the building of new capacity, and the shutting down of existing capacity. Capacity also tends to increase gradually over time without significant capital expenditures, as manufacturers improve production efficiencies. Generally, more capacity is added or employed when supply is tight and margins are relatively high, and capacity is idled or eliminated when capacity significantly exceeds demand and margins are poor.

While new capacity additions are constrained by the high capital investment and long lead times required to plan, obtain regulatory approvals for, and build a new mill, a favorable pricing environment may prompt manufacturers to initiate expansion projects.

From 2003 to 2007, North American uncoated free sheet, containerboard, and newsprint capacities declined 10%, 2%, and 19%, respectively, according to RISI. In addition, some suppliers have recently announced either modifications to paper machines to move capacity to other grades or shutdowns of paper machines and paper mills.

Industry supply of paper is also influenced by the level of imports and overseas production capacity, which has grown in recent years. The weakening of the U.S. dollar has mitigated the level of imports in recent years.

Operating Costs

BPP’s major costs of production are labor, wood fiber, energy, and chemicals. The relative importance of these costs varies by segment. Given the significance of raw material and energy costs to BPP’s total operating expenses and its limited ability to control these costs, compared with other operating costs, volatility in these costs can materially affect BPP’s margins. In addition, the timing and degree of price cycles of raw materials and energy differ with respect to each type of raw material and energy BPP uses.

Labor.  BPP’s labor costs tend to increase steadily due to inflation in healthcare and wage costs. Labor costs are not as volatile as BPP’s energy and wood fiber costs. See “Employees” in information about Boise Paper Products for more information.

Wood fiber.  BPP’s primary raw material is wood fiber, accounting for the following percentages of materials, labor, and other operating expenses, including fiber costs, for each of the respective segments listed below:

	Year Ended December 31
	2005	2006	2007

Paper	27%	28%	29%
Packaging and Newsprint	14%	14%	17%

BPP’s primary sources of logs and wood fiber are timber and byproducts of timber, such as wood chips, wood shavings, and sawdust. BPP acquires substantially all of its fiber from outside sources. In BPP’s paper and packaging and newsprint segments, logs and wood chips are converted into pulp, which BPP sells or uses at its paper mills to produce paper. On an aggregate basis, BPP is generally able to produce all of its pulp needs, purchasing and selling similar amounts on the open market.

Logs and wood fiber are commodities, and prices for logs and wood fiber have historically been cyclical due to changing levels of demand. Log and fiber supply may be limited by public policy or government regulation as well as fire, insect infestation, disease, ice storms, windstorms, hurricanes, flooding, other weather conditions, and other natural and man-made causes. Residual fiber supply may be limited due to reduction in primary manufacturing at sawmills and plywood plants. Declines in log and fiber supply, driven primarily by changes in public policy and government regulation, have been severe enough to cause the closure of numerous facilities in some of the regions in which BPP operates. Any sustained undersupply and resulting increase in wood fiber prices could decrease BPP’s production volumes and/or increase BPP’s operating costs. Prices for BPP’s products might not reflect increases or decreases in log and wood fiber prices, and as a result, its operating margins could fluctuate. In Minnesota, wood fiber prices came down in 2007, as OSB plants in the region curtailed operations, resulting in less demand pressure. The Northwest, residual fiber costs began to come down in 2007 but continue to be high by historical standards. Because residual fiber for BPP’s paper mills in the Northwest comes predominantly from sawmills and plywood plants, curtailments in these mills, as a result of decreased demand for these products related to the housing slowdown, will continue to impact the availability of residual fiber for BPP’s Northwest pulp and paper operations. In early 2008, residual fiber prices in the Pacific Northwest started to increase again, as continued curtailments of wood products facilities put pressure on relatively tight fiber markets. Relative to historical standards, fiber costs were high in Louisiana in 2007 due to unusually high and persistent rainfall, which limited access to many harvest areas and limited supply availability. Recently, fiber costs in Louisiana have leveled off, as weather patterns have allowed better access to timberlands

Other raw materials and energy purchasing and pricing.  BPP purchases other raw materials and energy used to manufacture its products in both the open market and through long-term contracts. These contracts are generally with regional suppliers who agree to supply all of BPP’s needs for a certain raw material or energy at one of its facilities. These contracts normally contain minimum purchase requirements and are for terms of various lengths. They also contain price adjustment mechanisms that take into account changes in market prices. Therefore, although the long-term contracts provide BPP with supplies of raw materials and energy that are more stable than open-market purchases, in many cases, they may not alleviate fluctuations in market prices.

BPP’s costs for raw materials are influenced by increases in energy costs. Specifically, some of BPP’s key chemicals, including pulping and bleaching chemicals consumed in its paper and packaging and newsprint mills, are heavily influenced by energy costs. A number of BPP’s major suppliers have obtained price increases tied to their increased energy costs. For BPP’s commodity products, the relationship between industry supply and demand, rather than changes in the cost of raw materials, determines BPP’s ability to increase prices. Consequently, BPP may be unable to pass increases in its operating costs to customers in the short term.

Energy.  Energy prices, particularly for electricity, natural gas, and fuel oil, have been volatile in recent years and currently exceed historical averages. In addition, BPP has limited flexibility to switch between fuel sources in the short term; accordingly, BPP has significant exposure to natural gas price changes. Energy costs represented the following percentages of materials, labor, and other operating expenses, including fiber costs, for each of the respective segments listed below:

	Year Ended December 31
	2005	2006	2007

Paper	16%	16%	15%
Packaging and Newsprint	14%	15%	14%

The Seller has historically entered into natural gas swaps, options, or a combination of these instruments to hedge the variable cash flow risk of natural gas purchases at index prices. As of December 31, 2007, the Seller had entered into derivative instruments related to approximately 23% of its forecasted natural gas purchases through March 2008, 3% of forecasted natural gas purchases from July 2008 through October 2008, and 2% of forecasted natural gas purchases from November 2008 through March 2009. BPP has elected to account for these instruments as economic hedges and record the changes in fair value in its Consolidated Statements of Income.

Chemicals. Important chemicals BPP uses in the production of its products include starch, sodium chlorate, precipitated calcium carbonate, sodium hydroxide, and dyestuffs and optical brighteners. Purchases of chemicals represented the following percentages of materials, labor, and other operating expenses, including fiber costs, for each of the respective segments listed below:

	Year Ended December 31
	2005	2006	2007

Paper	13%	14%	14%
Packaging & Newsprint	4%	5%	5%

BPP experienced higher chemical costs during 2007, compared with 2006, due primarily to chemical market supply and demand dynamics.

Results of Operations

The following tables set forth the results of operations in dollars and as a percentage of sales for the years ended December 31, 2005, 2006 and 2007:

	Year Ended December 31
	2005	2006	2007
	(dollars in millions)
Sales
Trade	$1,479.5	$1,567.4	$1,636.6
Related parties	649.5	654.6	696.0
	2,129.0	2,222.0	2,332.6

Costs and expenses
Materials, labor, and other operating expenses	1,840.3	1,874.4	1,948.2
Fiber costs from related parties	32.4	30.4	39.4
Depreciation, amortization, and depletion	95.4	116.4	84.6
Selling and distribution expenses	55.2	59.8	59.5
General and administrative expenses	36.4	44.5	44.5
Other (income) expense, net	(4.3)	2.7	(4.1)
	2,055.4	2,128.2	2,172.1

Income from operations	$73.6	$93.8	$160.5

	(percentage of sales)
Sales
Trade	69.5%	70.5%	70.2%
Related parties	30.5	29.5	29.8
	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses	86.4%	84.4%	83.5%
Fiber costs from related parties	1.5	1.4	1.7
Depreciation, amortization, and depletion	4.5	5.2	3.6
Selling and distribution expenses	2.6	2.7	2.6
General and administrative expenses	1.7	2.0	1.9
Other (income) expense, net	(0.2)	0.1	(0.2)
	96.5%	95.8%	93.1%

Income from operations	3.5%	4.2%	6.9%

Sales Volumes and Prices

                Set forth below are BPP’s segment sales volumes and average net selling prices for BPP’s  principal products for the years ended December 31, 2005, 2006, and 2007:

	Year Ended December 31
	2005	2006	2007
	(thousands of short tons, except corrugated containers and sheets)
Paper
Uncoated free sheet	1,516	1,497	1,475
Containerboard (medium)	128	132	134
Market pulp	142	112	145
	1,786	1,741	1,754

Packaging & Newsprint
Containerboard (linerboard) (1)	452	266	239
Newsprint	408	411	415
Corrugated containers and sheets	4,770	6,599	6,609

	(dollars per short ton, except corrugated containers and sheets)
Paper
Uncoated free sheet	$742	$802	$864
Containerboard (medium)	330	392	435
Market pulp	396	440	538

Packaging & Newsprint
Containerboard (linerboard) (1)	$349	$355	$389
Newsprint	491	533	489
Corrugated containers and sheets ($/msf)	50	50	53

(1)          Includes the impact of adopting EITF 04-13, Accounting for Purchases and Sales of Inventory With the Same Counterparty, effective January 1, 2006, which required BPP to report its inventory buy/sell transactions on a net basis. In accordance with the provisions of EITF 04-13, prior-period financial information has not been reclassified to conform with the current period’s presentation. See Boise Paper Products’ Consolidated Financial Statements.

Operating Results

2007 Compared With 2006

Sales

Total sales increased $110.6 million, or 5%, to $2,332.6 million in 2007 compared with $2,222.0 million in 2006. Relative to 2006, sales increased in BPP’s paper and packaging and newsprint segments. The increase in both of the paper businesses was driven by improved pricing in 2007 relative to 2006.  In addition, in both businesses, the weak U.S. dollar helped reduce the competitiveness of imports while increasing the competitiveness of U.S. exports.

Paper.  Sales increased $101.5 million, or 7%, to $1,596.2 million in 2007 from $1,494.7 million in 2006. The increase in sales was the result of increased sales price, as producers closed, converted, or curtailed operations to keep production balanced with demand.

Packaging and Newsprint.  Sales increased $16.6 million, or 2%, to $783.1 million in 2007 from $766.5 million in 2006. The increase in sales was driven by increased sales prices for corrugated products and linerboard, offset in part by lower sales prices for newsprint. The increase in sales prices for corrugated products was due to strong demand, while the decrease in newsprint sales prices was driven by continued lower demand trends, due in part to the growth of online media.

Costs and Expenses

Materials, labor, and other operating expenses, including fiber costs from related parties, expenses increased $82.8 million, or 4%, to $2.0 billion in 2007 from $1.9 billion in 2006. Compared with 2006, fiber costs increased approximately $19.0 million and $25.4 million in BPP’s paper and packaging and newsprint segments, respectively.  These increases in fiber costs resulted primarily from a 12% per ton increase and 25% per ton increase in wood costs in BPP’s paper and packaging and newsprint segments. In BPP’s paper segment, fiber costs increased in early 2007, compared with 2006, as a result of reduced residual availability in the Pacific Northwest and higher purchased pulp and purchased wastepaper costs. In BPP’s packaging and newsprint segment, fiber costs increased, as unusually wet weather in Louisiana reduced access to lowland forests, forcing BPP to procure wood from further distances. Compared with 2006, chemical costs increased by $9.6 million and $3.8 million, in BPP’s paper and packaging and newsprint segments, respectively, as a result of higher prices for many of the commodity chemical inputs to BPP’s processes.  BPP’s paper segment’s chemical cost increases were the result of higher prices for pulp, bleaching and additives.  In addition, BPP experienced increased fixed costs.  These increases were offset in part by $7.1 million in lower energy costs in these segments.

Depreciation, amortization, and depletion expenses decreased $31.8 million, or 27%, to $84.6 million in 2007 from $116.4 million in 2006. The year ended December 31, 2007, included $41.8 million of lower depreciation and amortization expense as a result of discontinuing depreciation and amortization on the assets recorded as held for sale in conjunction with the Acquisition. Of the $41.8 million of lower depreciation and amortization expense, $21.7 million related to BPP’s paper segment and $19.1 million related to its packaging and newsprint segment, respectively. This reduction in depreciation and amortization expenses was partially offset by an increase in depreciation expense as the result of BPP’s review of the estimated useful lives of some of its depreciable assets earlier in the year and determining that some of its assets would be used for a shorter period of time than the depreciable lives previously assigned to them. As a result, BPP revised its depreciation estimates to reflect the remaining expected use of the assets. This change in estimates increased depreciation, amortization, and depletion expenses by approximately $11.0 million in 2007 and $10.0 million in 2006.

Selling and distribution expenses decreased $0.3 million to $59.5 million in 2007 from $59.8 million in 2006. As a percentage of sales, selling and distribution expenses decreased to 2.6% in 2007 from 2.7% in 2006.

General and administrative expenses were flat at $44.5 million for 2007 and 2006.

Other (income) expense, net includes miscellaneous income and expense items. The components of “Other (income) expense, net” in the Consolidated Statements of Income are as follows:

	Year Ended December 31
	2006	2007
	(millions)
Changes in retiree healthcare programs	$(3.7)	$(4.4)
Sales of assets, net	3.0	(0.1)
Project costs	2.7	0.3
Other, net	0.7	0.1
	$2.7	$(4.1)

Income (Loss) From Operations

Income from operations increased $66.7 million, or 71%, from $93.8 million in 2006 to $160.5 million in 2007. The increase was primarily the result of improved performance in the paper segment, offset in part by lower income in the packaging and newsprint segments.

Paper.  Segment income increased $70.2 million, or 111%, to $133.5 million for 2007, compared with $63.3 million in 2006. The increase was driven by higher sales prices, offset in part by higher fiber and chemical costs.   As a result of the proposed sale of BPP, the Seller suspended depreciation and amortization of its long-lived assets in September 2007, which reduced depreciation and amortization during 2007 by approximately $21.7 million.

Packaging and Newsprint.  Segment income decreased $5.2 million, or 11%, from $45.3 million in 2006 to $40.1 million for 2007. The decrease was driven primarily by lower newsprint prices, coupled with higher fiber costs, offset in part by higher prices for corrugated products and linerboard. Partially offsetting the unfavorable impacts on segment income was $19.1 million of lower depreciation and amortization expenses as a result of the pending sale of the paper and packaging, and newsprint businesses.

Other

                Income tax provision. During the years ended December 31, 2007 and 2006, BPP’s effective tax rates for its separate subsidiaries that are taxed as corporations were 44.1% and 37.4%, respectively. The primary reason for the difference in tax rates is the effect of state income taxes and the mix of domestic and foreign sources of income.

2006 Compared With 2005

Sales

Total sales increased $93.0 million, or 4%, to $2.2 billion in 2006 from $2.1 billion in 2005. Relative to the year ended December 31, 2005, sales increased in both paper and packaging and newsprint segments. The increase in sales in BPP’s paper segment was driven primarily by higher prices. The increase in packaging and newsprint segment sales was driven primarily by the addition of CTC and higher prices, as relatively firm markets and little or no increase in capacity led to tighter supply/demand dynamics, which allowed producers to raise prices.

Paper.    Sales increased $79.5 million, or 6%, to $1,494.7 million in 2006 from $1,415.2 million in 2005. The increase in sales was primarily due to the increase in the price of commodity uncoated free sheet paper, which was 10% higher than the same period a year ago. In addition, prices for premium and specialty papers, corrugating medium, and market pulp increased 2%, 19%, and 11%, respectively. In 2006, BPP took 4,000 tons of market-related downtime related to uncoated free sheet paper production, compared with 17,000 tons in 2005. In third quarter 2005, BPP lost approximately 3,500 tons of uncoated free sheet paper production due to Hurricanes Dennis and Katrina. Overall sales volumes of uncoated free sheet paper decreased 2%. Contributing to the drop in sales volume was a 21% decrease in the sales volume of market pulp, as BPP reduced production at its St. Helens pulp and paper mill due to difficulty sourcing an adequate volume of wood chips at acceptable prices. During 2006, as a result of the shortage of chips in the Northwest, BPP reduced pulp production at its St. Helens mill by approximately 20,000 tons. In addition, sales volumes in uncoated free sheet paper decreased 1%. During the fourth quarter 2006, BPP chose to build inventory to cover planned production downtime in early 2007 at its Wallula mill to implement the capital project to produce both pressure sensitive paper and commodity uncoated free sheet paper grades. The decrease in uncoated free sheet paper sales volumes occurred largely in the fourth quarter, as demand declined seasonally. Corrugating medium sales volumes were modestly higher in 2006, compared with 2005.

Packaging and Newsprint.    Sales increased $34.9 million, or 5%, to $766.5 million in 2006 from $731.6 million in 2005. The increase was driven primarily by increased corrugated sheet sales from CTC, coupled with increased sales prices for both linerboard and newsprint, which were up 2% and 9%, respectively. These increases were partially offset by lower linerboard sales volumes due, in part, to the adoption of EITF 04-13 and lower sales of linerboard, as BPP moved more of its linerboard through its own converting plants. Excluding the impact of EITF 04-13 (which nets out any trade sales), linerboard sales volumes decreased 1%, compared with 2005. Had EITF 04-13 been in effect in 2005, it would have reduced sales $69.6 million. In 2006, BPP took 9,000 tons of market-related downtime, compared with 13,000 tons in 2005. In both periods, the market-related downtime was primarily in newsprint. In third quarter 2005, BPP lost approximately 9,500 tons of linerboard production and 8,200 tons of newsprint production due to Hurricane Rita.

Costs and Expenses

Materials, labor, and other operating expenses, including fiber costs from related parties, increased $32.1 million, or 2%, to $1,904.8 million in 2006 from $1,872.7 million in 2005. The increase was due primarily to higher raw material costs in both of BPP’s segments. Fiber, chemical, and energy costs were higher year over year in both segments. Compared with 2005, fiber costs increased approximately $32.8 million and $5.3 million in the Company’s paper and packaging and newsprint segments, respectively. The increase in fiber costs in BPP’s paper segment partially resulted from a 9% per ton increase in wood costs and a 16% per ton increase in purchased pulp costs, comparing 2006 with 2005. Chemical costs increased approximately $23.0 million and $8.1 million in BPP’s paper and packaging and newsprint segments, respectively. Energy costs increased approximately $5.4 million and $6.9 million in BPP’s paper and packaging and newsprint segments, respectively. During 2006, BPP’s energy costs were approximately $18.1 million higher than they would have been had BPP not hedged its exposure to changing prices through derivative instruments. Chemical costs in BPP’s paper and packaging and newsprint segments were higher, as suppliers increased prices to reflect increases in their energy costs. Chemical costs in BPP’s uncoated free sheet business were also higher due to the move by the industry to higher brightness for commodity cut-size papers, which requires the use of more chemicals. In addition, BPP experienced higher compensation and benefit costs reflecting general inflation in wages and benefits. Compared with 2005, labor costs increased approximately $5.1 million and $8.7 million in the Company’s paper and packaging and newsprint segments, respectively. These costs decreased approximately $1.0 million in BPP’s corporate and other segment. As a percentage of sales, materials, labor, and other operating expenses decreased slightly to 85.8% in 2006 from 87.9% in 2005.

Depreciation, amortization, and depletion expenses increased $21.0 million, or 22%, to $116.4 million in 2006 from $95.4 million in 2005. The increase was primarily the result of BPP’s review of the estimated useful lives of some of its depreciable assets and determining that some assets would be used for a shorter period of time than the depreciable lives previously assigned to them. As a result, BPP revised its depreciation estimates to reflect the remaining expected use of the assets. This change in estimate increased depreciation, amortization, and depletion expenses by approximately $10 million in 2006.

Selling and distribution expenses increased $4.6 million, or 8%, to $59.8 million in 2006 from $55.2 million in 2005. In 2006, BPP’s paper segment recorded a $2.3 million write-off of bad debt related to the bankruptcy of a customer. In addition, distribution expenses increased in 2006, as compared to 2005, due to increased freight rates coupled with an increased percentage of truck shipments relative to rail shipments.

General and administrative expenses increased $8.1 million, or 22%, to $44.5 million in 2006 from $36.4 million in 2005. General and administrative expenses as a percentage of sales increased 0.3% in 2006, from 1.7% in 2005 to 2.0% in 2006. Relative to 2005, general and administrative expenses increased primarily due to higher outside professional fees, benefit costs, training expenditures, and lease costs.

Other (income) expense, net includes miscellaneous income and expense items. The components of “other (income) expense, net” in the Consolidated Statements of Income are as follows:

	Year Ended December 31
	2005	2006
	(dollars in millions)

Changes in retiree healthcare programs	$(5.2)	$(3.7)
Sales of assets, net	0.8	3.0
Project costs	—	2.7
Other, net	0.1	0.7
	$(4.3)	$2.7

Income (Loss) From Operations

Income from operations increased $20.2 million, or 28%, from $73.6 million in 2005 to $93.8 million for 2006. The increase was primarily the result of improved performance in both the paper and packaging and newsprint segments.

Paper.    Segment income increased $5.8 million, or 10%, to $63.3 million for 2006, compared with $57.5 million for 2005. This increase was due primarily to higher prices. Partially offsetting the higher prices were increases in raw material and manufacturing costs, including fiber, chemicals, compensation and benefits, and energy. Chemical cost increases were primarily the result of increases in prices from suppliers and, to a lesser extent, the conversion to higher brightness in uncoated free sheet paper grades. In addition, BPP experienced a reduction in market pulp sales, as it curtailed operations at its St. Helens, Oregon, pulp mill in response to high wood costs.

Packaging and Newsprint.    Segment income increased $21.5 million, or 90%, to $45.3 million for 2006, compared with $23.8 million for 2005. The increase was primarily the result of higher linerboard and newsprint prices. The addition of CTC also contributed to improved segment income. These improvements were offset, in part, by increased depreciation, compensation and benefits, fiber, energy, and chemical costs. The year ended December 31, 2005, included downtime taken as a result of Hurricane Rita.

Other

Income Tax provision.  During the years ended December 31, 2006 and 2005, BPP’s effective tax rates for its separate subsidiaries that are taxed as corporations were 37.4% and 40.8%, respectively. The primary reason for the difference in tax rates is the effect of state income taxes.

Industry Mergers and Acquisitions

In early 2007, two of BPP’s major competitors in the uncoated free sheet paper business, Domtar Inc. and Weyerhaeuser Company, combined their uncoated free sheet paper businesses. This combination has resulted in a larger and potentially much stronger competitor than the two companies operating their paper businesses independently.

In October 2007, Abitibi-Consolidated Inc., which sold the newsprint BPP produced at its DeRidder mill pursuant to a long-standing marketing agreement, completed a merger with Bowater Incorporated, another major newsprint producer. As a part of the merger, the merged company, AbitibiBowater, assumed rights and responsibilities of Abitibi-Consolidated Inc., under the newsprint marketing agreement currently with the Company.

Acquisitions

On February 1, 2006, BPP purchased the assets of CTC in Waco, Texas, for an aggregate purchase price of $43.8 million, including fees and expenses, but before working capital adjustments. In 2006, BPP paid approximately $42.6 million of cash for the acquisition, which is net of a $2.0 million holdback that is payable in five years. At December 31, 2007 and 2006, ‘‘Other long-term liabilities’’ on BPP’s Consolidated Balance Sheet included a $1.5 million and a $1.4 million discounted holdback (including accrued accretion expense). CTC manufactures corrugated sheets that it sells primarily to regional container plants in Texas, Louisiana, Arkansas, and Mexico. CTC is located close to BPP’s mill in DeRidder, Louisiana, which produces linerboard used in CTC’s manufacturing processes. BPP accounted for the acquisition using the purchase method of accounting. As a result, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on its respective fair values as of the date of the acquisition. For more information, see Boise Paper Products’ 2007 audited consolidated financial statements.

Divestitures

The Company may engage in divestiture discussions with other companies and make divestitures from time to time. The Company reviews its operations and disposes of assets that fail to meet its criteria for return on investment or cease to warrant retention for other reasons.

Liquidity and Capital Resources

The Company believes that funds generated from operations and available borrowing capacity will be adequate to fund debt service requirements, capital expenditures, and working capital requirements for the next 12 months. The Company’s ability to continue to fund these items may be affected by general economic, financial, competitive, legislative, and regulatory factors.

The Company believes that its current financial position and financing plans will provide flexibility in financing activities and permit it to respond to changing conditions in credit markets. The Company cannot assure, however, that BPP will generate sufficient cash flow from operations or that future borrowings will be available for use under its revolving credit facility in an amount sufficient to enable payment of indebtedness or to fund other liquidity needs.

Historical

Operating Activities

BPP operates in a cyclical industry, and its operating cash flows vary accordingly. BPP’s principal operating cash expenditures are for compensation, fiber, energy and chemicals. For 2007 and 2006, BPP’s operating activities provided $248.8 million and $172.9 million of cash, respectively.

Relative to 2006, the increase in cash provided by operations relates to changes in working capital and higher net income. Working capital and other items used $3.8 million in 2007, compared to $51.9 million in 2006.  Working capital is subject to cyclical operating needs, the timing of the collection of receivables, the payment of payables and expenses, and to a lesser extent, seasonal fluctuations in BPP’s operations.  The $3.8 million unfavorable change in 2007 was comprised primarily of  $13.3 million of payments for pension and other postretirement benefit programs, partially offset by a decrease in working capital which provided $9.7 million.  The decrease in working capital was primarily attributable to higher accounts payable and accrued liabilities in the paper segment, due largely to the timing of payments. Items included in net income provided $252.6 million of cash in 2007, compared to $224.8 million in 2006. As discussed under “Results of Operations” above, the 2007 increase in income was primarily the result of higher income in the paper segment due to higher product sales prices.

For 2006, BPP’s operating activities provided $172.9 million of cash, compared with $143.4 million provided in 2005. Relative to 2005, the increase in cash provided by operations relates primarily to higher product prices in both paper and packaging and newsprint segments. Unfavorable changes in working capital used $37.2 million of cash from operations. Working capital is subject to cyclical operating needs, the timing of the collection of receivables, the payment of payables and expenses, and to a lesser extent, seasonal fluctuations in BPP’s operations. In 2006, the increase in working capital was primarily attributable to increased inventories in the paper segment offset in part, by overall increased accounts payable and accrued liabilities. The higher levels of inventory in the paper segment reflect inventory built in anticipation of planned mill downtime in the spring of 2007.

In 2005, operating activities provided $143.4 million of cash. Items included in net income provided $176.8 million of cash. Working capital and other items used $33.4 million. Unfavorable changes in working capital used $22.8 million of cash from operations. In 2005, the increase in working capital and other items was primarily attributable to higher overall receivables and increased inventories, which were offset, in part, by overall increased accounts payable and accrued liabilities.

Investment Activities

Cash investing activities used $158.4 million in 2007, compared with $145.9 million in 2006, and $81.9 million in 2005. In all periods, capital expenditures for property and equipment consisted primarily of expansion, business improvement and quality/efficiency projects, replacement projects, and ongoing environmental compliance.

2007

In 2007, investing activities included $141.8 million of capital expenditures for the purchase of property, plant, and equipment. Approximately $45 million of BPP’s expenditures for property, plant, and equipment related to the reconfiguration of the paper machine at the Company’s pulp and paper mill in Wallula to produce both pressure sensitive paper and commodity uncoated free sheet. Also included in this amount is $10 million of spending related to the installation of a shoe press in the Company’s DeRidder mill to reduce BPP’s use of energy in producing linerboard. Investing activities also included $14.2 million of proceeds from the sale of assets.  In 2007, BPP received approximately $5.2 million (net of cash costs paid to buyer) from the sale of its paper converting facility in Salem, Washington.  Additionally, in 2007, BPP received approximately $3.7 million and $3.2 million of proceeds from the sale of a portion of its Wallula, Washington, fiber farm and Jackson, Alabama sawmill.

Investing activities in 2007 also used $32.5 million of cash to pay amounts owed to OfficeMax under the Additional Consideration Agreement. As part of the Forest Products Acquisition, the Seller entered into an Additional Consideration Agreement with OfficeMax, pursuant to which it agreed to adjust the purchase price based on changes in paper prices over the six-year period following the Forest Products Acquisition. Under the Additional Consideration Agreement, the Seller could pay to OfficeMax, or OfficeMax could pay to Seller, a maximum aggregate amount of $125.0 million, in each case net of payments received. After each anniversary of the Forest Products Acquisition, the Seller reviews paper prices with the provisions of the Additional Consideration Agreement to determine whether any amounts are owed or receivable under the agreement. For the first and second anniversary periods, which ended October 29, 2005 and 2006, neither the Seller nor OfficeMax owed additional consideration for the purchase price. Based on paper prices during the third anniversary period ended October 29, 2007, the Seller paid OfficeMax $32.5 million. This payment increased goodwill in BPP’s paper segment. This agreement terminated as a result of the Acquisition, and consequently, the Seller will neither receive payments from, nor make subsequent payments to, OfficeMax under this agreement. For more information about the Additional Consideration Agreement, see “Certain Relationships and Related Party Transactions.”

                Details of 2007 capital investment by segment are included in the table below:

	Year Ended December 31, 2007
	Acquisition/ Expansion	Quality/ Efficiency (a)	Replacement, Environmental, and Other	Total
	(millions)

Paper (b)	50.5	12.5	40.4	103.4
Packaging & Newsprint (c)	9.8	5.8	22.6	38.2
Corporate and Other	—	—	0.2	0.2
	$60.3	$18.3	$63.2	$141.8

(a)                                  Quality and efficiency projects include quality improvements, modernization, energy, and cost-saving projects.

(b)                                 Includes $45 million of spending related to the reconfiguration of an existing paper machine at BPP’s pulp and paper mill in Wallula, Washington, to produce both pressure sensitive (label and release) paper and commodity uncoated free sheet paper, which is included under “Acquisition/Expansion” in the table above. In total, BPP has spent approximately $80 million of capital for the project.

(c)                                  Includes $10 million of spending related to the installation of a shoe press in BPP’s DeRidder, Louisiana, mill to reduce its use of energy in producing linerboard, which is included under “Acquisition/Expansion” in the table above. The Company estimates approximately $23 million of capital spending for the project. As of December 31, 2007, spending on this project totaled $12 million. The Company expects to spend the remainder in 2008.

The Company expects capital investments in 2008 to total approximately $125 million to $135 million, excluding acquisitions. This level of capital expenditures could increase or decrease as a result of a number of factors, including the Company’s financial results and future economic conditions. The Company’s capital spending in 2008 will be for expansion, business improvement and quality/efficiency projects, replacement projects, and ongoing environmental compliance. During 2007, BPP spent $4 million on environmental compliance. The Company expects to spend approximately $1 million in 2008 for this purpose.

2006

Cash investing activities used $145.9 million during the year ended December 31, 2006, compared with $81.9 million during the same period in 2005.  During the year ended December 31, 2006, investing activities included $109.1 million of capital expenditures for the purchase of property and equipment. Investing activities also included approximately $42.6 million of cash paid for the purchase of CTC’s assets in Waco, Texas. These expenditures were partially offset by $3.8 million of proceeds from sales of assets.

2005

During the year ended December 31, 2005, investing activities included $100.9 million of capital expenditures for the purchase of property and equipment. The expenditures were partially offset by $14.5 million of proceeds related to the sales of assets.

Financing Activities

BPP has historically been operated as a business of the Seller. BPP’s financing activities have historically consisted of intercompany loans.

Following the Acquisition

Following the Acquisition, the Company expects the primary sources of its liquidity to be cash flows from operations. The Company also has availability under its $250 million revolving credit facility, under which the Company had $161 million of availability at closing of the Acquisition after taking into account letters of credit totalling approximately $9.0 million. The Company expects that its primary liquidity requirements will be debt service, working capital and capital expenditures. As described in the contractual obligations table that follows this discussion (under ‘‘—Contractual Obligations’’), the Company estimates debt repayment to be approximately $8 million for 2008 based on the amortization schedule set forth in the First Lien Facilities, and the Company’s expected debt service obligation, assuming interest rates stay at February 15, 2008 levels, is initially estimated to be approximately $91million in cash interest payments and fees per annum. These amounts remain subject to change, and such changes may be material. A 1% increase in interest rates would increase interest expense by approximately $10.7 million per annum (based on the assumptions set forth in the pro forma statements). For 2008, the Company estimates its capital expenditures will be approximately $125 million to $135 million. Capital expenditures for the foreseeable future thereafter are expected to be between $100 million to $125 million per year, excluding acquisitions and extraordinary capital projects. Notwithstanding the Company’s substantial debt service and capital requirements, based on the Company’s current estimates, the Company anticipates that cash flows from operations will be sufficient to operate the Company’s business, service the Company’s debt and make capital expenditures. This belief is based on the Company’s assumptions regarding its anticipated operating performance in 2008, which in turn is based on its assumptions regarding a variety of factors, including increased sales based on RISI estimates of 2008 paper and packing prices, increased margins based on RISI estimates of 2008 fiber costs and increased sales volumes primarily due to the installation of a shoe press in the Company’s DeRidder plant that it expects to increase capacity and reduce costs. In addition, these assumptions are based on many other factors beyond the Company’s control, including but not limited to, general economic activity, financial market conditions, competitors’ actions, and the regulatory environment.

Senior Secured Credit Facilities

The Company’s new senior secured credit facilities consist of:

•                  a five-year amortizing $250.0 million senior secured Tranche A term loan facility with interest at LIBOR plus 325 basis points (the “Tranche A Term Loan Facility”);

•                  a six-year amortizing $475.0 million senior secured Tranche B term loan facility with LIBOR (subject to a floor of 4.00%) plus 350 basis points (the “Tranche B Term Loan Facility”);

•                  a five-year non-amortizing $250.0 million senior secured revolving credit facility with interest at LIBOR (subject to a floor of 5.5%) plus 700 basis points (the “Revolving Credit Facility” and collectively with the Tranche A Term Loan Facility and the Tranche B Term Loan Facility, the ‘‘First Lien Facilities’’); and

•                  a seven-year non-amortizing $260.7 million second lien term loan facility (the ‘‘Second Lien Facility’’ and together with the First Lien Facilities, the “Credit Facilities”).

All borrowings under the Credit Facilities bear interest at a rate per annum equal to an applicable margin plus a customary base rate or Eurodollar rate. In addition to paying interest, the Company pays a commitment fee to the lenders under the Revolving Credit Facility at a rate of 0.50% (which shall be reduced to 0.375% when the leverage ratio is less than 2.25:1.00) per annum times the daily average undrawn portion of the Revolving Credit Facility (reduced by the amount of letters of credit issued and outstanding), which fee will accrue from the Acquisition closing date and shall be payable quarterly in arrears.

The Company’s obligations under its Credit Facilities are guaranteed by each of Boise Paper Holding, L.L.C.’s (the “Borrower”) existing and subsequently acquired domestic (and, to the extent no material adverse tax consequences to Aldabra Holding Sub LLC (“Holdings”) or Borrower would result therefrom and as reasonably requested by the administrative agent under each Credit Facility, foreign) subsidiaries and Holdings (collectively, the “Guarantors”). The First Lien Facilities are secured by a first priority security interest in substantially all of the real, personal and mixed property of Borrower and the Guarantors, including a first priority security interest in 100% of the equity interests of Borrower and each domestic subsidiary of Holdings, 65% of the equity interests of each of Holdings’ foreign subsidiaries (other than Boise Hong Kong Limited so long as Boise Hong Kong Limited does not account for more than $2,500,000 of consolidated EBITDA during any fiscal year of Borrower) and all intercompany debt. The Second Lien Facility is secured by a second priority security interest in substantially all of the real, personal and mixed property of Borrower and the Guarantors, including a second priority security interest in 100% of the equity interests of Borrower and each domestic subsidiary of Holdings, 65% of the equity interests of each of Holdings’ foreign subsidiaries (other than Boise Hong Kong Limited so long as Boise Hong Kong Limited does not account for more than $2,500,000 of consolidated EBITDA during any fiscal year of Borrower) and all intercompany debt.

In the event all or any portion of the Tranche B Term Loan Facility is repaid pursuant to any voluntary prepayments or mandatory prepayments with respect to asset sale proceeds or proceeds received from the issuance of debt prior to the second anniversary of the Acquisition closing date, such repayments will be made at (a) 102.0% of the amount repaid if such repayment occurs prior to the first anniversary of the Acquisition closing date and (b) 101.0% of the amount repaid if such repayment occurs on or after the first anniversary of the Acquisition closing date and prior to the second anniversary of the Acquisition closing date.

Subject to the provisions of the intercreditor agreement between the First Lien Facility and the Second Lien Facility, in the event the Second Lien Facility is prepaid as a result of a voluntary or mandatory prepayment (other than as a result of a mandatory prepayment with respect to insurance/condemnation proceeds or excess cash flow) at any time prior to the third anniversary of the Acquisition closing date, Borrower shall pay a prepayment premium equal to the ‘‘make-whole premium’’ as described below.

At any time after the third anniversary of the Acquisition closing date and prior to the sixth anniversary of the Acquisition closing date, subject to the provisions of the First Lien Facilities, the Second Lien Facility may be prepaid in whole or in part subject to the ‘‘call premium’’ as described below; provided that loans bearing interest with reference to the reserve adjusted Eurodollar rate will be prepayable only on the last day of the related interest period unless Borrower pays any related breakage costs.

The ‘‘make-whole premium’’ means, with respect to a Second Lien Facility loan on any date of prepayment, the present value of (a) all required interest payments due on such Second Lien Facility loan from the date of prepayment through and including the make-whole termination date (excluding accrued interest) (assuming that the interest rate applicable to all such interest is the swap rate at the close of business on the third business day prior to the date of such prepayment with the termination date nearest to make-whole termination date plus 7.00%) plus (b) the prepayment premium that would be due if such prepayment were made on the day after the make-whole termination date, in each case discounted to the date of prepayment on a quarterly basis (assuming a 360-day year and actual days elapsed) at a rate equal to the sum of such swap rate plus 0.50%.

The ‘‘call premium’’ means, in the event all or any portion of the Second Lien Facility is repaid as a result of a voluntary prepayment or mandatory prepayment with respect to asset sale proceeds or proceeds received from the issuance of debt after the third anniversary of the Acquisition closing date and prior to the sixth anniversary of the Acquisition closing date, such repayments will be made at (i) 105.0% of the amount repaid if such repayment occurs on or after the third anniversary of the Acquisition closing date and prior to the fourth anniversary of the Acquisition closing date, (ii) 103.0% of the amount repaid if such repayment occurs on or after the fourth anniversary of the Acquisition closing date and prior to the fifth anniversary of the Acquisition closing date and (iii) 101.0% of the amount repaid if such repayment occurs on or after the fifth anniversary of the Acquisition closing date and prior to the sixth anniversary of the Acquisition closing date.

Subject to specified exceptions, the Credit Facilities require that the proceeds from certain asset sales, casualty insurance, certain debt issuances and 75% (subject to step downs based on certain leverage ratios) of the excess cash flow for each fiscal year must be used to pay down outstanding borrowings.

The loan documentation for the Credit Facilities contains, among other terms, representations and warranties, covenants, events of default and indemnification customary for loan agreements for similar leveraged acquisition financings and other representations and warranties, covenants and events of default deemed by the administrative agent of the First Lien Facilities or the Second Lien Facility, as applicable, to be appropriate for the specific transaction.  The First Lien Facilities require Holdings and its subsidiaries to maintain a minimum interest coverage ratio and a maximum leverage ratio, the Second Lien Facility requires Holdings and its subsidiaries to maintain a maximum leverage ratio and the Credit Facilities limit the ability of Holdings and its subsidiaries to make capital expenditures.

Contractual Obligations

The table below sets forth the Company’s obligations on a pro forma basis, giving effect to the Acquisition, as of December 31, 2007, unless otherwise noted. Some of the amounts included in the table are based on BPP’s estimates and assumptions about these obligations, including their duration, the possibility of renewal, anticipated actions by third parties, and other factors. Because these estimates and assumptions are necessarily subjective, the actual payments may vary from those reflected in the table.

Purchase orders made in the ordinary course of business are excluded from the table below. Any amounts for which the Company is liable under purchase orders are reflected on the Consolidated Balance Sheets as accounts payable and accrued liabilities.

	Payments Due by Period
	2008	2009-2010	2011-2012	Thereafter	Total
	(millions)
Long-term debt, including current portion (1)	$8.3	$42.3	$78.2	$936.9	$1,065.7
Interest (2)	77.5	178.1	167.8	120.9	544.3
Note payable to related party(3)	—	—	—	130.7	130.7
Operating leases (4)	11.7	20.7	14.7	19.9	67.0
Purchase obligations
Raw materials and finished goods inventory (5)	149.2	221.7	196.4	179.5	746.8
Utilities (6)	24.2	8.3	0.6	0.4	33.5
Capital spending	0.5	0.5	—	—	1.0
Other	9.6	7.9	—	—	17.5
Other long-term liabilities reflected on BPP’s pro forma Balance Sheet (7)
Compensation and benefits	2.8	17.6	21.2	10.7	52.3
Other	3.2	5.5	6.2	19.0	33.9
	$287.0	$502.6	$485.1	$1,418.4	$2,692.7

(1)                      The table assumes the long-term debt is held to maturity and the payment schedule is based on the amortization schedule set forth in the First Lien Facilities.

(2)                      Amount Represents estimated interest payments using the effective interest rates as of February 15, 2008, and assumes the long-term debt is held to maturity.

(3)                      On the date of the transaction, the Company had a $41 million subordinated 15.75% note payable to the Boise Cascade L.L.C. that compounds quarterly and matures in 2015.  The interest on the note is not paid in cash will accumulate and added to the principal amount outstanding on the note.  The table above assumes that the accumulated interest is paint in 2015 with the principal balance of the note.  The note will be further adjusted for the amount by which the Paper and Packaging & Newsprint businesses’ net working capital is greater or less than $329 million. The amount for the working capital adjustment has yet to be determined and as a result, has not been included in the table above.

(4)                      The Company may enter into operating leases in the normal course of business. It leases a portion of its property and equipment under operating leases. Some lease agreements provide the Company with the option to renew the lease or purchase the leased property. The operating lease obligations would change if the Company exercised these renewal options and/or it entered into additional operating lease agreements. For more information, see Note 8, Leases, of “Boise Paper Products’ Notes to Consolidated Financial Statements” included in Exhibit 99.2 to this Current Report on Form 8-K.

(5)                      Included among the raw materials purchase obligations are contracts to purchase approximately $108.4 million of wood fiber. Under most of these log and fiber supply agreements, the Company has the right to cancel or reduce its commitments in the event of a mill curtailment or shutdown. The prices under most of these agreements are set quarterly or semiannually based on regional market prices, and the estimate is based on contract terms or first quarter 2008 pricing. The Company’s log and fiber obligations are subject to change based on, among other things, the effect of governmental laws and regulations, the manufacturing operations not operating in the normal course of business, log and fiber availability, and the status of environmental appeals. Except for deposits required pursuant to wood supply contracts, these obligations are not recorded in the consolidated financial statements until contract payment terms take effect.

(6)                      The Company may enter into utility contracts for the purchase of electricity and natural gas. The Company may also purchase these services under utility tariffs. The contractual and tariff arrangements include multiple-year commitments and minimum annual purchase requirements. The payment obligations were based upon prices in effect on December 31, 2007, or upon contract language, if available. Because the Company consumes the energy in the manufacture of its products, these obligations represent the face value of the contracts, not resale value.

(7)                      Includes current portion.

In addition to the contractual obligations quantified in the table above, the Company has other obligations for goods and services and raw materials entered into in the normal course of business.

Off-Balance-Sheet Activities

At December 31, 2007 and 2006, BPP had no off-balance-sheet arrangements with unconsolidated entities.

Guarantees

Note 16, Commitments and Guarantees, of the notes to BPP’s consolidated financial statements describes the nature of BPP’s guarantees, including the approximate terms of the guarantees, how the guarantees arose, the events or circumstances that would require BPP to perform under the guarantees, and the maximum potential undiscounted amounts of future payments BPP could be required to make.

Inflationary and Seasonal Influences

Other than the effects of higher energy costs, which is described elsewhere in this document, BPP believes inflation has not had a material effect on its financial condition or results of operations. However, there can be no assurance that BPP will not be affected by inflation in the future. BPP’s paper businesses experience some seasonality, based primarily on buying patterns associated with particular products. For example, the demand for BPP’s corrugated container plants is influenced by changes in agricultural shipments in the Pacific Northwest. In addition, seasonally cold weather increases costs, especially energy consumption, at most of BPP’s manufacturing facilities.

Disclosures of Financial Market Risks

BPP is exposed to market risks such as changes in interest rates and energy prices.

Interest rates

The consolidated financial statements of BPP do not include an allocation of the Seller’s debt or interest because none of these items was identified as corporate advances to, or borrowings by, BPP. The Seller used interest rate swaps to hedge variable interest rate risk; however, because debt and interest costs were not allocated to BPP, the effects of the interest rate swaps are not included in BPP’s consolidated financial statements.

Following the Acquisition, the Company’s market risks relate primarily to changes in interest rates. The indebtedness under the new credit facilities bear interest at variable rates and indebtedness the Seller Note also bears interest at variable rates. Because this debt bears variable interest rates tied to market indices, the Company’s results of operations and cash flows are exposed to changes in interest rates. On a pro forma basis, it is estimated that The Company will have approximately $1.066 billion of variable debt under the new credit facilities and approximately $41.0 million under the subordinated promissory note to Seller. Following the Acquisition, the Company’s expected initial cash interest payments and fees per annum (assuming the Acquisition is completed on December 31, 2007, and assuming interest rates at February 25, 2008) are estimated to be approximately $91.0 million.  These rates reflect assumptions with respect to the Debt Financing, which assumptions are subject to changes that could be material. See the section of the Definitive Proxy Statement entitled “Risk Factors—Risks Associated with the Acquisition,” which information is incorporated herein by reference.  On a pro forma basis, if interest rates increased 100 basis points, the Company’s annual interest expense would increase by approximately $10.7 million if the LIBOR floor level is exceeded.  See the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements” to this Current Report on Form 8-K.

Energy Risk

BPP has had significant exposure to price changes for energy, particularly for natural gas. To reduce its exposure, the Seller entered into a variety of contracts to limits its susceptibility to short-term changes in energy costs. The Seller enters into natural gas swaps, options, or a combination of these instruments to hedge its exposure to natural gas price movements.  As of December 31, 2007, the Seller has also entered into derivative instruments related to approximately 23% of forecasted natural gas purchases through March 2008, 3% of forecasted natural gas purchases from July 2008 through October 2008, and 2% of forecasted natural gas purchases from November 2008 through March 2009. BPP has elected to account for these instruments as economic hedges and record the changes in fair value in “Materials, labor, and operating expenses” in the Consolidated Statements of Income.

Environmental

BPP’s businesses are subject to a wide range of general and industry-specific environmental laws and regulations. In particular, they are affected by laws and regulations covering air emissions, wastewater discharges, solid and hazardous waste management, and site remediation. Compliance with these laws and regulations is a significant factor in the operation of BPP.  The Company believes BPP has a corporate culture of strong compliance by taking a conservative approach to environmental issues in order to assure that BPP is operating well within the bounds of regulatory requirements. However, the Company cannot assure you that it will at all times be in full compliance with environmental requirements, and it cannot assure you that it will not incur fines and penalties in the future. In 2007, the Seller paid $4,125 in environmental fines and penalties across all of its segments.

BPP has incurred, and the Company expects to incur, substantial capital and operating expenditures to comply with federal, state, and local environmental laws and regulations. Failure to comply with these laws and regulations could result in civil or criminal fines or penalties or in enforcement actions. The Company’s failure to comply could also result in governmental or judicial orders that stop or interrupt its operations or require the Company to take corrective measures, install additional pollution control equipment, or take other remedial actions. During 2007, BPP spent approximately $4.0 million on capital expenditures to comply with environmental requirements. The Company anticipates capital expenditures of approximately $1.0 million in 2008 to comply with environmental requirements, and expects to spend similar or greater amounts on environmental capital expenditures in the years ahead.

As an owner and operator of real estate, BPP and the Company may be liable under environmental laws for the cleanup of past and present spills and releases of hazardous or toxic substances on or from its properties and operations. The Company can be found liable under these laws if it knew of, or was responsible for, the presence of such substances. In some cases, this liability may exceed the value of the property itself.

OfficeMax retained responsibility for environmental liabilities that occurred with respect to businesses, facilities, and other assets not purchased by Madison Dearborn from OfficeMax in the 2004 Transaction. In addition, OfficeMax generally indemnifies the Company’s operating subsidiaries, Boise White Paper and Boise Packaging and Newsprint, L.L.C. for hazardous substance releases and other environmental violations that occurred prior to the 2004 Transaction at the businesses, facilities, and other assets purchased by such subsidiaries. However, OfficeMax may not have sufficient funds to fully satisfy its indemnification obligations when required, and in some cases, the Company may not be contractually entitled to indemnification by OfficeMax.

Critical Accounting Estimates

Critical accounting estimates are those that are most important to the portrayal of the Company’s financial condition and results. These estimates require management’s most difficult, subjective, or complex judgments, often as a result of the need to estimate matters that are inherently uncertain. The Company reviews the development, selection, and disclosure of its critical accounting estimates with the Audit Committee of the Company’s board of directors. The Company’s current critical accounting estimates are as follows:

Long-Lived Asset Impairment

BPP and the Company account for the impairment of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. An impairment of a long-lived asset exists when the carrying value of an asset exceeds its fair value and when the carrying value is not recoverable through future undiscounted cash flows from operations. BPP and the Company review the carrying value of long-lived assets for impairment when events or changes in circumstances indicate that the carrying amount of assets may not be recoverable.

Long-lived asset impairment is a critical accounting estimate, as it is susceptible to change from period to period. To estimate whether the carrying value of an asset or asset group is impaired, BPP and the Company estimate the undiscounted cash flows that could be generated under a range of possible outcomes. To measure future cash flows, the Company is required to make assumptions about future production volumes, future product pricing, and future expenses to be incurred. In addition, estimates of future cash flows may change based on the availability of logs and fiber, environmental requirements, capital spending, and other strategic management decisions. BPP and the Company estimates the fair value of an asset or asset group based on quoted market prices (the amount for which the asset(s) could be bought or sold in a current transaction with a third party) when available. When quoted market prices are not available, BPP and the Company use a discounted cash flow model to estimate fair value. BPP acquired most of its long-lived assets in October 2004 as part of the 2004 Transaction. As a result, most of its long-lived assets are valued at relatively current amounts.

The Company currently believes it has adequate support for the carrying value of all of its assets based on anticipated cash flows that will result from its estimates of future demand, pricing, and production costs, assuming certain levels of capital expenditures. However, should the markets for the Company’s products deteriorate significantly or should the Company decide to invest capital differently and should other cash flow assumptions change, it is possible that the Company will be required to record noncash impairment charges that could have a material impact on its results of operations. Due to the numerous variables associated with the Company’s judgments and assumptions relating to the valuation of assets and the effects of changes on these valuations, both the precision and reliability of the Company’s estimates are subject to uncertainty. As additional information becomes known, the Company may change its estimates.

Goodwill and Intangible Asset Impairment

BPP and the Company account for acquisitions under the purchase method of accounting, typically resulting in goodwill. Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and intangible assets of businesses acquired. BPP and the Company account for goodwill in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, which requires assessing acquired goodwill and intangible assets with indefinite lives for impairment at least annually in the absence of an indicator of possible impairment and immediately upon an indicator of possible impairment.  BPP and the Company assess goodwill and intangible assets with indefinite lives in the fourth quarter of each year using a fair-value-based approach. BPP and the Company also evaluate the remaining useful lives of their finite-lived purchased intangible assets to determine whether any adjustments to the useful lives are necessary. The finite-lived intangible assets consist of some trade names and trademarks, customer relationships, and technology.  At December 31, 2007, intangible assets with indefinite lives consisted of some trade names and trademarks, while finite-lived intangible assets consisted of customer relationships, technology, and other trade names.

At December 31, 2007, BPP had $42.2 million of goodwill recorded on its Consolidated Balance Sheet, of which $33.9 million was in the paper segment and $8.3 million was in the packaging and newsprint segment.  At December 31, 2007, the net carrying amount for finite-lived purchased intangible assets was $24.0.  At December 31, 2007, intangible assets with indefinite lives was $13.9 million and the net carrying amount of finite-lived purchase intangible assets was $10.1 million.

Because the selling price for the paper and packaging and newsprint segments reached in the Purchase Agreement exceeds the carrying value of the assets held for sale, no impairment exists for the assets included in these segments. During fourth quarter 2007, BPP performed its annual impairment assessment of goodwill and indefinite-lived intangible assets for all of its segments in accordance with the provisions of SFAS No. 142. BPP concluded that no impairment existed in any of its segments. BPP also evaluated the remaining useful lives of its finite-lived purchased intangible assets and determined no adjustments to the useful lives were necessary.

In testing for potential impairment, BPP measured the estimated fair value of BPP’s reporting units based upon discounted future operating cash flows using a discount rate reflecting its estimated average cost of funds. Differences in assumptions used in projecting future operating cash flows and cost of funds could have a significant impact on the determination of the fair value of BPP’s reporting units.

In estimating future cash flows for BPP’s segments, BPP used internal budgets. The budgets were based on recent sales data for existing products, planned timing of capital projects, and customer commitments related to new and existing products. These budgets also included assumptions of future production volumes and pricing of commodity products. Due to the inherent volatility of commodity product pricing, pricing assumptions were based on the average pricing over the commodity cycle. These prices were estimated from information gathered from industry research firms, research reports published by investment analysts, and other published forecasts. If the Seller’s estimates of projected future cash flows from income from operations were too high by 10%, there would be no impact on the reported value of goodwill on the Seller’s Consolidated Balance Sheet.

BPP assessed the finite-lived purchased intangible assets, noting that no impairment indicators were present to suggest that the amortization period needed to be adjusted.

Due to the numerous variables associated with BPP’s judgments and assumptions relating to the valuation of the reporting units and the effects of changes in circumstances on these valuations, both the precision and reliability of the resulting estimates are subject to uncertainty. As additional information becomes known, the Company may change these estimates.

Pensions

Prior to completion of the Acquisition, BPP participated in Boise Cascade L.L.C.’s noncontributory defined benefit pension plans, and its employees are treated as participants in multiemployer plans. Accordingly, there are no assets or liabilities related to defined benefit pension plans recorded on the BPP’s Consolidated Balance Sheets (included in Exhibit 99.2 to this Current Report on Form 8-K).  BPP did, however, incur costs associated with BPP’s employees who participated in Boise Cascade L.L.C.’s plans in the Consolidated Statements of Income (included in Exhibit 99.2 to this Current Report on Form 8-K). During 2005, 2006, and 2007, BPP incurred $13.8 million, $14.4 million and $13.1 million of pension expenses, respectively.  In connection with the Acquisition, the Seller spun off the pension plan assets and liabilities that pertained to the employees of Boise Paper Holdings.  As of the closing date, Boise Paper Holdings assumed the sponsorship of and responsibilities under the spun off pension plans. Boise Paper Holdings also assumed the sponsorship of two additional pension plans that related solely to Boise Paper Holdings employees.

BPP and the Company account for pension expense in accordance with SFAS No. 87, Employers’ Accounting for Pensions. This statement requires the calculation of pension expense and liabilities using actuarial assumptions, including discount rates, expected return on plan assets, expected rate of compensation increases, retirement rates, mortality rates, expected contributions, and other factors. BPP based the assumptions used in this analysis to calculate pension expense on the following factors:

Discount Rate Assumption.    The discount rate assumption was determined using a spot rate yield curve constructed to replicate Aa-graded corporate bonds. The plan’s projected cash flows were duration-matched to this yield curve to develop an appropriate discount rate.

Asset Return Assumption.    The expected rate of return on plan assets was based on the average rate of earnings expected on invested funds.

Rate of Compensation Increases.    This assumption reflected long-term actual experience, the near-term outlook, and assumed inflation.

Retirement and Mortality Rates.    These rates were developed to reflect actual and projected plan experience.

Expected Contributions.    Plan obligations and expenses were based on existing retirement plan provisions. No assumption was made regarding future changes to benefit provisions beyond those to which the Company is presently committed. For example, changes the Company might commit to in future labor contracts are not included.

BPP and the Company believe that the accounting estimate related to pensions is a critical accounting estimate because it is highly susceptible to change from period to period. As discussed above, the future effects of pension plans on its financial position and results of operations will depend on economic conditions, employee demographics, mortality rates, retirement rates, investment performance, and funding decisions, among other factors. The following table presents selected assumptions used and expected to be used in the measurement of pension expense in the following periods:

	Year Ending December 31,	Year Ended December 31,
	2008	2007	2006
	(millions, except for percentages)

Pension expense	$10.0	$13.1	$14.4
Discount rate	6.50%	5.90%	5.60%
Expected rate of return on plan assets	7.25%	7.25%	7.25%
Rate of compensation increases	4.25%	4.25%	4.25%

A change of 0.25% in either direction to the discount rate, the expected rate of return on plan assets, or the rate of compensation increases would have had the following effect on 2008 and 2007 pension expense. These sensitivities are specific to 2008 and 2007. The sensitivities may not be additive, so the impact of changing multiple factors simultaneously cannot be calculated by combining the individual sensitivities shown.

		Increase (Decrease) in Pension Expense
	Base Expense	0.25 % Increase	0.25% Decrease
	(millions)
2007 Expense
Discount rate	$13.1	$(.4)	$.4
Expected rate of return on plan assets	13.1	(.8)	.8
Rate of compensation increases	13.1	.2	(.2)

2008 Expense
Discount rate	$10.0	$(.3)	$.3
Expected rate of return on plan assets	10.0	(.7)	.7
Rate of compensation increases	10.0	.2	(.2)

New and Recently Adopted Accounting Standards

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, and SFAS No. 160, Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an Amendment of Accounting Research Bulletin (ARB) No. 51. These new standards will significantly change the accounting for and reporting of business combination transactions and noncontrolling (minority) interests in consolidated financial statements.  SFAS Nos. 141(R) and 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Thus, the Company is required to adopt these standards on January 1, 2009.  Earlier adoption is prohibited. The Company is currently evaluating the impact of adopting SFAS Nos. 141(R) and 160 on the Company’s consolidated financial statements. However, its impact will be limited to business combinations occurring on or after January 1, 2009.

In December 2006, BPP adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An Amendment of FASB Statements No. 87, 88, 106, and 132(R), which required companies to recognize the funded status of their pension and other postretirement benefit plans on their balance sheets. It also required companies to recognize the actuarial and experience gains and losses and the prior service costs and credits as a component of other comprehensive income, net of tax. Most of BPP’s employees participated in Boise Cascade L.L.C.’s defined benefit pension plans prior to the closing of the Acquisition. BPP has treated its participants in these plans as participants in multiemployer plans. Accordingly, BPP has not reflected any assets or liabilities related to the defined benefit pension plans on its Consolidated Balance Sheets. The adoption of SFAS No. 158 did not have a material impact on BPP’s financial position or results of operations.

In January 2006, BPP adopted EITF 04-13, Accounting for Purchases and Sales of Inventory With the Same Counterparty. The consensus identifies circumstances under which two or more transactions involving inventory with the same counterparty should be viewed as a single nonmonetary transaction within the scope of Accounting Principles Board (APB) Opinion No. 29, Accounting for Nonmonetary Transactions. BPP adopted this standard effective January 2006, and it required BPP to report its inventory buy/sell transactions on a net basis in its Consolidated Statements of Income. Previously, in accordance with EITF 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, and SAB No. 104, Revenue Recognition, BPP recorded sales and purchases related to its inventory buy/sell arrangements on a gross basis. This consensus had no impact on net income. Had this consensus previously been in effect, it would have reduced sales $76.1 million for the year ended December 31, 2005, and would have reduced “Materials, labor, and other operating expenses” by about the same amount. In accordance with the provisions of EITF 04-13, prior-period financial information has not been recast to conform with the current period’s presentation.

Properties

The principal executive office of the Company is located at 1111 West Jefferson Street, Suite 200, Boise, ID 83702.  The facilities of the Company after the consummation of the Acquisition are described in the Definitive Proxy Statement in the section entitled “Information About Boise Paper Products—Paper—Facilities” and “Information About Boise Paper Products—Packaging & Newsprint—Facilities” on pages 161 and 165, respectively, which information is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 25, 2008, the actual beneficial ownership of the Company’s common stock by (i) each person owning greater than 5% of the Company’s outstanding Common Stock; and (ii) each current director and named executive officers of the Company:

Name of Beneficial Owner and Management(1)	# of shares(2)%
Boise Cascade Holdings, L.L.C.(9)	37,857,374	42.25%

Terrapin Partners Venture Partnership and Terrapin Partners Employee Partnership	10,215,000	11.40%
Alexander Toeldte	–	*
Robert M. McNutt	–	*
Miles A. Hewitt	–	*
Judith M. Lassa	–	*
Robert E. Strenge	–	*
Carl A. Albert(3)	126,000	*
Zaid F. Alsikafi(9)	–	*
Jonathan W. Berger(4)	45,500	*
Jack Goldman(5)	5,000	*
Nathan D. Leight(6)(7)(8)	10,763,300	12.01%
Thomas S. Souleles(9)	–	*
W. Thomas Stephens	–	*
Jason G. Weiss(6)(8)	10,780,000	12.03%
All directors and executive officers as a group (14 persons)	10,956,500	12.23%

*                             Less than 1%.

(1)                      Unless otherwise indicated, the business address of each of the individuals is c/o Boise Inc., 1111 West Jefferson Street, Boise ID 83702.

(2)                      On February 25, 2008, 89,607,374 shares of the Company’s common stock were outstanding. Holders of approximately 12,347,427 shares of the Company’s common stock issued in its initial public offering (“IPO”) Elected to exercise conversion rights. To properly exercise these rights, such holders must deliver the shares to the Company no later than February 29, 2008.  Assuming all such shares are delivered, 77,259,947  shares would be outstanding and the Seller would own approximately 49% of the Company’s common stock.

(3)                      The business address of Mr. Albert is 10940 Bellagio Road, Suite A, Los Angeles, California 90077.

(4)                      The business address of Mr. Berger is 1180 Peachtree Street, N.E., Suite 1900, Atlanta, Georgia 30309. Does not include 10,000 warrants purchased by Mr. Berger after the IPO, which warrants are not exercisable until June 19, 2008.

(5)                      Mr. Goldman’s business address is c/o Theodora Oringher Miller & Richman PC, 2029 Century Park East, Sixth Floor, Los Angeles, California 90067-2907.

(6)                      Includes (a) 9,913,500 shares of the Company’s common stock held by the Terrapin Partners Venture Partnership and (b) 301,500 shares of the Company’s common stock held by the Terrapin Partners Employee Partnership. Messrs. Leight and Weiss are the general partners of the Terrapin Partners Venture Partnership and they and/or their family trusts are the owners of the Terrapin Partners Venture Partnership. Terrapin Partners, LLC is the general partner of the Terrapin Partners Employee Partnership and Messrs. Leight and Weiss are the co-managers of Terrapin Partners, LLC. Accordingly, all shares held by the Terrapin Partners Venture Partnership and the Terrapin Partners Employee Partnership are deemed to be beneficially owned by them. Terrapin Partners Venture Partnership has allocated 621,000 shares to Sanjay Arora and 165,000 shares to Guy Barudin, both of whom are employees of Terrapin Partners, LLC, and 10,000 shares to each of Sheli Rosenberg and Peter R. Deutsch, both former special advisors to the Company. The remaining shares held by Terrapin Partners Venture Partnership have been allocated to Messrs. Leight and Weiss (or their affiliates). Messrs. Arora’s and Barudin’s shares vested on consummation of the IPO for as long as Mr. Arora and Mr. Barudin remain employed by Terrapin Partners, LLC. The shares allocated to Messrs. Leight and Weiss (or their affiliates) and Ms. Rosenberg and Mr. Deutsch have no vesting requirements and have already vested in full in the individuals or entities. Terrapin Partners Employee

Partnership has allocated certain of its shares to employees and affiliates of Terrapin Partners, LLC. These shares vest in full in the employees and affiliates when the shares are released from escrow, provided such individuals are still employed by or affiliated with Terrapin Partners, LLC at such time.

(7)                      Does not include 2,900 warrants underlying the 2,900 units purchased by Mr. Leight post-IPO, which are not exercisable until June 19, 2008.

(8)                      Excludes 1,500,000 warrants which are not exercisable until June 19, 2008.

(9)                      Boise Cascade, L.L.C. is controlled by FPH, which is controlled by Madison Dearborn Capital Partners IV, L.P. (“MDCP IV”). Madison Dearborn Partners IV, L.P. (“MDP IV”) is the general partner of MDCP IV. John A. Canning, Jr., Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of MDP IV that has the power, acting by majority vote, to vote or dispose of the shares beneficially owned by MDCP IV. Each of MDCP IV and MDP IV and the members of the limited partner committee of MDP IV disclaims beneficial ownership of shares held by FPH, except to the extent of its or his respective pecuniary interests therein. The address for FPH is c/o Boise Cascade Holdings, L.L.C., 1111 West Jefferson Street, Boise, Idaho 83728. The address for MDCP IV and MDP IV is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 3800, 70 West Madison Street, Chicago, Illinois 60602. Mr. Souleles is a Managing Director, and Mr. Alsikafi is a Director of MDP; their address is c/o Madison Dearborn Partners, L.L.C.

On February 1, 2008, the Company announced that certain institutional shareholders had entered into contingent value rights agreements with Terrapin Partners Venture Partnership, the Seller and the Company.  Under the contingent value rights agreements, the institutional shareholders received from Terrapin Partners Venture Partnership and the Seller certain contingent value rights to receive payments in cash and/or shares of the Company’s common stock; such shareholders agreed to vote in favor of certain proposals at the Company’s special meeting of stockholders, which took place on February 5, 2008. The Company’s sole obligation under these agreements is with respect to effecting a resale registration of any such shares transferred as payment.  For additional information regarding the contingent value rights agreements, see the Company’s Schedule 14As filed with the SEC on February 1, 2008 and February 4, 2008.

Directors and Executive Officers

Set forth below are the names, ages, positions and business and education descriptions of the persons who serve as the Company’s directors and executive officers following the Acquisition:

Name	Age	Position
Alexander Toeldte	48	President and Chief Executive Officer, Director
Robert M. McNutt	47	Senior Vice President and Chief Financial Officer
Miles A. Hewitt	49	Senior Vice President, Paper
Samuel K. Cotterell	56	Vice President and Controller
Judith M. Lassa	49	Vice President, Packaging
Robert E. Strenge	53	Vice President, Newsprint
Carl A. Albert	66	Board Chair and Non-Executive Director
Zaid F. Alsikafi	32	Non-Executive Director
Jonathan W. Berger	49	Non-Executive Director
Jack Goldman	67	Non-Executive Director
Nathan D. Leight	48	Non-Executive Director
Thomas S. Souleles	39	Non-Executive Director
W. Thomas Stephens	65	Non-Executive Director
Jason G. Weiss	38	Non-Executive Director

Alexander Toeldte, President and Chief Executive Officer, Director

Mr. Toeldte serves as the Company’s president and chief executive officer and a director following the Acquisition. Mr. Toeldte became the Seller’s executive vice president, paper and packaging and newsprint segments, on October 28, 2005. Since October 1, 2005, he had served as president of the Seller’s packaging and newsprint segment. From 2004 to 2006, Mr. Toeldte served as chair of Algonac Limited, a private management and consulting firm based in Auckland, New Zealand. From 2001 to 2003, Mr. Toeldte served as executive vice president of Fonterra Co-operative Group, Ltd., and chief executive officer of Fonterra Enterprises. Fonterra, based in New Zealand, is a global dairy company. From 1999 to 2001, Mr. Toeldte served in various capacities with Fletcher Challenge Limited, which was formerly one of the largest companies in New Zealand with holdings in paper, forestry, building materials and energy. From 2000 to 2001, he was chief executive officer of Fletcher Challenge Building and from 1999 to 2000, he was chief executive officer of Fletcher Challenge Paper. Prior to 1999, Mr. Toeldte was a partner at McKinsey & Company, where he had served since 1986 in Toronto, Brussels, Montreal and Stockholm. Mr. Toeldte completed his undergraduate studies in economics at the Albert-Ludwigs-Universität in Freiburg, Germany, and received a Master of Business Administration from McGill University in Montreal.

Robert M. McNutt, Senior Vice President and Chief Financial Officer

Mr. McNutt serves as the Company’s senior vice president and chief financial officer following the Acquisition. Mr. McNutt became the Seller’s vice president, Investor Relations and Public Policy, on June 1, 2005. From October 2004 to May 2005, Mr. McNutt served as the Seller’s financial manager, Building Products where he was the senior financial manager overseeing the Seller’s Wood Products and Building Materials Distribution segments with responsibility for strategy, information systems, accounting and credit functions. Between 1999 and October 2004, Mr. McNutt had the same responsibilities for OfficeMax. Prior to 1999, Mr. McNutt held a variety of positions with Boise Cascade including treasury, audit and business development roles. Mr. McNutt has experience in acquisitions and divestitures, project finance, international business development and internal control including development of Sarbanes-Oxley compliant processes.

Miles A. Hewitt, Senior Vice President, Paper

Mr. Hewitt serves as senior vice president of the Company’s paper segment, or “Paper,” following the Acquisition. Mr. Hewitt became the Seller’s senior vice president, Paper, on October 29, 2004. From 2001 to October 2004, Mr. Hewitt served as vice president and general manager, Boise Paper Solutions, of Boise Cascade Corporation. From 1999 to 2001, Mr. Hewitt served as vice president, Boise Paper Solutions-Minnesota Operations, of Boise Cascade Corporation. Mr. Hewitt received a B.S. (Pulp and Paper Technology) from the University of Washington and a B.S. (Chemical Engineering) from the University of Washington.

Samuel K. Cotterell, Vice President and Controller

Mr. Cotterell serves as the Company’s vice president and controller following the Acquisition. Mr. Cotterell became the Seller’s vice president and controller on October 29, 2004. From 1999 to October 2004, Mr. Cotterell served as director of financial reporting of Boise Cascade Corporation. Mr. Cotterell received a B.A. (Spanish) from the University of Idaho, a B.S. (Accounting) from Boise State University and a Masters of International Business from the American Graduate School of International Management. Mr. Cotterell is a certified public accountant.

Judith M. Lassa, Vice President, Packaging

Ms. Lassa serves as vice president of the Company’s packaging segment, or “Packaging,” following the Acquisition. Ms. Lassa became the Seller’s vice president, Packaging, on October 29, 2004. From 2000 to October 2004, Ms. Lassa served as vice president, Packaging, of Boise Cascade Corporation. From 1997 to 2000, Ms. Lassa served as Packaging business leader of Boise Cascade Corporation. Ms. Lassa received a B.S. (Paper Science and Engineering) from the University of Wisconsin-Stevens Point.

Robert E. Strenge, Vice President, Newsprint

Mr. Strenge serves as vice president of the Company’s newsprint segment, or “Newsprint,” of BPP following the Acquisition. Mr. Strenge became the Seller’s vice president, DeRidder Operations, on October 29, 2004. From 2003 to October 2004, Mr. Strenge served as vice president, DeRidder Operations, of Boise Cascade Corporation. From 1997 to 2003, Mr. Strenge served as mill manager of Boise Cascade Corporation’s St. Helens, Oregon, paper mill. Mr. Strenge received a B.S. (Pulp and Paper Technology) from Syracuse University.

Carl A. Albert, Board Chair

Mr. Albert serves as the board chair following the Acquisition. He has been a member of the Company’s board of directors since its inception. Since April 2000, Mr. Albert has served as the chairman of the board and chief executive officer of Fairchild Venture Capital Corporation, a private investment firm. From September 1990 to April 2000, he was the majority owner, chairman of the board and chief executive officer of Fairchild Aerospace Corporation and Fairchild Dornier Corporation, and chairman of the supervisory board of Dornier Luftfahrt, GmbH, all aircraft manufacturing companies. From 1989 to 1990, Mr. Albert was a private investor. After providing start up venture capital, he served from 1981 to 1988 as chairman of the board and chief executive officer of Wings West

Airlines, a California-based regional airline that completed an IPO in 1983 and was acquired by AMR Corporation, parent of American Airlines, in 1988. Following the acquisition, Mr. Albert served as president until 1989. Prior to this, he was an attorney specializing in business, real estate and corporate law. Mr. Albert received a B.A. from the University of California at Los Angeles and an L.L.B. from the University of California at Los Angeles School of Law.

Zaid F. Alsikafi, Director

Mr. Alsikafi serves as a director following the Acquisition. He has been employed by Madison Dearborn since 2003 and currently serves as a director. From 2001 to 2003, Mr. Alsikafi attended Harvard Business School. From 1999 to 2001, he was employed by MDP as an associate. Mr. Alsikafi received a B.S. from The Wharton School of the University of Pennsylvania and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Alsikafi is also a member of the boards of directors of Forest Products Holdings, L.L.C. (d.b.a. Boise Cascade); Univision Communications Inc.; UPC Wind Management, L.L.C.; and US Power Generating Company.

Jonathan W. Berger, Director

Mr. Berger serves as a director following the Acquisition. He has been a member of the Company’s board of directors since its inception. Mr. Berger has been associated with Navigant Consulting, Inc., an NYSE-listed consulting firm, since December 2001, and is the managing director and co-practice area leader for that firm’s corporate finance practice. He has also been president of Navigant Capital Advisors, L.L.C., Navigant Consulting, Inc.’s registered broker-dealer, since October 2003. From January 2000 to March 2001, Mr. Berger was president of DotPlanet.com, an Internet services provider. From August 1983 to December 1999, Mr. Berger was employed by KPMG, LLP, an independent public accounting firm, and served as a partner from August 1991 to December 1999 where he was in charge of the corporate finance practice for three of those years. Mr. Berger received a B.S. from Cornell University and an M.B.A. from Emory University. Mr. Berger is a certified public accountant. Mr. Berger is also a member of the board of directors of Great Lakes Dredge & Dock Corporation and is chairman of its audit committee. Mr. Berger is the cousin of Nathan D. Leight.

Jack Goldman, Director

Mr. Goldman serves as a director following the Acquisition. Since January 2006 he has been a partner in the law firm of Theodora, Oringher, Miller & Richman PC in Los Angeles. From May 2002 until January 2006, he was of counsel to the law firm of Miller & Holguin, at which time it merged with Mr. Goldman’s current firm. Mr. Goldman was a partner in the law firm of Arter & Hadden from May 1994 through May 2000 and thereafter was of counsel to that firm until May 2002. Prior to this, Mr. Goldman was a partner in the law firm of Keck, Mahin & Cate from June 1989 until May 1994. Mr. Goldman was General Counsel of Superscope, Inc., an NYSE-listed multinational manufacturer and distributor of brand name consumer audio products from June 1975 through November 1980. While at Superscope, Mr. Goldman also served as Treasurer and then Vice President of Administration. Mr. Goldman was admitted to practice law in California in January 1966 and engaged in private practice from 1966 until June 1975. He returned to private practice through his own law firm beginning in November 1980 and through May 1989. Mr. Goldman specializes in corporate and business law. From April 2001 until December 31, 2007, Mr. Goldman served as chairman and chief executive officer of Business Protection Systems International, Inc., a provider of proprietary software solutions for business continuity and risk management programs for business and public sector clients. He received a B.A. in Chemistry from Lafayette College and a J.D. from the University of California at Los Angeles School of Law.

Nathan D. Leight, Director

Mr. Leight serves as a director following the Acquisition. Until the Acquisition, he was the Company’s chairman of the board. Mr. Leight is the co-founder, chief investment officer and a managing member of Terrapin Partners, LLC, Terrapin Asset Management, LLC and TWF Management Company, all private investment entities. From 2004 to 2006, Mr. Leight was Chairman of the Board of Aldabra Acquisition Corporation, a previously publicly traded blank check company.  In December 2006, Aldabra merged with Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), and since that time, Mr. Leight has served as a director. From September 1998 to March 1999, Mr. Leight served as the interim chief executive officer of  e-STEEL L.L.C., and from January 2000 to May 2002, he served as interim chief executive officer of VastVideo, Inc From February 1995 to August 1998, Mr. Leight was employed by Gabriel Capital LP, a hedge fund with assets exceeding $1 billion, and from February 1995 to August 1997, he served as its chief investment officer. From December 1991 to February 1995, Mr. Leight served as a managing director of Dillon Read & Co., where he oversaw the firm’s proprietary trading department. Mr. Leight received a B.A. from Harvard College (cum laude). Mr. Leight is the cousin of Jonathan W. Berger.

Thomas S. Souleles, Director

Mr. Souleles serves as a director following the Acquisition. Mr. Souleles has been employed by Madison Dearborn since 1995 and currently serves as a managing director, concentrating on investments in the basic industries sector. Prior to joining Madison Dearborn, Mr. Souleles was with Wasserstein Perella & Co., Inc. Mr. Souleles received an A.B. from Princeton University, a J.D. from Harvard Law School and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Souleles is also a member of the boards of directors of US Power Generating Company; Forest Products Holdings, L.L.C. (d.b.a. Boise Cascade); Great Lakes Dredge & Dock Corporation; Magellan GP, L.L.C.; Magellan Midstream Holdings GP, LLC; and The Children’s Memorial Medical Center; and the Board of Trustees of the National Multiple Sclerosis Society, Greater Illinois Chapter.

W. Thomas Stephens, Director

Mr. Stephens serves as a director following the Acquisition. Mr. Stephens became the Seller’s chief executive officer and chairman and one of its directors in October 2004 following a period of retirement. Mr. Stephens served as president and chief executive officer of MacMillan Bloedel, a Canadian forest products company, from 1997 until his retirement in 1999. From 1986 to 1996, Mr. Stephens served as the president and chief executive officer of Manville Corporation. From 1982 to 1985, Mr. Stephens served as the chief executive officer of Riverwood Corporation. Mr. Stephens received a B.S. (Engineering) from the University of Arkansas and a Master of Engineering from the University of Arkansas. Mr. Stephens is also a member of the board of directors of TransCanada Pipelines Limited and currently serves as a trustee of The Putnam Funds.

Jason G. Weiss, Director

Mr. Weiss serves as a director following the Acquisition. Until the Acquisition, he was the Company’s chief executive officer, secretary, and a member of the Company’s board of directors. Mr. Weiss is the co-founder and a managing member of Terrapin Partners, LLC, Terrapin Asset Management, LLC and TWF Management Company. From 2004 to 2006, Mr. Weiss was CEO of Aldabra Acquisition Corporation, a previously publicly traded blank check company.  In December 2006, Aldabra merged with Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), and since that time, Mr. Weiss has served as a director.  From March 1999 to December 1999, he served as the chief executive officer of PaperExchange.com, Inc, , and from December 1999 to March 2000, he served as executive vice president of strategy. Mr. Weiss served as a managing member of e-STEEL L.L.C. from September 1998 to March 1999 and from August 1998 to December 2000 and from January 2004 to March 2004 he served as a managing member of American Classic Sanitation LLC.. Mr. Weiss received a B.A. from the University of Michigan (with Highest Distinction) and a J.D. (cum laude) from Harvard Law School.

Composition of the Company’s Board of Directors

The Company’s board of directors consists of three staggered classes of directors, designated as Class I, Class II, and Class III. The term of the initial Class I directors will terminate on the date of the 2009 annual meeting; the term of the initial Class II directors will terminate on the date of the 2010 annual meeting; and the term of the initial Class III directors will terminate on the date of the 2011 annual meeting. At each succeeding annual meeting of the stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

The members of each class are:

•                  Class I directors — Messrs. Albert, Souleles and Weiss;

•                  Class II directors — Messrs. Berger, Goldman and Stephens; and

•                  Class III directors — Messrs. Alsikafi, Leight and Toeldte.

Director Independence

The NYSE requires that a majority of the Company’s board of directors must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship that, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

The Company has determined that Messrs. Albert, Alsikafi, Berger, Goldman and Souleles are independent directors as defined under the listing standards of the NYSE, which directors constitute a majority of the Company’s board of directors.

Committees of the Board of Directors

                The Company’s board of directors has established an audit committee, compensation committee, executive committee, governance committee, and nominating committee.  The composition, duties and responsibilities of these committees are set forth in written charters that the Company’s board of directors has adopted for each committee.

Audit Committee

The Company’s audit committee consists of Messrs. Albert, Berger (as chair) and Goldman. The Company’s board of directors has determined that Mr. Berger is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K.

The Company’s audit committee is responsible for:

•                  selecting the independent auditor;

•                  approving the overall scope of the audit;

•                  annually reviewing the independent auditor’s formal written statement describing the Company’s internal quality-control procedures, any material issues raised by such review and steps taken to deal with such issues, all relationships between the auditors and the Company, and the independence of the auditors;

•                  establishing clear hiring policies for employees or former employees of the external auditors;

•                  preapproving all audit services and nonaudit services to be performed for the Company by the independent auditors;

•                  annually obtaining from the independent auditors a formal written statement of fees billed for audit and nonaudit services rendered by the independent auditors for the most recent fiscal year;

•                  providing oversight of the Company’s accounting and financial reporting principles, policies, controls, procedures and practices and reviewing significant changes, as suggested by the independent auditors or management;

•                  discussing the annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable legal and regulatory requirements, with management and the independent auditor;

•                  recommending to the board of directors the inclusion of the Company’s audited financial statements in the company’s Annual Report on Form 10-K, and ensuring that the independent auditors have fulfilled their responsibilities under AICPA SAS 61 “Communication with Audit Committees”;

•                  annually preparing a report to be included in the Company’s proxy statement, as required by the rules of the SEC, and submitting such report to the board of directors for approval;

•                  discussing earnings press releases and other financial information provided to the public with management and the independent auditor, as appropriate;

•                  discussing with management and/or the Company’s general counsel any legal matters that may have a material impact on the Company’s financial statements or that might require disclosure therein, and any material reports or inquiries from regulatory or governmental agencies;

•                  reviewing with management the appointment and replacement of the senior internal auditing executive and annually evaluating his or her performance;

•                  reviewing with the senior internal auditing executive the significant reports to management prepared by the internal auditing department and management’s responses;

•                  reviewing with the senior internal auditing executive, the independent auditor, and management the internal audit department responsibilities, budget and staffing and the internal audit plan for the coming year;

•                  establishing procedures for the receipt, retention and treatment of complaints from the Company’s employees on accounting, internal controls or auditing matters, and for confidential, anonymous submissions by the Company’s employees of concerns regarding questionable accounting or reporting matters;

•                  discussing with management the Company’s risk assessment and risk management policies;

•                  meeting separately with management, the corporate audit staff and the independent auditor;

•                  handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time; and

•                  reporting regularly to the full board of directors.

Compensation Committee

The Company’s compensation committee consists of Messrs. Albert, Alsikafi and Souleles (as chair).

The Company’s compensation committee is responsible for:

•                  reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s chief executive officer and annually evaluating the chief executive officer’s performance in light of these goals;

•                  reviewing and approving the compensation and incentive opportunities of the Company’s elected officers;

•                  reviewing and approving employment contracts, severance arrangements, incentive arrangements, change-in-control arrangements and other similar arrangements between the Company and its elected officers;

•                  annually reviewing the Company’s compensation programs as they affect all employees;

•                  reviewing executive succession plans for business and staff organizations;

•                  producing an annual report on executive compensation for inclusion in the Company’s proxy statement; and

•                  handling such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

Executive Committee

                The Company’s executive committee consists of Messrs. Albert (as chair), Berger, Goldman, Souleles and Toeldte.

                The Company’s executive committee is responsible for exercising all the powers and authority of the board of directors in the management of the Company’s business and affairs, subject to the direction of the board of directors and subject to the limitations under Section 141(c) of the Delaware General Corporation Law.

Governance Committee

The Company’s governance committee consists of Messrs. Albert, Alsikafi and Goldman (as chair).

The Company’s governance committee is responsible for:

•                  annually reviewing director compensation and benefits;

•                  recommending to the board of directors the response to any shareholder proposal received by the Company;

•                  developing and recommending to the board of directors for its approval a set of corporate governance guidelines, and reviewing such guidelines at least annually and recommending changes as necessary; and

•                  developing and recommending to the board of directors for its approval an annual self-evaluation process of the board and its committees, and annually overseeing the self-evaluations and reporting findings to the board of directors.

Nominating Committee

The Company’s nominating committee consists of Messrs. Albert (as chair), Alsikafi and Berger.

The Company’s nominating committee is responsible for identifying and recommending for election individuals who meet the criteria the board of directors has established for board membership.

The nominating committee’s guidelines for selecting director nominees will generally provide that persons to be nominated:

•                  should have demonstrated notable or significant achievements in business, education or public service;

•                  should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•                  should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require skills or attributes, such as financial or accounting experience, to meet specific board needs that arise.

Other Committees

The Company’s board of directors may establish other committees as it deems necessary or appropriate from time to time.

Code of Ethics and Committee Charters

The Company’s board of directors has adopted a code of ethics that applies to its directors and all of its employees, including its chief executive officer, chief financial officer, and principal accounting officer. Copies of the Company’s Code of Ethics and committee charters are available, free of charge, on the Company’s website at www.BoiseInc.com by clicking on Investors and then Corporate Governance. You may also obtain copies of the Company’s Code of Ethics by contacting the Company’s Investor Relations Department, 1111 West Jefferson Street, Suite 200, Boise, Idaho 83702-5388, or by calling 208/384-7803.  If the Company amends or grants a waiver of one or more of the provisions of the Company’s Code of Ethics, the Company intends to disclose such amendments or waivers by posting the required information on the Company’s website at the above address.  The Company’s Code of Ethics is included as Exhibit 14.1 to this Current Report on Form 8-K.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

The Company has agreed to maintain for at least one year following the closing of the Acquisition for each of its executive officers, executive compensation and benefits at levels that are substantially comparable, in the aggregate, to the levels of executive compensation and benefits that the Seller had maintained for these individuals. The following discussion is based upon the Seller’s compensation decisions in 2007 and does not necessarily represent compensation decisions that will be made by the Company going forward.

Executive Compensation Program Objectives

The compensation committee’s overall compensation objectives applicable to the Seller’s executive officers were to provide a compensation package intended to:

•                  closely align compensation with the Seller’s performance on both a short-term and long-term basis;

•                  link each executive officer’s compensation to his or her performance and the areas for which he or she was responsible;

•                  attract, motivate, reward and retain the broad-based management talent critical to achieving the Seller’s business goals; and

•                  encourage executive officers to own the Seller’s management equity units.

To ensure that compensation levels remained competitive, the committee surveyed and analyzed information on executive compensation practices and data from a wide variety of sources, including compensation practices and data for executives holding comparable positions throughout general industry and in the forest products industry.

The committee and management used information, surveys and data compiled by outside human resource consulting firms to assist them in structuring the Seller’s compensation programs. In 2007, the Seller used services provided by Hewitt Associates and the Forest Products Industry Compensation Association (FPICA) to obtain market rates of compensation for base salary and annual incentives for all officer positions.

The Seller targeted total compensation for executive officers (the sum of base salary, annual variable incentive compensation and long-term incentive compensation) at the 50th percentile of its surveyed companies. The Seller believed its annual variable incentive compensation component linked executive compensation directly to the Seller’s financial performance, and the long-term incentive compensation component linked executive compensation to changes in the Seller’s equity value.

Executive Compensation Program Elements

The four elements of the Seller’s executive compensation program were:

•                  base salary;

•                  annual variable incentive compensation (Incentive and Performance Plan);

•                  long-term incentive compensation (Management Equity Plan); and

•                  other compensation and benefit plans.

The Seller’s compensation plans reflected the committee’s intent and general practice to pay compensation that the Seller could deduct for purposes of federal income tax.

Base Salary

The committee reviewed base salaries for executive officers annually and at the time of promotions or other changes in responsibilities. Almost all salaried positions, including each executive officer position, had an established salary guideline. The midpoint of each salary guideline approximated the median salary, adjusted for company size (in sales), of equivalent positions at the Seller’s surveyed companies. While the salary target range for the Seller’s executive officers was the midpoint of the salary guideline, an individual’s salary may have fallen above or below the midpoint based on a subjective evaluation of factors such as the individual’s level of responsibility, performance and years of experience.

Annual Variable Incentive Compensation (Incentive and Performance Plan)

For 2007, each of the Named Executive Officers (as defined below) earned an incentive award pursuant to the Seller’s Incentive and Performance Plan. These awards were based on the attainment of annual financial goals at corporate and business unit levels and for achieving individual annual performance objectives. Awards were calculated as a percentage of base salary, based on the extent to which the financial goals and performance objectives were met during the year. The 2007 target incentive award for Mr. Toeldte was 65% of his base salary. The 2007 target incentive award for Mr. Hewitt was 55% of his base salary. The 2007 target incentive awards for Ms. Lassa and Messrs. McNutt and Strenge were 45% of their base salaries. Depending on the achievement of their predetermined financial goals and performance objectives, the annual incentive awards for the Named Executive Officers may have been less than or greater than the target incentive amounts. In 2007, all incentive award payouts were also subject to an incentive compensation cap based on the Seller’s financial performance.

Long-Term Incentive Compensation (Management Equity Plan)

Pursuant to an equity incentive program established shortly after Madison Dearborn acquired the forest products assets from OfficeMax, the Seller’s management-level employees were given the opportunity to purchase, at fair market value, Series B equity units in FPH. Purchasers of Series B equity units in this program also received, at no additional cost, Series C equity units (2004 Series C equity units) representing the right to participate in the Seller’s profits after the holders of the Series B equity units had received a return of all of their invested capital. The 2004 Series C equity units had no value to the holder until equity value appreciated above a specified level.

On April 3, 2006, shortly after joining the Seller, Mr. Toeldte purchased, at fair market value, Series B equity units for $560,000 and also received, at no additional cost, a new series of Series C equity units (2006 Series C equity units). Also on April 3, 2006, Mr. McNutt received, at no cost, 2006 Series C equity units. The 2006 Series C equity units had a higher threshold for participation in the Seller’s profits than did the 2004 Series C equity units. Like the 2004 Series C equity units, Messrs. Toeldte’s and McNutt’s 2006 Series C equity units had no value until equity value appreciated above a specified level.

All Series B equity units, 2004 Series C equity units and 2006 Series C equity units vested on a pro rata basis from December 31, 2004, to the closing date of the Acquisition. The Management Equity Plan allows unitholders whose employment was transferred to Boise to require FPH to repurchase (1) all vested and unvested Series B equity units and (2) all vested 2004 Series C equity units and 2006 Series C equity units. It is expected that all of Boise’s new executive officers will exercise this repurchase requirement. FPH will repurchase all vested Series B equity units, 2004 Series C equity units and 2006 Series C equity units at fair market value. FPH will repurchase all unvested Series B equity units at the original cost. Any unvested 2004 Series C equity units and 2006 Series C equity units will be forfeited for no consideration.

Set forth below are the numbers of shares of Series B equity units, 2004 Series C equity units and 2006 Series C equity units held by the Named Executive Officers as of December 31, 2007:

Name	Series B Equity Units	2004 Series C Equity Units	2006 Series C Equity Units
Alexander Toeldte	280,000	—	4,500,000
Robert M. McNutt	125,000	205,010	600,000
Miles A. Hewitt	660,000	1,598,000	—
Judith M. Lassa	225,000	431,000	—
Robert E. Strenge	250,000	431,000	—

Other Compensation and Benefit Plans

The Seller’s executive officers received additional compensation in the form of payments, allocations or accruals under various other compensation and benefit plans. Among these plans and benefits were:

•                  supplemental pension plans;

•                  a deferred compensation plan;

•                  a severance pay policy that provided severance benefits if an officer was terminated involuntarily or, in the case of Mr. Toeldte, a formalized agreement that covered his potential severance benefits; and

•                  a supplemental life plan.

These plans are further described below and were an important part of the Seller’s executive compensation program. The Seller believed that providing attractive retirement and savings benefits to its executive officers and key managers helped the Seller to remain competitive in the market for top talent.

Summary Compensation Table

The following table presents compensation information for the fiscal years ended December 31, 2007 and 2006, for Mr. Toeldte, the Company’s president and chief executive officer, Mr. McNutt, the Company’s senior vice president and chief financial officer, and Ms. Lassa and Messrs. Hewitt and Strenge, the Company’s three most highly compensated executive officers other than Messrs. Toeldte and McNutt (collectively, the “Named Executive Officers”). Because the Company has not yet entered into any specific compensations arrangements or agreements with these individuals, future compensation may differ from that reflected in the table below:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Alexander Toeldte President and Chief Executive Officer	2007 2006	$500,000 500,000	$ — —	$85,500 171,000	$314,876 410,000	$4,375 725	$49,321 151,945	$954,072 1,233,670

Robert M. McNutt Senior Vice President and Chief Financial Officer	2007 2006	215,000 200,000	17,989 —	23,906 35,306	92,011 80,000	57,127 68,252	12,687 12,870	418,720 396,428

Miles A. Hewitt Senior Vice President, Paper	2007 2006	337,500 330,000	— —	97,478 97,478	151,599 176,055	163,250 131,651	17,552 14,845	767,379 750,029

Judith M. Lassa Vice President, Packaging	2007 2006	283,750 251,667	— —	26,291 26,291	157,780 220,000	176,558 74,977	28,510 21,008	672,889 593,943

Robert E. Strenge Vice President, Newsprint	2007 2006	301,928 266,667	478 —	26,291 26,291	186,878 224,000	220,196 115,218	18,496 17,992	754,267 650,168

(1)                                  Includes amounts deferred under the Seller’s Savings Plan and Deferred Compensation Plan. The Savings Plan was a defined contribution plan intended to be qualified under Section 401(a) of the Code that contained a cash or deferred arrangement that met the requirements of Section 401(k) of the Code. The Deferred Compensation Plan was a nonqualified savings plan offered to a select group of management and key employees.

(2)                                  The 2007 amount reported for Mr. McNutt represented a discretionary bonus paid to him for his exemplary work in connection with the Acquisition. The 2007 amount reported for Mr. Strenge represented a safety award.

(3)                                  In connection with the purchase of their Series B equity units on November 29, 2004, Ms. Lassa and Messrs. McNutt, Hewitt and Strenge were granted, at no additional cost, 431,000, 205,010, 1,598,000 and 431,000 2004 Series C equity units, respectively. In connection with Mr. Toeldte’s purchase of Series B equity units on April 3, 2006, he was granted, at no additional cost, 4,500,000 2006 Series C equity units. Additionally, on April 3, 2006, Mr. McNutt was granted, at no cost, 600,000 2006 Series C equity units. For further information on these awards, please refer to the Compensation Discussion and Analysis — Long-Term Incentive Compensation (Management Equity Plan) section above.

The amounts reported for the 2004 Series C equity units and 2006 Series C equity units reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2006, in accordance with Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment.

(4)                                  Represents payments awarded under the Seller’s annual variable Incentive and Performance Plan. The specific financial goals and performance objectives at corporate and business unit levels used to calculate these payments were as follows:

Name	2007 Financial Goals and Performance Objectives	2006 Financial Goals and Performance Objectives

Alexander Toeldte	25% corporate incentive cash flow 50% paper incentive cash flow 25% packaging and newsprint incentive cash flow Less 10% safety adjustment if corporate recordable incident rate (RIR) not met	25% corporate incentive cash flow 32.5% paper incentive cash flow 19.5% packaging and newsprint incentive cash flow 13% CTC EBITDA and volume 10% safety based on corporate RIR

Robert M. McNutt	100% corporate incentive cash flow Less 10% safety adjustment if corporate RIR not met	100% corporate incentive cash flow Less 10% safety adjustment if corporate RIR not met

Miles A. Hewitt	10% corporate incentive cash flow 90% paper incentive cash flow Less 10% safety adjustment if corporate RIR not met	10% corporate incentive cash flow 80% paper incentive cash flow 10% safety based on corporate RIR

Judith M. Lassa	10% corporate incentive cash flow 50% packaging and newsprint incentive cash flow 40% packaging incentive cash flow Less 10% safety adjustment if corporate RIR not met	10% corporate incentive cash flow 25% packaging and newsprint incentive cash flow 35% packaging incentive cash flow 20% CTC EBITDA and volume 10% safety based on corporate RIR

Robert E. Strenge	10% corporate incentive cash flow 50% packaging and newsprint incentive cash flow 40% DeRidder incentive cash flow Less 10% safety adjustment if corporate RIR not met	10% corporate incentive cash flow 35% packaging and newsprint incentive cash flow 25% DeRidder incentive cash flow 20% CTC EBITDA and volume 10% safety based on corporate RIR

(5)           Amounts disclosed in this column include the following:

Name	Year	Change in Pension Value(a)		Nonqualified Deferred Compensation Earnings(b)
Alexander Toeldte	2007 2006	$	— —	$4,375 725

Robert M. McNutt	2007 2006	51,160 65,844	5,967 2,408

Miles A. Hewitt	2007 2006	162,800 131,651	450 —

Judith M. Lassa	2007 2006	172,630 73,601	3,928 1,376

Robert E. Strenge	2007 2006	220,196 115,218	— —

(a)                      The amounts reported for Ms. Lassa and Messrs. McNutt, Hewitt and Strenge reflect the actuarial increase in the present value of their benefits under all pension plans established by the Seller using interest rate and mortality rate assumptions consistent with those used in the Seller’s financial statements and include amounts that such officers may not have been entitled to receive because such amounts were not vested. Mr. Toeldte was not eligible to participate in the Seller’s pension plans.

(b)                     The amounts reported for Ms. Lassa and Messrs. Toeldte, McNutt and Hewitt reflect the above-market portion of the interest they earned on their deferred compensation. Mr. Hewitt did not participate in the Seller’s Deferred Compensation Plan during 2006 and Mr. Strenge did not participate during 2007 or 2006.

(6)                                  Amounts disclosed in this column include the following:

Name	Year	Company-Matching Contributions to Savings and Deferred Compensation Plans(a)	Company-Paid Portion of Executive Officer Life Insurance	Reportable Perquisites(b)
Alexander Toeldte	2007 2006	$48,961 22,535	$360 360	$ — 129,050

Robert M. McNutt	2007 2006	12,390 12,600	297 270	— —

Miles A. Hewitt	2007 2006	9,118 6,090	8,434 8,755	— —

Judith M. Lassa	2007 2006	21,158 13,930	7,352 7,078	— —

Robert E. Strenge	2007 2006	9,450 9,240	9,046 8,752	— —

(a)                      The Seller’s Savings Plan was a defined contribution plan intended to be qualified under Section 401(a) of the Code that contained a cash or deferred arrangement that met the requirements of Section 401(k) of the Code. The Deferred Compensation Plan was a nonqualified savings plan offered to a select group of management and key employees. Participants in the Deferred Compensation Plan could choose to have matching contributions made under the Deferred Compensation Plan in lieu of receiving matching contributions under the Savings Plan.

(b)                     The Seller’s costs in 2007 for various perquisites provided to the Named Executive Officers are not reflected because the total amount for each officer did not exceed $10,000. The Seller’s costs in

2006 for various perquisites provided to Ms. Lassa and Messrs. McNutt, Hewitt and Strenge are not reflected because the total amount for each officer did not exceed $10,000. The amount disclosed in this column for various other perquisites provided to Mr. Toeldte in 2006 include the following:

Name	Year	Nonbusiness Memberships	Supplemental Healthcare		Legal Fees	Relocation Expenses
Alexander Toeldte	2006	$20,160	$	*	$14,621	$94,269

*Pursuant to federal healthcare privacy regulations, the amount incurred by Mr. Toeldte under the Seller’s Supplemental Healthcare Plan for Executive Officers has not been reflected. None of the Named Executive Officers incurred costs under the plan in excess of $10,000 in either year. After reviewing competitive plans of the Seller’s surveyed companies and as a result of changes in the Seller’s salaried healthcare plan, the Seller terminated the Supplemental Healthcare Plan for Executive Officers on December 31, 2006.

Grants of Plan-Based Equity Awards

The following table reflects the 2007 target incentive awards for the Named Executive Officers under the Seller’s annual variable Incentive and Performance Plan. For further information on the terms of these incentive awards, please refer to the Compensation Discussion and Analysis — Annual Variable Incentive Compensation (Incentive and Performance Plan) section above. The Named Executive Officers’ actual 2007 incentive awards were paid by the Seller in February 2008 and are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The Seller did not grant any equity incentive plan awards to the Named Executive Officers in 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Target ($)
Alexander Toeldte	3/13/07	$325,000
Robert M. McNutt	3/13/07	99,000
Miles A. Hewitt	3/13/07	187,000
Judith M. Lassa	3/13/07	130,500
Robert E. Strenge	3/13/07	135,000

Outstanding Equity Awards at Fiscal Year-End

The following table reflects the number of the Named Executive Officers’ 2004 Series C equity units and 2006 Series C equity units that had not vested as of December 31, 2007:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Value of Shares or Units of Stock That Have Not Vested ($)(1)
Alexander Toeldte	3,150,000	$279,000
Robert M. McNutt	563,507	71,437
Miles A. Hewitt	1,118,600	266,866
Judith M. Lassa	301,700	71,977
Robert E. Strenge	301,700	71,977

(1)                                  Because these units were not publicly traded, there was no ascertainable value for the units. Accordingly, the values shown reflect the fair value of these units on the grant date.

Option Exercises and Stock Vested

The following table reflects the number of the Named Executive Officers’ 2004 Series C equity units and 2006 Series C equity units that vested during 2007:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Alexander Toeldte	450,000	$49,500
Robert M. McNutt	80,501	16,030
Miles A. Hewitt	159,800	73,508
Judith M. Lassa	43,100	19,826
Robert E. Strenge	43,100	19,826

(1)                                  Because these units were not publicly traded, there was no ascertainable value for the units on the vesting date. Accordingly, the values shown reflect the fair value of these units on the grant date.

Pension Benefits

The Seller maintained a defined benefit pension plan, referred to as the Salaried Pension Plan, as well as supplemental pension plans for certain salaried employees, including four of the Named Executive Officers—Ms. Lassa and Messrs. McNutt, Hewitt and Strenge. The Salaried Pension Plan was available only to the Seller’s employees who were formerly employed by OfficeMax before November 2003. Accordingly, Mr. Toeldte was not eligible to participate in the Seller’s pension plans.

The Seller’s Salaried Pension Plan entitled each vested employee to receive a pension benefit at normal retirement age equal to 1.25% of the average of the highest five consecutive years of compensation out of the last ten years of employment multiplied by the participant’s years of service through December 31, 2003, plus 1% of the average of the highest five consecutive years of compensation out of the last ten years of employment multiplied by the participant’s years of service after December 31, 2003. Under the Salaried Pension Plan, “compensation” was defined as the employee’s base salary plus any amounts earned under the Seller’s variable incentive compensation programs. Benefits were computed on a straight-life annuity basis and were not offset by Social Security or other retirement-type benefits. An employee was 100% vested in his or her pension benefit after five years of service, except for breaks in service.

If an employee was entitled to a greater benefit under the Salaried Pension Plan formula than the Code allowed for tax-qualified plans, the excess benefits were to have been paid from the Seller’s general assets under its unfunded Supplemental Pension Plan, referred to as the SUPP. The SUPP would have also provided payments to the extent that participation in the deferred compensation plans had the effect of reducing an individual’s pension benefit under the qualified plan.

Under the Seller’s Supplemental Early Retirement Plan, referred to as the SERP, an officer who was an officer of OfficeMax immediately prior to the 2004 Transaction, who was 55 years old or older, had ten or more years of service, had served as an officer for at least five full years and retired before the age of 65 was eligible for benefits under the plan. Eligible officers received an early retirement benefit prior to the age of 65 equal to the benefit calculated under the Salaried Pension Plan without reduction due to the officer’s early retirement. Benefits payable under the SERP were offset by benefits payable under a similar plan maintained by OfficeMax.

The following table reflects the present value of accumulated benefits payable to Ms. Lassa and Messrs. McNutt, Hewitt and Strenge, including the number of years of service credited to each of them, under the Salaried Pension Plan, the SUPP and the SERP. Ms. Lassa and Messrs. McNutt, Hewitt and Strenge did not receive any payments under any of the Seller’s pension plans during 2007.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)
Alexander Toeldte	Salaried Pension Plan	—	$—
	SUPP	—	—
	SERP	—	—

Robert M. McNutt	Salaried Pension Plan	23	258,951
	SUPP	23	79,813
	SERP	23	—

Miles A. Hewitt	Salaried Pension Plan	26	294,699
	SUPP	26	185,306
	SERP	26	236,443

Judith M. Lassa	Salaried Pension Plan	26	289,606
	SUPP	26	133,555
	SERP	26	180,501

Robert E. Strenge	Salaried Pension Plan	20	280,496
	SUPP	20	165,000
	SERP	20	226,218

(1)                                  Number of years credited service for Ms. Lassa and Messrs. McNutt, Hewitt and Strenge include amounts attributable to employment with OfficeMax prior to the 2004 Transaction.

Nonqualified Deferred Compensation

With the exception of Mr. Strenge, all of the Named Executive Officers participated in the Seller’s Deferred Compensation Plan during 2007. The Seller’s Deferred Compensation Plan was an unfunded plan. Under the plan, officers could irrevocably elect to defer receipt of a portion of their base salary and incentive compensation. A participant’s account was credited with imputed interest at a rate equal to 130% of Moody’s Composite Average of Yields on Corporate Bonds. In addition, participants could elect to receive their company-matching contribution in the Seller’s Deferred Compensation Plan in lieu of any matching contribution in the Seller’s 401(k) Savings Plan. For Ms. Lassa and Messrs. McNutt, Hewitt and Strenge (who participated in the Seller’s defined benefit pension plan), the matching contribution was equal to $0.70 on the dollar up to the first 6% of eligible compensation. For Mr. Toeldte (who did not participate in the Seller’s defined benefit pension plan), the matching contribution was equal to $0.70 on the dollar up to the first 6% of eligible compensation, plus an additional discretionary match that could vary from year to year. In 2007, the discretionary match was equal to $0.30 on the dollar up to the first 6% of eligible compensation. Participants elected the form and timing of distributions of their deferred compensation balances. Participants could receive payment in cash in a lump sum or in monthly installments over a specified period of years following the termination of their employment with the Seller.

None of the Named Executive Officers had withdrawals or distributions under the Seller’s Deferred Compensation Plan during 2007.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)
Alexander Toeldte	$79,200	$47,220	$11,791	$202,075
Robert M. McNutt	73,750	12,390	16,118	259,713
Miles A. Hewitt	33,750	—	1,205	34,955
Judith M. Lassa	50,375	21,158	10,603	172,922
Robert E. Strenge	—	—	—	—

(1)           These amounts are included in the Salary column of the Summary Compensation Table.

(2)           These amounts are included in the All Other Compensation column of the Summary Compensation Table.

(3)                                  The above-market portion of these amounts is included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Agreements With, and Potential Payments to, Named Executive Officers

The following summaries provide a description of the agreements the Seller had entered into with the individuals who on closing of the Acquisition became executive officers of the Company. The following tables reflect an estimate of the compensation the Seller would have been required to pay in the event of termination of these employees with the Seller due to:

•                  voluntary termination with good reason;

•                  involuntary termination without cause;

•                  for cause termination or voluntary termination without good reason;

•                  death;

•                  disability; or

•                  sale of a Division (as defined under the Management Equity Plan).

The amounts shown assume that such termination was effective as of December 31, 2007, and thus include amounts earned by the executive officer through that time. The actual amounts the Seller would have been required to pay could only have been determined at the time of separation from the Seller.

Alexander Toeldte

The Seller entered into an Offer of Future Employment with Mr. Toeldte on October 1, 2005. Pursuant to the terms of the agreement, Mr. Toeldte was subject to regular performance reviews and was eligible to receive an annual incentive award with a target value of 65% of his base pay. Mr. Toeldte was also eligible for standard benefits offered to officers, which included an annual financial counseling allowance of $5,000 and participation in the Seller’s Deferred Compensation Plan. Mr. Toeldte was eligible to receive the maximum paid time off available to the Seller’s salaried employees, which was 31 days annually. If Mr. Toeldte was involuntarily terminated (other than for disciplinary reasons), he would have been eligible to receive the severance benefits set forth in his severance agreement described below.

The Seller also entered into a Foreign Service Policy (Relocation) Agreement with Mr. Toeldte on October 1, 2005, pursuant to which the Seller assisted Mr. Toeldte in the process of obtaining permanent residency and paid his legal expenses associated with that process. If, due to immigration requirements, Mr. Toeldte or members of his family could not continue to reside in the United States, the Seller would have provided for his repatriation to New Zealand.

The Seller entered into a severance agreement with Mr. Toeldte on October 1, 2005, which was superseded by a new severance agreement dated February 6, 2008. Pursuant to the terms of the agreement, if Mr. Toeldte voluntarily terminated employment with good reason or his employment was involuntarily terminated without cause, as defined in the agreement, and subject to his execution of a valid release of employment-related claims, he would have been entitled to severance pay equal to two times his annual base salary plus his target annual incentive for the year in which the termination occurred. To the extent not already paid, he would have received a lump-sum amount equal to the value of his unused and accrued time off, less any advanced time off. Mr. Toeldte would have also received a lump sum payment equal to (a) 36 times the monthly group premium for healthcare, disability and accident insurance plans plus (b) three times the annual allowance for financial counseling services. The agreement also imposed on Mr. Toeldte confidentiality and nondisparagement provisions, as well as a non-solicitation provision that would have continued for one year after his employment terminated. Mr. Toeldte was not entitled to receive payment under his severance agreement as a result of the Acquisition; however, the agreement was assigned to the Company as part of the Acquisition.

Alexander Toeldte

President and Chief Executive Officer

Benefits	Voluntary Termination With Good Reason(1)	Involuntary Termination Without Cause(1)	For Cause Termination or Voluntary Termination Without Good Reason(1)	Death(1)	Disability(1)	Sale of a Division (as Defined Under the Management Equity Plan)
Base Salary (2 × base salary of $500,000)	$1,000,000	$1,000,000	$—	$—	$—	$—
Incentive and Performance Plan (2 × target 65% award)	650,000	650,000	—	—	—	—
Insurance—Healthcare, Disability and Accident (for 24 months)(2)	20,901	20,901	—	—	—	—
Financial Counseling (2 x annual allowance)(2)	10,000	10,000	—	—	—	—
Unused Vacation Time (328 hours)	78,846	78,846	78,846	78,846	78,846	—
MEP Units(3)	833,240	833,240	560,000	934,400	934,400	1,076,240
TOTAL(4)	$2,592,987	$2,592,987	$638,846	$1,013,246	$1,013,246	$1,076,240

(1)                                  Mr. Toeldte would have received his base salary through the date of termination.

(2)                                  Assumes Mr. Toeldte’s termination was effective as of December 31, 2007, and thus would include  amounts owed to Mr. Toeldte under his severance agreement as it existed at that time.

(3)                                  Amount shown reflects payment under the Seller’s Management Equity Plan assuming Mr. Toeldte would have exercised his right to require FPH to repurchase all vested Series B equity units and Series C equity units at fair market value and all unvested Series B equity units at original cost.

(4)                                  Total amounts shown are in addition to payments Mr. Toeldte would have been entitled to receive under the Seller’s Savings Plan and Deferred Compensation Plan.

Robert M. McNutt, Miles A. Hewitt, Judith M. Lassa, Robert E. Strenge

                Prior to Madison Dearborn’s acquisition of the forest products assets from OfficeMax in 2004, OfficeMax had entered into agreements with Ms. Lassa and Messrs. Hewitt and Strenge to provide for severance benefits if they were terminated after the acquisition. These agreements expired in October 2007 and new severance agreements (the form of which has been approved by the Company and is included as Exhibit 10.19 to this Current Report on Form 8-K) have not yet been entered into with these officers.

                Following the termination of the severance agreements described above, Ms. Lassa and Messrs. McNutt, Hewitt and Strenge were subject to the Seller’s Executive Officer Severance Pay Policy. Under the policy, if the officer’s employment was involuntarily terminated, except if terminated for disciplinary reasons, such executive officer would have been entitled to receive severance pay equal to one year’s base salary. The severance payment would be made in a lump-sum. Also, group insurance coverage could be continued for up to 12 months following the date of termination.

Robert M. McNutt

Senior Vice President and Chief Financial Officer

Benefits	Voluntary Termination With Good Reason(1)	Involuntary Termination Without Cause(1)	For Cause Termination or Voluntary Termination Without Good Reason(1)	Death(1)	Disability(1)	Sale of a Division (as Defined Under the Management Equity Plan)
Base Salary (1 × base salary of $220,000)	$—	$220,000	$—	$—	$—	$—
Insurance—Healthcare, Disability and Accident (12 months)	—	10,292	—	—	—	—
Unused Vacation Time (148 hours)	15,654	15,654	15,654	15,654	15,654	—
MEP Units(2)	318,474	318,474	125,000	412,465	412,465	423,447
TOTAL(3)	$334,128	$564,420	$140,654	$428,119	$428,119	$423,447

(1)           Mr. McNutt would have received his base salary through the date of termination.

(2)                                  Amount shown reflects payment under the Seller’s Management Equity Plan assuming Mr. McNutt would have exercised his right to require FPH to repurchase all vested Series B equity units and Series C equity units at fair market value and all unvested Series B equity units at original cost.

(3)                                  Total amounts shown are in addition to payments Mr. McNutt would have been entitled to receive under the Seller’s Savings Plan and Deferred Compensation Plan.

Miles A. Hewitt

Senior Vice President, Paper

Benefits	Voluntary Termination With Good Reason(1)	Involuntary Termination Without Cause(1)	For Cause Termination or Voluntary Termination Without Good Reason(1)	Death(1)	Disability(1)	Sale of a Division (as Defined Under the Management Equity Plan)
Base Salary (1 × base salary of $340,000)	$—	$340,000	$—	$—	$—	$—
Insurance—Healthcare, Disability and Accident (12 months)	—	9,395	—	—	—	—
Unused Vacation Time (100 hours)	16,346	16,346	16,346	16,346	16,346	—
MEP Units(2)	1,692,972	1,692,972	660,000	2,193,056	2,193,056	2,258,664
TOTAL(3)	$1,709,318	$2,058,713	$676,346	$2,209,402	$2,209,402	$2,258,664

(1)           Mr. Hewitt would have received his base salary through the date of termination.

(2)                                  Amount shown reflects payment under the Seller’s Management Equity Plan assuming Mr. Hewitt would have exercised his right to require FPH to repurchase all vested Series B equity units and Series C equity units at fair market value and all unvested Series B equity units at original cost.

(3)                                  Total amounts shown are in addition to payments Mr. Hewitt would have been entitled to receive under the Seller’s Savings Plan and Deferred Compensation Plan.

Judith M. Lassa

Vice President, Packaging

Benefits	Voluntary Termination With Good Reason(1)	Involuntary Termination Without Cause(1)	For Cause Termination or Voluntary Termination Without Good Reason(1)	Death(1)	Disability(1)	Sale of a Division (as Defined Under the Management Equity Plan)
Base Salary (1 × base salary of $290,000)	$—	$290,000	$—	$—	$—	$—
Insurance—Healthcare, Disability and Accident (12 months)	—	1,211	—	—	—	—
Unused Vacation Time (112 hours)	15,615	15,615	15,615	15,615	15,615	—
MEP Units(2)	536,874	536,874	225,000	693,932	693,932	689,448
TOTAL(3)	$552,489	$843,700	$240,615	$709,547	$709,547	$689,448

(1)           Ms. Lassa would have received her base salary through the date of termination.

(2)                                  Amount shown reflects payment under the Seller’s Management Equity Plan assuming Ms. Lassa would have exercised her right to require FPH to repurchase all vested Series B equity units and Series C equity units at fair market value and all unvested Series B equity units at original cost.

(3)                                  Total amounts shown are in addition to payments Ms. Lassa would have been entitled to receive under the Seller’s Savings Plan and Deferred Compensation Plan.

Robert E. Strenge

Vice President, Newsprint

Benefits	Voluntary Termination With Good Reason(1)	Involuntary Termination Without Cause(1)	For Cause Termination or Voluntary Termination Without Good Reason(1)	Death(1)	Disability(1)	Sale of a Division (as Defined Under the Management Equity Plan)
Base Salary (1 × base salary of $300,000)	$—	$300,000	$—	$—	$—	$—
Insurance—Healthcare, Disability and Accident (12 months)	—	6,899	—	—	—	—
Unused Vacation Time (128 hours)	18,462	18,462	18,462	18,462	18,462	—
MEP Units(2)	579,574	579,574	250,000	748,432	748,432	732,148
TOTAL(3)	$598,036	$904,935	$268,462	$766,894	$766,894	$732,148

(1)           Mr. Strenge would have received his base salary through the date of termination.

(2)                                  Amount shown reflects payment under the Seller’s Management Equity Plan assuming Mr. Strenge would have exercised his right to require FPH to repurchase all vested Series B equity units and Series C equity units at fair market value and all unvested Series B equity units at original cost.

(3)                                  Total amounts shown are in addition to payments Mr. Strenge would have been entitled to receive under the Seller’s Savings Plan.

Supplemental Life Plan

Ms. Lassa and Messrs. Hewitt and Strenge participated in the Seller’s Supplemental Life Plan, which provided them with an insured death benefit during their employment with the Seller. Officers who participated in the plan could purchase a life insurance policy from a designated insurance carrier, with policy premiums to be paid by the Seller as described in the plan. The plan provided the officer with a target death benefit equal to two times his or her base salary while employed at the Seller and a target postretirement death benefit equal to one times his or her final base salary, both of which were less any amount payable under the Seller’s group term life insurance policy.

Compensation of Directors

Effective February 25, 2008, the Company’s directors will receive the following compensation for their board service:

Director Fees (1)
Cash Retainer	$50,000
Equity Grant	$100,000
Initial Year Equity Grant	$50,000
Special Equity Grant (2)	$50,000

Committee Chairs
Audit	$15,000
Compensation	$10,000
Other Committees	$8,000

Non-Chair Committee Membership
Audit	$10,000
Compensation	$8,000
Other Committees	$5,000

Board Chair (3)
Equity	$250,000

(1) Equity portion to be a combination of options and restricted stock grants determined by the compensation committee.

(2) Directors eligible are those with no prior service to the Seller or the Company.

(3) This equity grant is in addition to director fees and committee membership compensation.

Certain Relationships and Related Party Transactions

The description of certain relationships and related party transactions of the Company contained in the section of the Definitive Proxy Statement entitled “Certain Relationships and Related Party Transactions” beginning on page 224, is incorporated herein by reference.

Legal Proceedings

The Company is not currently involved in any material legal proceedings, nor has the Company been involved in any such proceedings that have had or may have a significant effect on the Company.  Furthermore, the Company is not aware of any material legal proceedings pending against it.

Market Price of and Dividend on the Company’s Common Equity and Related Stockholder Matters

Information about the market price, number of stockholders and dividends for the securities of the Company are described in the Definitive Proxy Statement in the section entitled “Market Prices of the Company’s Common Stock” beginning on page 228, which information is incorporated herein by reference.

The closing price per share of the Company’s units, Common Stock and warrants as reported on the American Stock Exchange on February 22, 2008, was $10.06, $8.50 and $2.05, respectively.  Beginning on February 25, 2008, the Company’s Common Stock and warrants began trading on the New York Stock Exchange (the “NYSE”).

Recent Sales of Unregistered Securities

Information regarding recent sales of unregistered securities set forth under Item 3.02 of this Current Report on Form 8-K and in the Company’s Registration Statement on Form S-1 (File No. 333-141398), as amended under the heading “Recent Sales of Unregistered Securities” on page II-4 are incorporated herein by reference.

Description of the Company’s Securities

The following information describes the Company’s capital stock.  This description is only a summary and is qualified in its entirety by reference to the full text of the Company’s amended and restated certificate of incorporation and the Company’s amended bylaws, which are filed as Exhibits 3.1 and 3.2 to this Current Report on Form 8-K, respectively, which information is incorporated herein by reference.  The Company’s securities are also described in the Definitive Proxy Statement, which information is incorporated herein by reference.

Common Stock

Holders of Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of Common Stock do not have cumulative voting rights.  Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of Common Stock are entitled to share in all dividends that the Board, in its discretion, declares from legally available funds.   In the event of the Company’s liquidation, dissolution or winding up, subject to preferences that may be applicable to any then-outstanding preferred stock, each outstanding Common Stock share entitles its holders to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock.

Holders of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.  The rights of holders of Common Stock are subject to any rights that may be fixed for holders of preferred stock.  All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

The Company has authority to issue 1,000,000 shares of preferred stock, par value $.0001 per share.

Indemnification of Directors and Officers

 The Company’s amended and restated certificate of incorporation provides that the Company shall indemnify to the fullest extent permitted under the Delaware General Corporation Law each person who was or is made a party to, or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, by reason of the fact that he is or was a director or officer of the Company or was serving at the request of the Company as a director or officer of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, whether the basis of such proceeding is alleged action in an official capacity as a director, an officer or in any other capacity while so serving.  Further information on the indemnification of directors and officers is set forth in the Definitive Proxy Statement, which information is incorporated herein by reference.

The foregoing is qualified in its entirety by reference to the full text of the amended and restated certificate of incorporation.  The amended and restated certificate of incorporation is filed as Exhibit 3.1 to this Current Report on Form 8-K, which information is incorporated herein by reference.

Financial Statements and Supplementary Data

                Information concerning the financial statements and supplementary data of the Company set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Information concerning a change in the Company’s independent registered public accounting firm set forth under Item 4.01 of this Current Report on Form 8-K is incorporated herein by reference.

Financial Statements and Exhibits

        Information concerning the financial information of the Company set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03                                             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Acquisition Financing

                On February 22, 2008, the Company entered into the following debt financing arrangements (the “Debt Financing”) in connection with the closing of the Acquisition:

•                  a five-year amortizing $250.0 million senior secured Tranche A term loan (the “Tranche A Term Loan Facility”);

•                  a six-year amortizing $475.0 million senior secured Tranche B term loan (the “Tranche B Term Loan Facility”);

•                  a five-year non-amortizing $250.0 million senior secured revolving credit facility (the “Revolving Credit Facility” and collectively with the Tranche A Term Loan Facility and the Tranche B Term Loan Facility, the ‘‘First Lien Facilities’’); and

•                  a seven-year non-amortizing $260.7 million second lien term loan facility (the ‘‘Second Lien Facility’’ and together with the First Lien Facilities, the “Credit Facilities”).

                Goldman Sachs and Lehman Brothers Inc. acted as joint lead arrangers and joint bookrunners; Goldman Sachs acted as syndication agent for both the first lien and the second lien facilities, and as the sole administrative agent with respect to the first lien facilities.  Lehman Brothers, Inc. acted as the sole administrative agent with respect to the second lien facilities.

The Debt Financing is described in Item 2.01, under the section entitled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations — Senior Secured Credit Facilities”, which information is incorporated herein by reference.

Seller Note

                On February 22, 2008, at the closing of the Acquisition, the Seller received the Seller Note as partial consideration for the sale of the Business.  With the exception of the subsidiaries party to the Credit and Guaranty Agreement, dated as of February 22, 2008, by and among Boise Paper Holdings, L.L.C., Aldabra Holding Sub, LLC, the other subsidiaries of the Company party thereto, the lenders and agents party thereto, Goldman Sachs Credit Partners L.P., as joint lead arranger, administrative agent and collateral agent, and Lehman Brothers Inc., as joint lead arranger, each of the Company’s current and future domestic subsidiaries are joint and several obligors under the Seller Note.  In connection with the Seller Note, on February 22, 2008, certain subsidiaries of the Company entered into a Subordinated Guaranty Agreement, guaranteeing the obligations of the Company to the Seller under the Seller Note.

                The Seller Note bears interest at 15.75% per annum (computed on the basis of a 360-day year), payable quarterly (each such quarterly payment date, an “Interest Payment Date”).  Interest will accrue on the Seller Note and be added to the principal amount of the Seller Note on each Interest Payment Date.  The Seller Note matures on August 21, 2015; provided that if such date is more than 181 days after the scheduled maturity date of the indebtedness under the Credit Facilities, then the maturity date shall automatically be deemed to be 181 days after the latest maturity date of any such indebtedness.

                The Company may prepay the Seller Note at any time in whole or in part, without premium or penalty, subject to any restrictions contained in the Company’s senior credit facilities.  The Company must prepay the Seller Note upon the occurrence of the following events: (i) a Change of Control (as defined in the Credit Facilities); (ii) a sale or transfer of 50% or more of the Company’s assets; and (iii) Events of Default as provided in the Seller Note.  The Company must use the proceeds from the sale of equity or debt securities or borrowings to repay the Seller Note, subject to any restrictions contained in the Company’s senior credit facilities.  Any post-closing adjustments to the purchase price in connection with the Acquisition resulting in a payment owed to the Company will be effected by means of a reduction in the principal amount of the Seller Note.

The foregoing description of the Seller Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Seller Note. The Seller Note is filed as Exhibit 10.3 to this Current Report on Form 8-K, which information is incorporated herein by reference.

Item 3.02               Unregistered Sales of Equity Securities.

                Information regarding the issuance of securities in the Acquisition set forth under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

                The issuance of securities in the Acquisition was made in reliance upon an available exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), by reason of Section 4(2) thereof, to persons who are “accredited investors” as defined in Regulation D promulgated under the Securities Act.  The foregoing description of the Acquisition does not purport to be complete and is qualified in its entirety by reference to the sections in the Definitive Proxy Statement entitled “Proposal I—Acquisition Proposal” beginning on page 54 and “The Purchase Agreement” beginning on page 87, which information is incorporated herein by reference.

Item 4.01               Changes in Registrant’s Certifying Accountant.

Previous Independent Registered Public Accounting Firm

On February 22, 2008, the Company dismissed McGladrey & Pullen, LLP (“M&P”) as its independent registered public accounting firm.

The audit reports of M&P on the financial statements of the Company at December 31, 2007, and the results of their operations and their cash flows for the period from February 1, 2007 (date of inception) to December 31, 2007, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

                During the period from January 25, 2008 through the date of this Current Report, there were: (i) no disagreements between the Company and M&P on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of M&P, would have caused M&P to make reference to the subject matter of the disagreement in their report on the Company’s financial statements for the financial year ended December 31, 2007 and (ii) any matter that was subject of any disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

                The Company has given permission to M&P to respond fully to the inquiries of the successor auditors, including concerning the subject matter of any reportable events.

                The Company has provided M&P a copy of the disclosures in this Form 8-K prior to the filing with the SEC and has requested that M&P furnish it with a letter addressed to the SEC stating whether or not M&P agrees with the Company’s statements in this Item 4.01. A copy of the letter, dated February 28, 2008 and furnished by M&P in response to that request, is filed as Exhibit 16.1 to this Current Report on Form 8-K.

New Independent Registered Public Accounting Firm

                As of February 22, 2008, the audit committee of the Board appointed KPMG LLP as its independent registered public accounting firm to audit the Company’s financial statements and internal control over financial reporting for the fiscal year ending December 31, 2008.  KPMG LLP had previously been the Seller’s independent registered public accounting firm.

                From February 1, 2007 (date of inception) through February 22, 2008, the Company has not consulted with KPMG LLP regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the Company, as well as any matters or reportable events described in Items 304(a)(2)(i) or (ii) of Regulation S-K.

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                In connection with the consummation of the Acquisition on February 22, 2008, Jason G. Weiss resigned from his position of Chief Executive Officer and Secretary of the Company; Nathan D. Leight resigned as Chairman of the Board; and Richard H. Rogel resigned as a director of the Company.

In connection with the consummation of the Acquisition and effective as of February 22, 2008, Alexander Toeldte was appointed the Company’s President and Chief Executive Officer (principal executive officer), Robert McNutt was appointed the Company’s Senior Vice President and Chief Financial Officer (principal financial officer) and Sam Cotterell was appointed the Company’s Vice President and Controller (principal accounting officer). Information regarding Messrs. Toeldte, McNutt and Cotterell is set forth under Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

In connection with the consummation of the Acquisition and effective as of February 22, 2008, Carl A, Albert, Zaid F. Alsikafi, Jonathan W. Berger, Jack Goldman, Nathan D. Leight, Thomas S. Souleles, W. Thomas Stephens, Alexander Toeldte and Jason G. Weiss were elected to the Company’s board of directors.  Information regarding the foregoing directors is set forth under Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

In connection with the consummation of the Acquisition and effective as of February 22, 2008, the Company entered into certain compensation arrangements with the following named executive officers: Alexander Toeldte, Robert McNutt, Miles A. Hewitt , Judith M. Lassa and Robert E. Strenge.   Information regarding the compensation arrangements in respect of the foregoing named executive officers is set forth under Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Also in connection with the consummation of the Acquisition on February 22, 2008, and as required by the Purchase Agreement, Boise Paper Holdings, L.L.C. adopted the following executive compensatory plans, which are identical in substance to the Seller’s executive compensatory plans:

Boise Paper Holdings, L.L.C. Deferred Compensation Plan

Under this unfunded plan, officers can irrevocably elect to defer receipt of a portion of their base salary and incentive compensation. The deferred amounts are credited with imputed interest at a rate equal to 130% of Moody’s Composite Average of Yields on Corporate Bonds. Participants can choose to receive their deferred compensation balances in cash in a lump sum or in monthly installments over a specified period of years following their termination from the Company.

Boise Paper Holdings, L.L.C. Supplemental Pension Plan

If an employee is entitled to a greater benefit under the Company’s Salaried Pension Plan formula than the Internal Revenue Code allows for tax-qualified plans, the excess benefits are paid from the Company’s general assets under this plan.

Boise Paper Holdings, L.L.C. Supplemental Early Retirement Plan

Under this plan, an officer of the Company who was an officer of OfficeMax immediately prior to the 2004 Transaction, who is 55 years old or older, has ten or more years of service, has served as an officer for at least five full years and retires before the age of 65 is eligible for benefits under this plan.  Eligible officers receive an early retirement benefit prior to age 65 equal to the benefit calculated under the Company’s Salaried Pension Plan without reduction due to the officer’s early retirement.

Boise Paper Holdings, L.L.C. Supplemental Life Plan

This plan provides officers with an insured death benefit during their employment with the Company.  Officers who participate in the plan can purchase a life insurance policy from a designated insurance carrier, with policy premiums to be paid by the Company as described in the plan. The plan provides the officer with a target death benefit equal to two times his or her base salary while employed with the Company and a target post-retirement death benefit equal to one times his or her final base salary, both of which are less any amount payable under the Company’s group term life insurance policy.

Financial Counseling Program for Officers

Under this program, expenses incurred by eligible officers for covered financial counseling services (e.g. tax preparation, investment and estate planning ) are reimbursed and paid by the Company.  The amount available under the program is a maximum of $5,000 each calendar year. Unused amounts may be carried over from year to year.  Further information regarding the Company’s benefits arrangements is set forth under Item 2.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 5.03               Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amended and Restated Charter

                Immediately following consummation of the Acquisition on February 22, 2008, the Company filed an amended and restated certificate of incorporation that deleted certain provisions related to the operation of the Company as a blank check company prior to the consummation of the Acquisition, and amended certain other provisions therein. The amended and restated certificate of incorporation is described in the Definitive Proxy Statement in the section entitled “Proposal III—Amended and Restated Charter” beginning on page 136, which information is incorporated herein by reference.

The foregoing description of the amended and restated certificate of incorporation does not purport to be complete and is qualified in its entirety by reference to the full text of the amended and restated certificate of incorporation reflecting the foregoing amendments.  The amended and restated certificate of incorporation is filed as Exhibit 3.1 to this Current Report on Form 8-K, which information is incorporated herein by reference.

Amended Bylaws

                The Company also amended its bylaws, effective February 22, 2008.  The amended bylaws modify certain provisions of the bylaws related to the Company ceasing to operate as a blank check company following the consummation of the Acquisition.

                The full text of the amended bylaws is filed as Exhibit 3.2 to this Current Report on Form 8-K, which information is incorporated herein by reference.

Item 5.05                                             Amendment to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

                In connection with the Company’s initial public offering, the Board adopted a code of ethics that applies to all the Company’s executive officers, directors and employees. Immediately following the consummation of the Acquisition on February 22, 2008, the Company adopted a revised code of ethics to reflect the Company’s operations and business and its listing on the NYSE and the listing standards thereof.

                The foregoing summary is qualified in its entirety by reference to the full text of the code of ethics filed as Exhibit 14.1 to this Current Report on Form 8-K, which information is incorporated herein by reference.

FORWARD-LOOKING STATEMENTS

This report includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “estimate,” “prospects,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements in this report include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release.  Such risk factors include, among others: costs associated with running Boise as a stand-alone business after the planned acquisition; the competitive environment in the paper industry of and competitive responses to the proposed acquisition; and other factors listed from time to time in the SEC filings of both the Company and the Seller, including, without limitation, both companies’ annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Item 9.01               Financial Statements and Exhibits.

(a)           Financial Statements

The following financial statements are filed as Exhibit 99.2.

Boise Paper Products Consolidated Financial Statements

Consolidated Statements of Income for the Years Ended December 31, 2007, 2006, and December 31, 2005

Consolidated Balance Sheets as of December 31, 2007 and 2006

Consolidated Statements of Cash Flows for the Years Ended December 31, 2007, 2006, and December 31, 2005

Consolidated Statements of Capital for the Years Ended December 31, 2007, 2006 and December 31, 2005

Notes to Audited Consolidated Financial Statements

Independent Auditors’ Report

(b)           Pro Forma Financial Information

The following pro forma financial statements are filed as Exhibit 99.3.

Unaudited Pro Forma Condensed Consolidated Statements of Income for the Year Ended December 31, 2007

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2007

Notes to Unaudited Pro Forma Consolidated Financial Statements

(d)           Exhibits

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Boise Inc.
3.2	Amended Bylaws of Boise Inc.
4.1	Investor Rights Agreement, dated February 22, 2008, by and between the Company, Boise Cascade, L.L.C., Boise Cascade Holdings, L.L.C., and the other shareholders party thereto
10.1

Amended and Restated Paper Purchase Agreement dated April 28, 2004, between Boise White Paper, L.L.C., and Boise Cascade Corporation (now OfficeMax Incorporated), together with the Assignment Assumption and Consent Agreement dated October 29, 2004, between Boise Cascade Corporation (now OfficeMax Incorporated), Boise White Paper, L.L.C., OfficeMax Contract, Inc., and OfficeMax North America, Inc.*

10.2

Amendment No.2 to Purchase and Sale Agreement, dated February 22, 2008, by and among Boise Cascade, L.L.C., Boise Paper Holdings, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise White Paper, L.L.C., Boise Cascade Transportation Holdings Corp., the Company and Aldabra Sub LLC

10.3	Seller Note payable to Boise Cascade, L.L.C. in aggregate principal amount of $41.0 million issued by the Company., and each Subsidiary Obligor party thereto, dated as of February 22, 2008
10.4	2008 Boise Inc. Incentive and Performance Plan (see the Company’s Definitive Proxy Statement on Schedule 14A, Commission File No. 001-33541, filed with the SEC on January 23, 2008)**
10.5

Credit and Guaranty Agreement, dated February 22, 2008, by and among Aldabra Sub LLC, certain subsidiaries of Aldabra Sub LLC, the various lenders party thereto, Goldman Sachs Credit Partners L.P., as joint lead arranger, joint bookrunner, administrative agent and syndication agent, and Lehman Brothers Inc., as joint lead arranger, joint bookrunner and documentation agent

10.6

Second Lien Credit and Guaranty Agreement, dated February 22, 2008, by and among Aldabra Sub LLC, Aldabra Holding Sub LLC, certain subsidiaries of Aldabra Holding Sub LLC, the various lenders party thereto, Lehman Commercial Paper Inc., as administrative agent and collateral agent, Goldman Sachs Credit Partners L.P., as joint lead arranger, joint bookrunner and syndication agent, and Lehman Brothers Inc. as joint lead arranger, joint bookrunner and documentation agent

10.7

Pledge and Security Agreement (First Lien), dated February 22, 2008, by and among Aldabra Holding Sub LLC, Aldabra Sub LLC, certain subsidiaries of Aldabra Sub LLC and Goldman Sachs Credit Partners L.P., as collateral agent for the secured parties

10.8

Pledge and Security Agreement (Second Lien), dated February 22, 2008, by and among Aldabra Holding Sub LLC, Aldabra Sub LLC, certain subsidiaries of Aldabra Sub LLC and Lehman Commercial Paper Inc., as collateral agent for the secured parties

10.9

Trademark Security Agreement (First Lien), dated February 22, 2008, by and among Aldabra Sub LLC, Aldabra Holding Sub LLC, certain subsidiaries of Aldabra Sub LLC and Goldman Sachs Credit Partners L.P., as collateral agent for the secured parties

10.10

Trademark Security Agreement (Second Lien), dated February 22, 2008, by and among Aldabra Sub LLC, Aldabra Holding Sub LLC, certain subsidiaries of Aldabra Sub LLC and Lehman Commercial Paper Inc., as collateral agent for the secured parties

10.11

Patent Security Agreement (First Lien), dated February 22, 2008, by and among Aldabra Sub LLC, Aldabra Holding Sub LLC, certain subsidiaries of Aldabra Sub LLC and Goldman Sachs Credit Partners L.P., as collateral agent for the secured parties

10.12

Patent Security Agreement (Second Lien), dated February 22, 2008, by and among Aldabra Sub LLC, Aldabra Holding Sub LLC, certain subsidiaries of Aldabra Sub LLC and Lehman Commercial Paper Inc., as collateral agent for the secured parties

10.13	Tranche A Term Loan Note, dated February 22, 2008, by Boise Paper Holdings, L.L.C. in favor of The Bank of Nova Scotia in the amount of $12,500,000
10.14	Tranche A Term Loan Note, dated February 22, 2008, by Boise Paper Holdings, L.L.C. in favor of RZB Finance LLC in the amount of $2,500,000
10.15	Revolving Loan Note, dated February 22, 2008, by Boise Paper Holdings, L.L.C. in favor of The Bank of Nova Scotia in the amount of $12,500,000
10.16	Revolving Loan Note, dated February 22, 2008, by Boise Paper Holdings, L.L.C. in favor of RZB Finance LLC in the amount of $2,500,000
10.17	Outsourcing Agreement, dated February 22, 2008, by and between Boise Cascade, L.L.C. and the Company
10.18	Intellectual Property License Agreement, dated February 22, 2008, by and between Boise Cascade, L.L.C. and the Company
10.19	Boise Inc. Form of Officer Severance Agreement
10.20	Letter of Employment, dated February 6, 2008, by and between Alexander Toeldte and Boise Cascade, L.L.C.
14.1	Code of Ethics of Boise Inc.
16.1	Letter regarding change in certifying accountant from McGladrey & Pullen, LLP
99.1	Press Release of Aldabra 2 Acquisition Corp., dated February 22, 2008
99.2	Boise Paper Products Consolidated Financial Statements
99.3	Unaudited Pro Forma Condensed Financial Statements

*                                               Confidential information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 under the Securities Exchange Act of 1934.

**                                        This document is incorporated herein by reference as an exhibit hereto. Following the description of this exhibit is a reference to the document as it appeared in a specified report previously filed with the SEC, to which there have been no amendments or changes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE INC.

By:	/s/ Alexander Toeldte
Name:	Alexander Toeldte
Title:	President and Chief Executive Officer

Date:  February 28, 2008

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Boise Inc.
3.2	Amended Bylaws of Boise Inc.
4.1	Investor Rights Agreement, dated February 22, 2008, by and between the Company, Boise Cascade, L.L.C., Boise Cascade Holdings, L.L.C., and the other shareholders party thereto
10.1

Amended and Restated Paper Purchase Agreement dated April 28, 2004, between Boise White Paper, L.L.C., and Boise Cascade Corporation (now OfficeMax Incorporated), together with the Assignment Assumption and Consent Agreement dated October 29, 2004, between Boise Cascade Corporation (now OfficeMax Incorporated), Boise White Paper, L.L.C., OfficeMax Contract, Inc., and OfficeMax North America, Inc.*

10.2

Amendment No.2 to Purchase and Sale Agreement, dated February 22, 2008, by and among Boise Cascade, L.L.C., Boise Paper Holdings, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise White Paper, L.L.C., Boise Cascade Transportation Holdings Corp., the Company and Aldabra Sub LLC

10.3	Seller Note payable to Boise Cascade, L.L.C. in aggregate principal amount of $41.0 million issued by the Company., and each Subsidiary Obligor party thereto, dated as of February 22, 2008
10.4	2008 Boise Inc. Incentive and Performance Plan (see the Company’s Definitive Proxy Statement on Schedule 14A, Commission File No. 001-33541, filed with the SEC on January 23, 2008)**
10.5

Credit and Guaranty Agreement, dated February 22, 2008, by and among Aldabra Sub LLC, certain subsidiaries of Aldabra Sub LLC, the various lenders party thereto, Goldman Sachs Credit Partners L.P., as joint lead arranger, joint bookrunner, administrative agent and syndication agent, and Lehman Brothers Inc., as joint lead arranger, joint bookrunner and documentation agent

10.6

Second Lien Credit and Guaranty Agreement, dated February 22, 2008, by and among Aldabra Sub LLC, Aldabra Holding Sub LLC, certain subsidiaries of Aldabra Holding Sub LLC, the various lenders party thereto, Lehman Commercial Paper Inc., as administrative agent and collateral agent, Goldman Sachs Credit Partners L.P., as joint lead arranger, joint bookrunner and syndication agent, and Lehman Brothers Inc. as joint lead arranger, joint bookrunner and documentation agent

10.7

Pledge and Security Agreement (First Lien), dated February 22, 2008, by and among Aldabra Holding Sub LLC, Aldabra Sub LLC, certain subsidiaries of Aldabra Sub LLC and Goldman Sachs Credit Partners L.P., as collateral agent for the secured parties

10.8

Pledge and Security Agreement (Second Lien), dated February 22, 2008, by and among Aldabra Holding Sub LLC, Aldabra Sub LLC, certain subsidiaries of Aldabra Sub LLC and Lehman Commercial Paper Inc., as collateral agent for the secured parties

10.9

Trademark Security Agreement (First Lien), dated February 22, 2008, by and among Aldabra Sub LLC, Aldabra Holding Sub LLC, certain subsidiaries of Aldabra Sub LLC and Goldman Sachs Credit Partners L.P., as collateral agent for the secured parties

10.10

Trademark Security Agreement (Second Lien), dated February 22, 2008, by and among Aldabra Sub LLC, Aldabra Holding Sub LLC, certain subsidiaries of Aldabra Sub LLC and Lehman Commercial Paper Inc., as collateral agent for the secured parties

10.11

Patent Security Agreement (First Lien), dated February 22, 2008, by and among Aldabra Sub LLC, Aldabra Holding Sub LLC, certain subsidiaries of Aldabra Sub LLC and Goldman Sachs Credit Partners L.P., as collateral agent for the secured parties

10.12

Patent Security Agreement (Second Lien), dated February 22, 2008, by and among Aldabra Sub LLC, Aldabra Holding Sub LLC, certain subsidiaries of Aldabra Sub LLC and Lehman Commercial Paper Inc., as collateral agent for the secured parties

10.13	Tranche A Term Loan Note, dated February 22, 2008, by Boise Paper Holdings, L.L.C. in favor of The Bank of Nova Scotia in the amount of $12,500,000
10.14	Tranche A Term Loan Note, dated February 22, 2008, by Boise Paper Holdings, L.L.C. in favor of RZB Finance LLC in the amount of $2,500,000
10.15	Revolving Loan Note, dated February 22, 2008, by Boise Paper Holdings, L.L.C. in favor of The Bank of Nova Scotia in the amount of $12,500,000
10.16	Revolving Loan Note, dated February 22, 2008, by Boise Paper Holdings, L.L.C. in favor of RZB Finance LLC in the amount of $2,500,000
10.17	Outsourcing Agreement, dated February 22, 2008, by and between Boise Cascade, L.L.C. and the Company
10.18	Intellectual Property License Agreement, dated February 22, 2008, by and between Boise Cascade, L.L.C. and the Company
10.19	Boise Inc. Form of Officer Severance Agreement
10.20	Letter of Employment, dated February 6, 2008, by and between Alexander Toeldte and Boise Cascade, L.L.C.
14.1	Code of Ethics of Boise Inc.
16.1	Letter regarding change in certifying accountant from McGladrey & Pullen, LLP
99.1	Press Release of Aldabra 2 Acquisition Corp., dated February 22, 2008
99.2	Boise Paper Products Consolidated Financial Statements
99.3	Unaudited Pro Forma Condensed Financial Statements

*                                               Confidential information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 under the Securities Exchange Act of 1934.

**                                        This document is incorporated herein by reference as an exhibit hereto. Following the description of this exhibit is a reference to the document as it appeared in a specified report previously filed with the SEC, to which there have been no amendments or changes.